UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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Gen-Probe Incorporated

(Name of Registrant as Specified in Its Charter)

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10210 Genetic Center Drive

San Diego, California 92121

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Gen-Probe Incorporated (the “Company”) on Thursday, May 17, 2012 at our corporate headquarters, located at 10210 Genetic Center Drive, San Diego, California 92121. The Annual Meeting will begin at 10:00 a.m., at which time we will ask you to vote on the following five proposals: Proposal 1: Election of two directors to hold office until the Company’s 2015 Annual Meeting of Stockholders; Proposal 2: Amendment and restatement of the Gen-Probe Incorporated Employee Stock Purchase Plan; Proposal 3: Approval of the Gen-Probe Incorporated 2012 Executive Bonus Plan; Proposal 4: Advisory vote on executive compensation; and Proposal 5: Ratification of the Company’s independent registered public accounting firm. Following the Annual Meeting, we will report on the Company’s business.

We are pleased to once again be in a position to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that the e-proxy process we have utilized in recent years has expedited stockholders’ receipt of proxy materials and lowered the costs and reduced the environmental impact of our annual meetings of stockholders. On or about April 5, 2012, we mailed to many stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report and vote online. Stockholders who have previously requested paper copies of our proxy materials will receive these materials in the mail rather than the Notice. The proxy statement contains instructions on how you may (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet in future years, if you received them by mail this year.

Whether or not you plan to attend the Annual Meeting, your vote is important and we encourage you to vote promptly. You may vote your shares in a variety of ways: over the Internet; via a toll-free telephone number; by completing, signing and returning a proxy card in the envelope provided; or by attending the Annual Meeting. Instructions regarding all methods of voting are contained in the proxy statement.

Your vote is very important to us. The items of business to be considered at the Annual Meeting are more fully described in the accompanying proxy statement. Please review the proxy materials and vote today.

Sincerely,

CARL W. HULL

Chairman and Chief Executive Officer

10210 Genetic Center Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 17, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Gen-Probe Incorporated, a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, May 17, 2012 at 10:00 a.m. local time at the corporate headquarters of the Company, located at 10210 Genetic Center Drive, San Diego, California 92121, for the following purposes:

1.  To elect the two nominees for director named herein to hold office until the Company’s 2015 Annual Meeting of Stockholders;

2.  To approve the amendment and restatement of the Gen-Probe Incorporated Employee Stock Purchase Plan as described herein;

3.  To approve the Gen-Probe Incorporated 2012 Executive Bonus Plan;

4.  To approve, on an advisory basis, the compensation of the Company’s named executive officers;

5.  To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2012; and

6.  To conduct any other business properly brought before the meeting.

These items of business are more fully described in the accompanying proxy statement.

The record date for the Annual Meeting is March 23, 2012. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any postponement or adjournment thereof.

By Order of the Board of Directors:

Sincerely,

CARL W. HULL

Chairman and Chief Executive Officer

San Diego, California

April 5, 2012

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the Internet or by telephone as instructed in these materials, or complete, date, sign and return the enclosed proxy if you received a proxy card by mail, as promptly as possible in order to ensure your representation at the Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials, please follow the instructions in the Notice to vote your shares on the Internet. If you received these proxy materials and a proxy card by mail, a return envelope (which is postage prepaid if mailed within the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

GEN-PROBE INCORPORATED

10210 Genetic Center Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

May 17, 2012

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING PROCEDURES

Why am I receiving these materials?

The Board of Directors of Gen-Probe Incorporated (the “Company” or “Gen-Probe”) has made these proxy materials available to you on the Internet or has delivered printed versions of these materials to you by mail, because the Board of Directors (sometimes referred to herein as the “Board”) is soliciting your proxy to vote at the Company’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares.

Why did I receive a brief notice in the mail regarding the Internet availability of proxy materials rather than a printed proxy statement and annual report?

On or about April 5, 2012, we intend to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record entitled to vote at the Annual Meeting, except for stockholders who have previously requested a printed copy of this proxy statement, our annual report and a proxy card. Stockholders who have previously requested printed copies of our proxy materials will receive a printed set of those documents in the mail rather than the Notice.

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. Accordingly, we are sending the Notice by mail to our stockholders of record containing instructions on how to access our proxy materials and vote by proxy on the Internet. To vote your shares on the Internet, please follow the instructions contained in the Notice. All stockholders have the ability to access the proxy materials on a website referred to in the Notice or request the delivery of a printed set of proxy materials. If you received the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 23, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were 45,327,355 shares of our common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on March 23, 2012, your shares were registered directly in your name with Computershare, our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the Internet or over the telephone, or complete, sign and return a proxy card as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on March 23, 2012, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals am I voting on?

There are five matters scheduled for a vote at the Annual Meeting:

•	the election of two nominees for director named herein to hold office until the Company’s 2015 Annual Meeting of Stockholders (“Proposal 1 (Election of Directors)”);

•	the amendment and restatement of the Gen-Probe Incorporated Employee Stock Purchase Plan (the “ESPP”) as described herein (“Proposal 2 (ESPP Amendment)”);

•	the approval of the Gen-Probe Incorporated 2012 Executive Bonus Plan (“Proposal 3 (Approval of 2012 Executive Plan)”);

•	the approval, on an advisory basis, of the compensation of our named executive officers (“NEOs”) as disclosed herein (“Proposal 4 (2011 Say on Pay)”); and

•

the ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2012 (“Proposal 5 (Ratification of Independent Accounting Firm)”).

How do I vote?

You may either vote “For” all nominees for director or you may “Withhold” your vote for any nominee you specify. For each of the other matters subject to a vote at the Annual Meeting, you may vote “For” or “Against” or abstain from voting. The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy on the Internet or vote by proxy using a proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote over the telephone, dial 1-800-690-6903 (toll-free for those calling from the United States, Canada and Puerto Rico only) using a touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number from the Notice or the proxy card mailed to you. Your vote must be received by 11:59 p.m. Eastern Time on May 16, 2012 to be counted.

•

To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice or the proxy card mailed to you. Your vote must be received by 11:59 p.m. Eastern Time on May 16, 2012 to be counted.

•

To vote using a proxy card, simply complete, sign and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. If you received a Notice and would like to request a proxy card by mail, please follow the instructions contained in the Notice.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive the Notice, or a proxy card and voting instructions with these proxy materials, from that organization rather than from Gen-Probe. Simply follow the instructions in the Notice to vote on the Internet or, if you received a proxy card by mail, complete, sign and return the proxy card, to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included in the Notice or with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide telephone and Internet proxy voting to allow you to vote your shares telephonically and on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as usage charges from telephone companies and Internet access providers.

How many votes do I have?

On each matter subject to a vote at the Annual Meeting, you have one vote for each share of Gen-Probe common stock you owned as of March 23, 2012.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director under Proposal 1 (Election of Directors), “For” Proposal 2 (ESPP Amendment), “For” Proposal 3 (Approval of 2012 Executive Plan), “For” Proposal 4 (2011 Say on Pay), and “For” Proposal 5 (Ratification of Independent Accounting Firm). If any other matters are properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Gen-Probe will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The solicitation of proxies may also be supplemented through the use of a proxy solicitation firm. If used, our proxy solicitation firm will receive a customary fee, which we estimate to be approximately $10,000, plus out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions in each Notice, or complete, sign and return each proxy card, to ensure that all of your shares are voted.

Can I revoke or change my vote after submitting my proxy?

Yes. You can revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote in any one of four ways:

•	you may submit another properly completed proxy card with a later date;

•	you may vote again by telephone or over the Internet at a later time;

•	you may send a written notice that you are revoking your proxy to Gen-Probe’s Corporate Secretary at 10210 Genetic Center Drive, San Diego, California 92121; or

•	you may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy or change your vote.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 6, 2012 to Gen-Probe’s Corporate Secretary at 10210 Genetic Center Drive, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, then, pursuant to our Amended and Restated Bylaws, you must do so no earlier than January 17, 2013 and no later than February 16, 2013. Please also review our Amended and Restated Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting.

For Proposal 1 (Election of Directors), the inspector of election will separately count “For” and “Withhold” votes and broker non-votes. For all other proposals, the inspector of election will separately count “For” and “Against” votes, abstentions and broker non-votes.

Abstentions will be counted for determining whether a quorum of stockholders is present at the Annual Meeting. Except with respect to Proposal 1 (Election of Directors), abstentions will be counted towards the vote total for each proposal and have the same effect as “Against” votes. With respect to Proposal 1 (Election of Directors), abstentions will have no effect and will not be counted towards the vote total.

Broker non-votes will be counted as present for determining whether a quorum of stockholders is present at the Annual Meeting, but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), which apply to its membership brokerage firms, “non-routine” matters are generally those involving a proxy contest, matters that may substantially affect the rights or privileges of stockholders, such as mergers and certain equity plan matters, stockholder proposals, the election of directors and proposals related to executive compensation. As a result, the only “routine” proposal submitted to our stockholders for a vote at the Annual Meeting is Proposal 5 (Ratification of Independent Accounting Firm). Under Delaware law, a broker non-vote is counted as present for quorum purposes, but is not counted as a vote on the specified matter. Therefore, we strongly encourage our stockholders to vote their shares.

How many votes are needed to approve each proposal?

•

For Proposal 1 (Election of Directors), any director nominee receiving the majority of votes cast in person or by proxy (i.e., the number of shares voted “For” a director must exceed 50% of the number of votes cast in person or by proxy with respect to that director’s election) will be elected as a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the two nominees receiving the most “For” votes among votes properly cast in person or by proxy will be elected. Only “For” and “Withhold” votes will affect the outcome. Abstentions and broker non-votes will have no effect.

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To be approved, Proposal 2 (ESPP Amendment) must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal 3 (Approval of 2012 Executive Plan) must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal 4 (2011 Say on Pay) must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal 5 (Ratification of Independent Accounting Firm) must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares on the record date are present at the Annual Meeting in person or represented by proxy. On March 23, 2012, the record date, there were 45,327,355 shares outstanding and entitled to vote. Thus, the holders of 22,663,678 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the voting results of the Annual Meeting?

Preliminary voting results (or final voting results if then available) will be announced at the Annual Meeting and disclosed by the Company on a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting. If final results are not available within four business days of the Annual Meeting, they will be disclosed by the Company in an amended Current Report on Form 8-K filed with the SEC within four business days of the certification of the final voting results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board presently has eight members and is divided into three classes. Brian McNamee, M.B.B.S did not stand for re-election at the Company’s 2011 Annual Meeting of Stockholders. In addition, Henry L. Nordhoff retired from the Board as of December 31, 2011 and Mr. Hull was unanimously elected by the Board to succeed Mr. Nordhoff as Chairman of the Board effective January 1, 2012.

There are two directors in the class whose term of office expires at the Annual Meeting: John W. Brown and John C. Martin, Ph.D. Mr. Brown and Dr. Martin were each previously elected to the Board by the Company’s stockholders, most recently at the Company’s 2009 Annual Meeting of Stockholders. If elected at the Annual Meeting, each of Mr. Brown and Dr. Martin would serve until the Company’s 2015 Annual Meeting of Stockholders and until his successor is elected and qualified, or, if sooner, until his death, resignation or removal. It is our policy to encourage our directors and nominees for director to attend our annual meetings of stockholders. Eight of our nine directors then in office attended our 2011 Annual Meeting of Stockholders, including all of the nominees for election as a director at the Annual Meeting.

For the election of directors, any director receiving the majority of votes cast (i.e., the number of shares voted “For” a director must exceed 50% of the number of votes cast in person or by proxy with respect to that director’s election) will be elected as a director, provided that if the number of nominees for director exceeds the number of directors to be elected (a “contested election”), directors are elected by a plurality of the votes properly cast in person or by proxy. Abstentions and broker non-votes will not be counted towards the vote total for Proposal 1 (Election of Directors).

The Company’s Amended and Restated Bylaws require an incumbent director who fails to receive the affirmative vote of a majority of the votes cast in an uncontested election at a meeting of stockholders to promptly submit his or her resignation, with such resignation to be considered by the members of the Nominating and Corporate Governance Committee of the Board. Under Delaware law, an incumbent director who fails to receive the required votes “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. A director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board’s decision with respect to his or her resignation. If the incumbent director’s resignation is not accepted by the Board, the director will continue to serve until the end of his or her term of office and until his or her successor is elected and qualified, or his or her earlier death, resignation or removal. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy.

Vacancies on the Board, including by reason of an increase in the number of directors, may be filled only by the affirmative vote of our directors then in office. Directors elected to fill vacancies hold office until the end of the term of the director that he or she replaced or until their successor is duly elected or qualified. Because the Board believes it is important to provide our stockholders with an opportunity to consider the Board’s election of any new director, in accordance with our Corporate Governance Guidelines the Board will submit Board elections of a director to our stockholders for ratification at the next regularly scheduled annual meeting of stockholders. If the election is ratified by our stockholders, the elected Board member will continue to serve the remaining term of the class of directors to which he or she was elected by the Board. If the election is not ratified by our stockholders, the Board member will be expected to promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days of the date of the annual meeting at which the election was submitted for ratification.

The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation. If the director’s resignation is rejected by the Board, the director will continue to serve the remaining term of the class of directors to which he or she was elected by the Board.

Shares represented by proxies will be voted, if authority to do so is not withheld, for the election of both nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of any substitute nominee proposed by our Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Set forth below is a brief biography of each nominee for director and each director whose term of office will continue after the Annual Meeting, as well as a description of the particular experience, qualifications, attributes and/or skills that led the Board to conclude that each director should serve as a member of the Board.

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2015 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
John W. Brown	77	Director
John C. Martin, Ph.D.	60	Director

John W. Brown, has served as a director of the Company since December 2005. Mr. Brown previously served as President and Chief Executive Officer (“CEO”) of Stryker Corporation (“Stryker”), a worldwide leader in orthopedic medical devices, from 1977 until 2004, and Chairman of the Board of Stryker from 1980 through 2009. Mr. Brown currently serves as Chairman Emeritus of Stryker. Mr. Brown has also served as a director of St. Jude Medical, Inc. since August 2005. Mr. Brown received a bachelor’s degree in chemical engineering from Auburn University. The Board believes Mr. Brown’s formal education, business success and demonstrated leadership throughout his career, including his over 25-year tenure as the Chairman and CEO of Stryker, a Fortune 400 company and member of the S&P 500 that achieved this status under Mr. Brown’s leadership, provide Mr. Brown with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

John C. Martin, Ph.D., has served as a director of the Company since September 2007. Dr. Martin has served as Chairman of the board of directors of Gilead Sciences, Inc. (“Gilead”) since May 2008, and has served as President and CEO and as a member of Gilead’s board of directors since 1996. Prior to joining Gilead in 1990, Dr. Martin held several leadership positions in the antiviral chemistry division at Bristol-Myers Squibb Company and served for six years with Syntex Corporation, from 1978 until 1984. Dr. Martin is a member of the board of trustees of the University of Southern California, a member of the board of directors of the California Healthcare Institute, and previously served as a member of the Presidential Advisory Council on HIV/AIDS. Dr. Martin received a Ph.D. in organic chemistry from the University of Chicago and an M.B.A. in marketing from Golden Gate University. The Board believes Dr. Martin’s formal education, scientific expertise, business success, including his over 15-year tenure as President and CEO of Gilead, a Fortune 300 company and member of the S&P 500 that achieved this status under Dr. Martin’s leadership, provide Dr. Martin with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Our Board of Directors unanimously recommends a vote “FOR” each named nominee.

Directors Continuing in Office until the

2013 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Carl W. Hull	54	Chairman and CEO
Armin M. Kessler	74	Director
Lucy Shapiro, Ph.D.	71	Director

Carl W. Hull, has served as a director of the Company since May 2009 and as Chairman of the Board since January 2012. Mr. Hull joined the Company in February 2007 as Executive Vice President and Chief Operating Officer and was appointed President in March 2008. Mr. Hull was appointed as the Company’s CEO and elected as a director in May 2009, and was unanimously elected by the Board to succeed Henry Nordhoff as the Company’s Chairman effective January 1, 2012. Prior to joining the Company, Mr. Hull served as Vice President & General Manager of the SDS/Arrays Business Unit of Applied Biosystems Inc. (“Applied Biosystems”) from January 2005 to January 2007. Prior to joining Applied Biosystems, Mr. Hull held a number of positions with Applied Imaging Corp., most recently serving as its CEO from January 2001 to December 2004 and as a member of its board of directors from 2000 to 2007. Mr. Hull currently serves as Chairman of the board of directors of the California Healthcare Institute and as a member of the board of directors of AdvaMedDx, a division of the Advanced Medical Technology Association. Mr. Hull received a B.A. in political science and international relations from Johns Hopkins University and an M.B.A. from the University of Chicago. The Board believes that Mr. Hull’s formal education, his position as CEO of the Company, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership over the course of his successful career provide Mr. Hull with the appropriate attributes to lead the Board and enable him to make valuable contributions to the Board and to the Company.

Armin M. Kessler, has served as a director of the Company since November 2002. Mr. Kessler served as Chief Operating Officer of Hoffman-La Roche in Basel, Switzerland from 1990 to 1995. Prior to being appointed Chief Operating Officer, Mr. Kessler held several senior positions at Hoffman-La Roche, including head of the diagnostics and pharmaceutical divisions of the organization. Earlier positions in his career included Director of Pharmaceutical Marketing Worldwide for Novartis AG (formerly Sandoz Ltd.) and President of Sandoz KK in Tokyo. Mr. Kessler currently serves on the board of directors of two other public companies, Actelion Pharmaceuticals Ltd., a Swiss publicly traded company, and The Medicines Company, and one private company, MedGenesis Therapeutix, Inc. Mr. Kessler has also served on the boards of Hoffman-La Roche, Syntex Chemicals Inc., PRA International, Inc., Spectrum Pharmaceuticals, Inc., Genentech, Inc. and CroMedica International, Inc. Mr. Kessler received a degree in physics and chemistry from Pretoria University in South Africa, a degree in chemical engineering from the University of Cape Town, South Africa, a J.D. from Seton Hall University, and a Dr.h.c. in business administration from the University of Pretoria. The Board believes that Mr. Kessler’s formal education, international business success and demonstrated leadership, including while serving as the former Chief Operating Officer of Hoffman-La Roche, and his current and former participation on numerous public company boards of directors, provide Mr. Kessler with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Lucy Shapiro, Ph.D., has served as a director of the Company since May 2008. Dr. Shapiro currently serves as the Virginia and D.K. Ludwig Professor of Cancer Research and the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University’s School of Medicine, where she has served as a faculty member since 1989. Dr. Shapiro is a co-founder and director of Anacor Pharmaceuticals, Inc. From 1989 to 1997, Dr. Shapiro was the founding Chair of Stanford University’s Department of Developmental Biology. From 1986 to 1989, Dr. Shapiro served as Chair of the Department of Microbiology in the College of Physicians and Surgeons of Columbia University. Dr. Shapiro has been elected to the National Academy of Sciences, the American Academy of Microbiology, the American Academy of Arts and Sciences and the Institute of Medicine of the National Academy of Sciences for her work in the fields of molecular biology and microbiology. Dr. Shapiro was elected to the American Philosophical Society and received the Selman A. Waksman Award from the National Academy of Sciences in 2005, the Canada Gairdner International Award in 2009, the John Scott Award in 2009 and the Abbott-ASM Lifetime Achievement Award in 2010. Dr. Shapiro previously served as a non-executive director of GlaxoSmithKline plc from 2001 to 2006. Dr. Shapiro received a B.A. from Brooklyn College and a Ph.D. in Molecular Biology from the Albert Einstein College of Medicine. The Board believes Dr. Shapiro’s formal education, significant expertise in the biotechnology industry, professional accomplishments and her former membership on the board of directors of GlaxoSmithKline provide Dr. Shapiro with the appropriate attributes to serve on the Board and enable her to make valuable contributions to the Board and to the Company.

Directors Continuing in Office until the

2014 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Phillip M. Schneider	56	Director
Abraham D. Sofaer	73	Director
Patrick J. Sullivan	60	Director

Phillip M. Schneider, has served as a director of the Company since November 2002. Mr. Schneider is the former Chief Financial Officer of IDEC Pharmaceuticals Corporation (now Biogen IDEC Inc.) (“IDEC”). During his 15-year tenure at IDEC, Mr. Schneider served as Senior Vice President and Chief Financial Officer where he played an integral role in the company’s growth. Prior to his association with IDEC, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation and was previously with KPMG, LLP. Mr. Schneider is a member of the board of directors of Arena Pharmaceuticals, Inc. Mr. Schneider previously served on the board of directors of CancerVax Corporation from September 2003 until its merger with Micromet AG in May 2006, and, subsequently, Mr. Schneider served on the board of directors of the combined company, Micromet, Inc., until November 2007. Mr. Schneider received an M.B.A. from the University of Southern California and a B.S. in biochemistry from the University of California at Davis. The Board believes Mr. Schneider’s formal education, financial and accounting expertise, business success, including while serving as the former Chief Financial Officer of IDEC, and his current and former membership on other public company boards of directors provide Mr. Schneider with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Abraham D. Sofaer, has served as a director of the Company since August 2002. Since 1994, Mr. Sofaer has been the George P. Shultz Distinguished Scholar and Senior Fellow, The Hoover Institution, at Stanford University. Mr. Sofaer previously served as a United States District Judge for the Southern District of New York, as the Legal Adviser for the United States Department of State, as a Professor at Columbia University School of Law, and as a partner in the New York law firm of Hughes, Hubbard & Reed. Mr. Sofaer is a member of the board of directors of one other public company, Rambus, Inc., and a number of private companies and non-profit institutions. Mr. Sofaer previously served on the board of directors of Neurobiological Technologies, Inc. from April 1997 to November 2009. Mr. Sofaer received a B.A. in history from Yeshiva College and an L.L.B. from New York University School of Law. Mr. Sofaer has had extensive litigation experience as a federal prosecutor and judge, in private practice, and currently as an arbitrator serving under the rules of several arbitration companies. Mr. Sofaer’s charitable activities include service for many years as Chairman and now Vice-Chairman of the board of directors of the National Jazz Museum in Harlem. Mr. Sofaer also serves on the board of directors of the Koret Foundation and as Chairman of the Koret Israel Economic Development Fund. The Board believes Mr. Sofaer’s formal education, legal expertise, judicial experience, demonstrated professional success in the business and academic sectors, and his current and former membership on other public company boards of directors provide Mr. Sofaer with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Patrick J. Sullivan, has served as a director of the Company since September 2010. Mr. Sullivan joined Cytyc Corporation (“Cytyc”) in 1991 as Vice President, Sales and Marketing. Mr. Sullivan became President, CEO and a director of Cytyc in 1994, and became Chairman of Cytyc’s board of directors in 2002. Mr. Sullivan remained Cytyc’s Chairman, President and CEO until its merger with Hologic, Inc. in 2007. Following the merger, Mr. Sullivan served as Executive Chairman of Hologic, Inc. until May 2008. Mr. Sullivan now leads Constitution Medical Investors, Inc., a Boston-based private investment firm in partnership with Warburg Pincus LLC, and is also a member of the board of directors of PerkinElmer, Inc. Mr. Sullivan graduated with distinction from the U.S. Naval Academy and earned an M.B.A., also with distinction, from Harvard University. The Board believes Mr. Sullivan’s formal education, business success and demonstrated leadership, including his approximately 13-year tenure as President and CEO of Cytyc during which Cytyc experienced significant growth, as well as his current membership on the board of directors of PerkinElmer, Inc., provide Mr. Sullivan with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The NASDAQ Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after a review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively determined that the following directors are independent directors within the meaning of applicable Nasdaq listing standards: John W. Brown, Armin M. Kessler, John C. Martin, Ph.D., Phillip M. Schneider, Lucy Shapiro, Ph.D., Abraham D. Sofaer and Patrick J. Sullivan. In making these determinations, the Board found that none of our directors other than Carl W. Hull has a material or other disqualifying relationship with the Company. Mr. Hull is precluded from being classified as an independent director by virtue of his current employment as the Company’s CEO.

In addition, prior to his decision not to stand for re-election at the Company’s 2011 Annual Meeting of Stockholders, the Board affirmatively determined that Dr. McNamee was an independent director within the meaning of the applicable Nasdaq listing standards. The Board also determined that, prior to his retirement from the Board at the end of 2011, Mr. Nordhoff was precluded from being classified as an independent director by virtue of his former employment as the Company’s CEO until his retirement from that position in May 2009.

Meetings of the Board of Directors

The Board met ten times during 2011. All directors attended at least 75% or more of the aggregate of the meetings of the Board and of the Board committees on which they served, held during the period for which they were directors or committee members, other than Dr. McNamee. Dr. McNamee was unable to attend at least 75% of such meetings prior to the expiration of his term as a director at the Company’s 2011 Annual Meeting of Stockholders. In addition, during 2011 the Company’s independent directors met in regularly scheduled executive sessions at which only independent directors were present, consistent with applicable Nasdaq listing standards. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Gen-Probe Incorporated, Attention: Corporate Secretary, 10210 Genetic Center Drive, San Diego, California 92121.

Board Leadership Structure and Role in Risk Oversight

Leadership Structure

Mr. Hull currently serves as the Company’s Chairman and CEO. Mr. Kessler currently serves as the Board’s Lead Independent Director. Pursuant to the Company’s Corporate Governance Guidelines, the duties of the Company’s Lead Independent Director include, to the extent appropriate and in consultation with the Chairpersons of the appropriate Board committees: leading the process of evaluating the Board with the coordination of the Nominating and Corporate Governance Committee; coordinating the agenda for all Board meetings and leading executive sessions of the Board’s independent directors; and facilitating communications between members of the Board and our Chairman and CEO. The Lead Independent Director also serves as the Vice Chairman of the Board in the absence of the Chairman of the Board.

In November 2011, the Board unanimously elected Mr. Hull to succeed Mr. Nordhoff as Chairman of the Board, following Mr. Nordhoff’s retirement from that position at the end of 2011. In transitioning the Board’s leadership to Mr. Hull, the Board undertook a thorough evaluation of the Company’s leadership structure and determined that the most effective structure for our Company at this time is for Mr. Hull to serve as the

Company’s Chairman and CEO with full responsibility for the day-to-day management of our Company. The Board believes that the Company’s strong governance principles as set forth in our Corporate Governance Guidelines and Mr. Hull’s close coordination with Mr. Kessler as the Company’s Lead Independent Director will result in a leadership structure demonstrating clear accountability, strong leadership and effective implementation of corporate strategy.

The Board’s Role in Risk Oversight

We do not evaluate corporate risk in isolation. Instead, risk management is an integral component of our regular operational, strategic planning and financial reporting activities.

Our executive management team is responsible for identifying, evaluating, communicating and managing risk, subject to Board oversight. The Board is extensively involved in evaluating and approving our annual budget and long-term strategic plan. As part of the preparation, evaluation and approval of our annual budget and strategic plan, management and the Board devote significant attention to both potential opportunities and risk. Key assumptions upon which our annual budget and strategic plan are based may require periodic reconsideration or adjustment based on changing circumstances. In addition, management and the Board evaluate the risks we face on a quarterly basis as part of satisfying our periodic financial reporting requirements.

While the Board has primary responsibility for risk oversight, the Board’s committees support this function by regularly addressing various risks within their respective areas of oversight. Specifically, the Audit Committee is primarily responsible for risk oversight related to financial reporting, internal controls, compliance with public reporting requirements, and financial transactions. The Compensation Committee is responsible for risk oversight related to our compensation policies and programs. The Nominating and Corporate Governance Committee is responsible for risk oversight related to corporate governance and succession planning. To ensure risks are adequately communicated among the Board, each Board committee regularly reports to the full Board regarding its activities, significant issues the committee has discussed and the actions the committee has taken.

We believe that our leadership structure supports the risk oversight function of the Board. Because our CEO also serves as Chairman of the Board, he is able to promote open communication between management and the Board relating to risk. In addition, one of the primary duties of our Lead Independent Director is to facilitate open communication between the Board and our Chairman and CEO, including with respect to corporate risk.

Information Regarding Committees of the Board of Directors

During 2011, the Board maintained a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, among other committees. The following table provides membership information as of December 31, 2011 and meeting information for fiscal 2011 for the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees:

Committee Members	Audit		Compensation		Governance
John W. Brown			X
Armin M. Kessler			X	*	X
John C. Martin, Ph.D.	X	(1)	X
Brian A. McNamee, M.B.B.S.(2)					X
Phillip M. Schneider	X	*	X
Lucy Shapiro, Ph.D.					X
Abraham D. Sofaer	X				X	*
Patrick J. Sullivan	X
Total meetings in 2011	5		5		3

*	Committee Chairman

(1)	Dr. Martin voluntarily resigned as a member of the Audit Committee effective January 18, 2011, following Mr. Sullivan’s appointment to the Audit Committee in November 2010.

(2)	Dr. McNamee did not stand for re-election at the Company’s 2011 Annual Meeting of Stockholders.

Below is a description of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board has determined that each member of these Board committees meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance, and assesses the qualifications, of the Company’s independent registered public accounting firm; determines and approves the engagement of the Company’s independent registered public accounting firm; determines whether to retain or terminate the Company’s existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the Company’s independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the Company’s independent registered public accounting firm on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the Company’s independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the Company’s independent registered public accounting firm; reviews the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Company’s periodic filings with the SEC; reviews the financial statements to be included in the Company’s Annual Reports on Form 10-K; reviews earnings releases and financial information and guidance prior to public dissemination; and oversees the internal audit function of the Company. Three directors currently comprise the Audit Committee: Mr. Schneider (Chairman); Mr. Sofaer; and Mr. Sullivan. Dr. Martin voluntarily resigned as a member of the Audit Committee effective January 18, 2011, following Mr. Sullivan’s appointment to the Audit Committee in November 2010. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.gen-probe.com.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the Nasdaq Listing Rules). The Board has determined that Mr. Schneider qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schneider’s level of knowledge and experience based on a number of factors, including his formal education and his experience as the chief financial officer for a public reporting company. In addition to the Company’s Audit Committee, Mr. Schneider also serves as Chairman of the Audit Committee of Arena Pharmaceuticals, Inc. In addition to the Company’s Audit Committee, Mr. Sofaer also serves on the Audit Committee of Rambus, Inc., and as Chairman of the Koret Israel Economic Development Fund. In addition to the Company’s Audit Committee, Mr. Sullivan serves on the Audit Committee of PerkinElmer, Inc. The Board has determined that such simultaneous service does not impair the ability of any Audit Committee member to effectively serve on the Company’s Audit Committee.

Report of the Audit Committee of the Board of Directors

Each member of the Audit Committee is an independent director as determined by the Board, based on applicable Nasdaq listing rules. Each member of the Audit Committee also satisfies the SEC’s additional independence requirements for members of audit committees.

The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter specifies that the primary purpose of the Audit Committee is to assist the Board in its oversight of:

•	the adequacy of the Company’s internal controls, corporate accounting, financial reporting practices and audits of financial statements;

•	the quality, integrity and reliability of the Company’s financial statements and financial reports to the public;

•	the performance of the Company’s internal audit function; and

•	the independence, qualifications and performance of the Company’s independent registered public accounting firm.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors the preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accounting firm, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the Company’s independent registered public accounting firm; and

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including reviewing the Company’s policies relating to ethics and conflicts of interests and reviewing the Company’s internal audit function.

The Audit Committee met five times during 2011. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s agenda is established by the Audit Committee’s Chairman and the Company’s Director of Internal Audit. Audit Committee meetings include discussion of significant accounting policies applied by the Company in its financial statements, as well as any alternative treatments. In addition, Audit Committee meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent registered public accounting firm, the Company’s Director of Internal Audit and the Company’s Chief Financial Officer.

The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the Company’s independent registered public accounting firm the Company’s internal control assessment process, management’s assessment with respect thereto and the independent registered public accounting firm’s evaluation of the Company’s system of internal control over financial reporting.

The Company has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, including the assessment of the Company’s internal control over financial reporting.

The Audit Committee engaged Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011, and reviewed with senior members of the Company’s financial management team, the Company’s independent registered public accounting firm, and the Director of Internal Audit, the overall audit scope and plans and the results of internal and external audit examinations. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee will continue its long-standing practice of recommending that the Board ask the Company’s stockholders to ratify the appointment of the Company’s independent registered public accounting firm at the Annual Meeting.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During fiscal 2011, management advised the Audit

Committee that each set of financial statements reviewed had been prepared in accordance with United States generally accepted accounting principles (“GAAP”), and reviewed significant accounting and disclosure issues with the Audit Committee. In addition, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T (including any successor rule adopted by the PCAOB), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to applicable requirements of the PCAOB. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

Taking all of these reviews and discussions into account, on February 7, 2012, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

AUDIT COMMITTEE

Phillip M. Schneider, Chairman

Abraham D. Sofaer

Patrick J. Sullivan

Compensation Committee

Four directors currently comprise the Compensation Committee: Mr. Kessler (Chairman); Mr. Brown; Dr. Martin; and Mr. Schneider. All members of the Company’s Compensation Committee are independent directors who are not current or former employees of the Company or its subsidiaries. Please see the Compensation Discussion and Analysis (the “CD&A”) section of this proxy statement below for more information regarding the duties and authority of the Compensation Committee. The Compensation Committee also reviews the CD&A with management and considers whether to recommend that it be included in our proxy statement. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.gen-probe.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least once quarterly and with greater frequency if necessary. The Compensation Committee met five times during 2011. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the Company’s Senior Vice President, Human Resources and the Company’s General Counsel. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. Our CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the reasonable fees and other retention terms of any such consultants.

The Compensation Committee has engaged Compensia as its compensation consultant since 2005. Over the course of its engagement, Compensia has assisted the Compensation Committee in:

•	evaluating the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	refining our compensation strategy and developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, the Compensation Committee has directed Compensia to develop and update as appropriate a comparative group of peer companies for the Compensation Committee’s approval and to perform analyses of competitive performance and compensation levels for that group. Compensia has also conducted individual interviews with members of senior management and the Compensation Committee to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. Compensia ultimately develops recommendations and metrics that are presented to the Compensation Committee for its consideration. The Company does not have any relationship or arrangement with Compensia other than the Compensation Committee’s engagement of Compensia as its compensation consultant.

The Compensation Committee has typically made the most significant adjustments to annual compensation and determined bonus awards for executive officers of the Company, and established new financial and other corporate performance objectives for executive compensation purposes, at one or more meetings held during the first quarter of the year. In 2010, the Compensation Committee transitioned to making determinations regarding the grant of annual equity incentive awards to Company employees at a meeting held during the first quarter of the year. This transition resulted from the Compensation Committee’s decision to begin granting stock awards to officers and other senior employees that incorporate performance-based vesting provisions in addition to the time-based vesting provisions incorporated into prior restricted stock awards. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of, and any risks relating to, the Company’s compensation strategies, policies and practices, potential modifications to those strategies, policies and practices, and new trends, plans or approaches to compensation, at various meetings held throughout the year.

Generally, the Compensation Committee’s process consists of two related elements: the determination of compensation levels and the establishment of financial and other corporate performance objectives for the current year. For executive officers other than our CEO, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by our CEO. In the case of our CEO, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as equity awards to be granted. For all executive officers and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets which set forth the total compensation that may become payable to executive officers in various hypothetical scenarios, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of Compensia, including analyses of executive and director compensation paid at other peer group companies. The specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ended December 31, 2011 are described in greater detail in the CD&A section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee. No member of the Compensation Committee is, or was during the fiscal year ended December 31, 2011, an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A section contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

COMPENSATION COMMITTEE

Armin M. Kessler, Chairman

John W. Brown

John C. Martin, Ph.D.

Phillip M. Schneider

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for: identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board; recommending candidates for election to the Board; making recommendations to the Board regarding the membership of the committees of the Board; facilitating the Board’s assessment of the performance of management and the Board; providing recommendations to the Board in connection with the Board’s consideration of directors who may be nominated for re-election by the Company’s stockholders; and reviewing the interests, independence and experience of individual directors and the independence and experience requirements of Nasdaq, SEC rules and regulations and other applicable laws. The Nominating and Corporate Governance Committee also has responsibility for reviewing the Company’s corporate governance principles and making recommendations to the Board for modifications of those principles.

Three directors currently comprise the Nominating and Corporate Governance Committee: Mr. Sofaer (Chairman); Mr. Kessler; and Dr. Shapiro. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules). The Nominating and Corporate Governance Committee met three times during 2011. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at www.gen-probe.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In addition, the Nominating and Corporate Governance Committee generally discourages directors from serving on more than four other public company boards, and will consider the number of such boards of which a prospective nominee is a member when formulating its Board membership recommendations. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee may also consider Board diversity, which the Committee views broadly to mean, among other attributes, a director’s or nominee’s educational, professional and personal background, experience, skills, disciplines, age, accomplishments and viewpoints, and such other factors as the committee deems appropriate, given the current needs of the Board and the Company, with the goal of maintaining an overall balance of knowledge, experience and capability among the Board as a collective body.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews each director’s overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair each director’s independence. To identify relationships and transactions that might impair such director’s independence, the Nominating and Corporate Governance Committee relies on information supplied to the Company’s legal department by the Company’s executive officers and directors in the form of responses to annual questionnaires. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may engage, if it deems appropriate, a professional search firm to help identify new director candidates or may follow up on suggestions received from members of the Board or other sources. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

To date, the Board has not received from a stockholder, or any group of stockholders holding more than 5% of the Company’s voting stock, a timely nomination of a candidate for election as a director at any annual meeting. The Nominating and Corporate Governance Committee is not obligated to consider director candidates recommended by stockholders, but it may do so in its discretion if it believes consideration of a candidate would be in the Company’s best interests. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

In addition to reviewing and evaluating incumbent directors and the performance of the Board, as well as recommending to the Board candidates for election to the Board, the Nominating and Corporate Governance Committee is primarily responsible for reviewing and evaluating the Company’s corporate governance policies and practices for compliance with applicable SEC and Nasdaq rules, and providing recommendations to the Board for the continued implementation of good corporate governance practices. The Board has documented the Company’s corporate governance practices in a set of Corporate Governance Guidelines, and certain of the recent recommendations of the Nominating and Corporate Governance Committee for the implementation of good corporate governance practices are described below under the heading “Corporate Governance Guidelines.”

Stockholder Communications with the Board of Directors

Stockholders interested in communicating with the Board or the Board’s independent directors regarding their concerns or issues may address correspondence to the Corporate Secretary, Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121. Stockholder correspondence will be delivered by the Corporate Secretary to the Chairman of the Nominating and Corporate Governance Committee. The Corporate Secretary has the authority to disregard mass mailings, advertisements and other materials not relevant to the Company’s business.

Code of Ethics

The Company has adopted the Gen-Probe Incorporated Code of Ethics that applies to all of our officers, directors and employees. The Code of Ethics is available on our website at www.gen-probe.com. If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code of Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website and/or file a Current Report on Form 8-K with the SEC disclosing such amendment or waiver.

In February 2012, the Board, acting on the recommendation of the Nominating and Corporate Governance Committee, approved the adoption of an amended Code of Ethics which, subject to a phase-in period, incorporates a new International Anti-Bribery Policy and the AdvaMed Code of Ethics on Interactions with Health Care Professionals.

Open Door Policy

The Company has adopted an Open Door Policy for Reporting Complaints regarding accounting, auditing and other matters to facilitate the receipt, retention and treatment of complaints regarding misconduct, illegal activities or fraud, including any accounting, internal accounting controls or auditing matters, or violations of federal or state laws or the Company’s Code of Ethics.

Corporate Governance Guidelines

In November 2003, acting on the recommendation of the Nominating and Corporate Governance Committee, our Board approved the governance practices to be followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The guidelines are designed to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings and involvement of senior management, CEO performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines may be viewed at www.gen-probe.com.

The Board believes that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will ensure that the Company is managed for the long-term benefit of our stockholders. During the past several years, the Nominating and Corporate Governance Committee has continued to review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies, and has recommended to the Board the adoption of various corporate governance improvements. Based on this review, the Nominating and Corporate Governance Committee and the Board have taken the following actions to continue our implementation of good corporate governance practices:

•

In September 2006, the Board, acting on the recommendation of the Nominating and Corporate Governance Committee, approved an amendment to accelerate the termination of the Company’s stockholder rights plan from September 2012 to November 30, 2006. As a result, the rights plan, which was originally adopted in September 2002, was terminated effective as of November 30, 2006;

•

In September 2006, the Board, acting on the recommendation of the Nominating and Corporate Governance Committee, adopted a stock ownership policy for directors and officers of the Company that, subject to a phase-in period, requires these individuals to maintain ownership of our stock equal to between one and three times their annual salary or director retainer, as applicable, depending on position;

•

In February 2007, the Board, acting on the recommendation of the Nominating and Corporate Governance Committee, amended our Bylaws to change the voting standard for the election of directors from a plurality to a majority vote in uncontested director elections;

•

In February 2007, the Nominating and Corporate Governance Committee adopted a policy which generally discourages directors from serving on more than four other public company boards, and provides that the Nominating and Corporate Governance Committee will consider the number of such boards of which a prospective nominee is a member when formulating its Board membership recommendations;

•

In February 2009, the Board, acting on the recommendation of the Nominating and Corporate Governance Committee, amended our Corporate Governance Guidelines to provide that any future election of a new director by the Board must be submitted to our stockholders for ratification at the next regularly scheduled annual meeting of stockholders;

•

In December 2009, the Board, acting on the recommendation of the Nominating and Corporate Governance Committee, amended our Corporate Governance Guidelines to provide for the annual assessment of the Board’s performance as a group, the performance of each individual director, and the performance of each committee of the Board. Previously, the Company’s Corporate Governance Guidelines provided for the annual assessment of the Board’s performance as a group, the performance of each director subject to re-nomination in connection with the Company’s next annual meeting of stockholders, and the performance of each committee of the Board; and

•

In February 2012, the Board, acting on the recommendation of the Nominating and Corporate Governance Committee, approved the adoption of an amended Code of Ethics which, subject to a phase-in period, incorporates a new International Anti-Bribery Policy and the AdvaMed Code of Ethics on Interactions with Health Care Professionals.

Under the majority vote standard applicable to the Company’s director elections, a director must receive the affirmative vote of a majority of the shares cast in the election of directors, except that directors shall be elected by a plurality of the votes cast if the number of director nominees exceeds the number of directors to be elected. A majority of the votes cast means that the number of shares voted “For” a director nominee must exceed 50% of the number of votes cast with respect to that director’s election.

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. Consequently, in order to address the “hold over” issue, our Amended and Restated Bylaws require that if a nominee who already serves as a director is not re-elected, and no successor is elected, the director shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind that decision within 90 days from the date election results are certified. A director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or in the Board’s decision with respect to his or her resignation. If the failure of a nominee to be elected at an annual meeting results in a vacancy on the Board, that vacancy may be filled by action of the Board. Our Amended and Restated Bylaws are available through our periodic filings with the SEC, which can be viewed through our website at www.gen-probe.com.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding all of the Company’s equity compensation plans in effect as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,484,322	$51.05	2,878,982	(1)
Equity compensation plans not approved by security holders(2)	38,880	$19.41	65,444

Total	5,523,202	$50.83	2,944,426

(1)

Includes 2,726,529 and 152,453 shares of common stock available for future issuance under the Gen-Probe Incorporated 2003 Incentive Award Plan (the “2003 Plan”) and the ESPP, respectively, as of December 31, 2011. As discussed in Proposal 2 (ESPP Amendment) below, we are seeking stockholder approval to amend and restate the ESPP to increase the shares authorized for issuance thereunder from 1,000,000 shares to 2,000,000 shares.

(2)

Consists of shares of common stock issuable under the Company’s 2002 New Hire Stock Option Plan (the “2002 Plan”), which at the time of adoption did not require the approval of, and has not been approved by, our stockholders. A description of the 2002 Plan is set forth below.

The following equity compensation plan of the Company was in effect as of December 31, 2011 and was adopted without approval of the Company’s stockholders.

Description of the 2002 Plan

General Nature and Purposes of the 2002 Plan.    The principal purposes of the 2002 Plan are to provide incentives for certain employees of the Company and its subsidiaries through granting of options (the “2002 Plan Awards”), thereby stimulating the personal and active interest of award recipients in our development and financial success, and inducing them to remain in the Company’s employ. The 2002 Plan was approved by the Board on November 11, 2002, without approval by our stockholders. We have not issued options under the 2002 Plan since March 2004 and do not expect to do so prior to the expiration of the 2002 Plan in November 2012.

A brief description of the principal features of the 2002 Plan follows and is qualified in its entirety by the terms of the 2002 Plan, as amended, which was filed with the SEC on February 23, 2007 as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Eligibility.    2002 Plan Awards may be granted only to newly hired employees of the Company, including newly hired officers or employee directors of the Company, who have not previously been employed by the Company.

Administration of the Plan.    The 2002 Plan is administered by the Compensation Committee of the Board (or another committee or a subcommittee of the Board assuming the functions of the Compensation Committee under the 2002 Plan) (for purposes of this summary of the 2002 Plan only, the “Committee”). The Committee consists of at least two members of the Board, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), and an “outside director” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the terms and conditions of the 2002 Plan, the Committee has the authority to select the persons to whom 2002 Plan Awards are to be made, to determine the number of shares subject to such awards and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2002 Plan. The Committee is also authorized to adopt, amend, interpret and revoke rules relating to the administration of the 2002 Plan.

Securities Subject to the 2002 Plan.    The aggregate number of shares of common stock authorized for issuance upon exercise of options granted under the 2002 Plan was 200,000 as of the date the 2002 Plan was adopted. In September 2003, the 200,000 share reserve authorized for issuance under the 2002 Plan was adjusted to 400,000 shares to reflect the Company’s 2-for-1 stock split implemented as a 100% stock dividend.

The shares available under the 2002 Plan upon exercise of stock options may be either previously unissued shares or treasury shares. The Committee has the discretion to make appropriate adjustments in the number of securities subject to the 2002 Plan and to outstanding 2002 Plan Awards to reflect: dividends or other distributions; a reorganization, merger or consolidation of the Company; a combination, repurchase, liquidation or dissolution of the Company; a disposition of all or substantially all of the assets of the Company or exchange of common stock or other securities of the Company; or other similar corporate transaction or event (an “extraordinary corporate event”). The 2002 Plan provides for automatic adjustments in the number of securities subject to the 2002 Plan and to outstanding 2002 Plan Awards to reflect a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large non-recurring cash dividend, that affects the shares of the Company’s common stock (or other securities of the Company) or the share price of the common stock (or other securities of the Company) and causes a change in the per share value of the common stock underlying outstanding awards.

If any portion of a 2002 Plan Award terminates or lapses unexercised, or is canceled upon grant of a new 2002 Plan Award (which may be at a higher or lower exercise price than the 2002 Plan Award so canceled), the shares which were subject to the unexercised portion of such 2002 Plan Award will continue to be available for issuance under the 2002 Plan.

Term of the 2002 Plan and Amendments.    The 2002 Plan will expire on November 10, 2012, unless earlier terminated. The 2002 Plan may be amended, modified, suspended or terminated by the Committee or the Board. Amendments of the 2002 Plan will not, without the consent of the participant, affect such person’s rights under any outstanding 2002 Plan Award, unless the 2002 Plan Award agreement governing such 2002 Plan Award itself otherwise expressly so provides.

Payment for Shares.    The exercise price for all 2002 Plan Awards, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or the Committee may, in its sole and absolute discretion, (i) allow a delay in payment up to 30 days from the date the option is exercised, (ii) allow payment, in whole or in part, through the delivery of shares of common stock which have been held by the holder for at least six months, (iii) allow payment, in whole or in part, through the surrender of shares of common stock then issuable upon exercise of the option having a fair market value on the date of option exercise equal to the aggregate exercise price of the option or exercised portion thereof, (iv) allow payment, in whole or in part, through the delivery of a notice that the holder has placed a market sell order with respect to shares of common stock then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price; provided, that the payment of such proceeds is then made to the Company upon settlement of such sale, and (v) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii) and (iv).

Awards under the 2002 Plan.    The 2002 Plan provides that the Committee may grant or issue nonqualified stock options (“NQSOs”). NQSOs provide for the right to purchase common stock at the fair market value on the grant date and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date, subject to the recipient’s continued provision of services to the Company. NQSOs may be granted for any term specified by the Committee, provided that the term may not exceed 10 years.

Agreements; Consideration to the Company.    The terms and conditions of each 2002 Plan Award, including the date on which such 2002 Plan Award first becomes exercisable and on which it expires, will be set forth in a separate agreement with the award recipient. The agreements generally will provide that 2002 Plan Awards expire upon termination of the recipient’s status as an employee, although the Committee may provide that 2002 Plan Awards granted to employees continue to be exercisable following a termination without cause, or following a “Change in Control” of the Company, as defined below, or because of the recipient’s retirement, death, disability or otherwise.

General Terms of 2002 Plan Awards

Non-Assignability.    2002 Plan Awards may not be assigned or transferred by the holder, except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, although the shares of common stock underlying such 2002 Plan Awards may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any 2002 Plan Award, the 2002 Plan Award may be exercised only by the holder. Notwithstanding the foregoing, the Committee may grant NQSOs that may be assigned or transferred, subject to certain conditions, to “permitted transferees,” which include a child, grandchild, parent, spouse, niece or nephew of the holder.

Extraordinary Corporate Events.    The Committee has discretion under the 2002 Plan to provide that 2002 Plan Awards will expire at specified times following, or become exercisable in full upon, the occurrence of certain specified “extraordinary corporate events;” and in such event the Committee may also give award holders the right to exercise their outstanding NQSOs in full during some period prior to such event, even though the NQSOs have not yet become fully exercisable.

Effect of a Change in Control.    Notwithstanding anything in the 2002 Plan or the provisions of any 2002 Plan Award to the contrary, in the event of a Change in Control (as defined below), each outstanding 2002 Plan Award shall, immediately prior to the effective date of the Change in Control, automatically become exercisable for all of the shares of common stock at the time subject to such 2002 Plan Award and may be exercised for any or all of the shares of common stock subject to the 2002 Plan Award.

For purposes of the 2002 Plan, a “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions: (a) any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer for securities of the Company; (b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; (c) a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or another entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding voting securities shall not constitute a Change in Control; or (d) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Transfer Restrictions.    The Committee, in its discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of an NQSO as it deems appropriate. Any such other restriction shall be set forth in the respective 2002 Plan Award agreement and may be referred to on the certificates evidencing such shares.

Withholding Tax Obligations.    As a condition to the issuance or delivery of stock pursuant to the exercise of a 2002 Plan Award, the Company requires participants to discharge applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to the exercise of 2002 Plan Awards, subject to the discretion of the Committee to disapprove such use.

Securities Law.    The 2002 Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and any and all regulations and rules promulgated by the SEC thereunder, including without limitation Rule 16b-3. The 2002 Plan will be administered, and 2002 Plan Awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the 2002 Plan and 2002 Plan Awards granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

PROPOSAL 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

THE GEN-PROBE INCORPORATED EMPLOYEE STOCK PURCHASE PLAN

The Board originally adopted the ESPP in 2003 and our stockholders approved the ESPP at our 2003 Annual Meeting of Stockholders. The terms of the ESPP currently authorize 1,000,000 shares of our common stock to be issued to employees under the ESPP. As of February 29, 2012, there were approximately 152,000 shares of our common stock remaining available for issuance under the ESPP.

On February 8, 2012, the Board, acting on the recommendation of our Compensation Committee, approved the amendment and restatement of the ESPP to increase the total number of shares authorized for issuance under the ESPP from 1,000,000 shares to 2,000,000 shares, subject to approval by our stockholders at the Annual Meeting. Our stockholders are being asked to approve the amendment and restatement of the ESPP to increase the total number of shares authorized for issuance under the ESPP from 1,000,000 shares to 2,000,000 shares. A brief description of the principal features of the ESPP is set forth below, however, that description is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the ESPP, a copy of which is attached as Appendix A to this proxy statement.

Summary Description of the ESPP

Purpose.    The purpose of the ESPP is to provide our employees (including officers) and employees of our participating subsidiaries with an opportunity to purchase our common stock through payroll deductions. The Board believes that equity participation in the ESPP provides employees at all levels with a greater incentive to contribute to our success.

Administration.    The ESPP is administered by a committee appointed by the Board. Offerings under the ESPP have a duration of six months and commence on January 1 and July 1 of each year.

Eligibility and Participation.    Generally, any U.S.-based employee, excluding those who are customarily employed by the Company or our participating subsidiaries for less than 20 hours per week and less than five months per calendar year, is eligible to participate in the ESPP. Employees become participants in the ESPP by providing us with a subscription agreement within a specified period of time before the commencement of each offering period.

We estimate approximately 1,165 of our current employees are eligible to participate in the ESPP and that approximately 750 of our eligible employees are participating in the current offering period under the ESPP. We are not presently able to determine the amount of benefits which may be received by employees under the ESPP.

Payroll Deductions.    The purchase price of the shares purchased under the ESPP is accumulated by payroll deductions over each offering period. The deductions may not be greater than 15% of a participant’s compensation. Compensation for purposes of the ESPP includes base salary payable by the Company to the participant during the relevant offering period, but excludes any contributions (other than contributions made pursuant to Sections 401(k) or 125 of the Code) made on the participant’s behalf by the Company to any employee benefit or welfare plan. A participant may decrease (but may not increase) his or her rate of payroll deductions once during each offering period. All payroll deductions or contributions of a participant will be credited to his or her account under the ESPP and become our general funds. These funds may be used for any corporate purpose.

Purchase Price.    The price at which shares are sold under the ESPP is the lower of 85% of the fair market value of one share of our common stock at the beginning of the offering period or 85% of the fair market value of one share of our common stock as of the end of such period. With respect to any participant who has elected to participate in the next offering period, the balance of any amount credited to such participant’s account that was not applied to the purchase of common stock on the last day of the offering period solely because it was insufficient to purchase a whole share is rolled over to the next offering period, without any interest thereon.

Number of Shares.    The terms of the ESPP currently authorize 1,000,000 shares of our common stock to be issued to employees under the ESPP. If our stockholders approve this Proposal 2 (ESPP Amendment), the total number of shares authorized for issuance under the ESPP will be increased from 1,000,000 shares to 2,000,000 shares. The closing price of our common stock on the Nasdaq Global Select Market as of March 28, 2012 was $66.54 per share.

Each individual is limited with respect to the number of shares of common stock he or she may purchase in each offering period. No individual may purchase in any offering period more than the lesser of (i) 200,000 shares or (ii) that number of shares equal to $12,500 divided by the fair market value of our common stock on the first day of such offering period. In addition, any option granted to an employee is limited so that immediately after the grant, no employee would own 5% or more of the total combined voting power or value of all classes of shares of our stock.

Withdrawal from the ESPP.    A participant may terminate his or her interest in a given offering by withdrawing all of the accumulated payroll deductions credited to the participant’s account ten days before the end of the offering period. The withdrawal of accumulated payroll deductions or contributions automatically terminates the employee’s interest in that offering. As soon as practicable after withdrawal, the payroll deductions credited to a participant’s account are returned to the participant without interest. A participant’s withdrawal from an offering does not have any effect upon the individual’s eligibility to participate in subsequent offering periods under the ESPP.

Termination of Employment.    Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the ESPP immediately. In the event of a participant’s termination of employment for reasons other than death, the payroll deductions or contributions credited to the participant’s account will be returned to the participant, or in the case of death, to the person or persons entitled thereto, without interest. Upon the death of a participant, the executor of such participant’s will or the administrator of such participant’s estate may elect in writing to have the payroll deductions or contributions credited to the participant’s account for return to the participant. Absent such election prior to the end of the offering period in which the participant dies, the participant will be deemed to purchase shares with his or her accumulated payroll deductions on the purchase date for such offering period.

Changes in Capitalization.    In the event of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, exchange of shares or other change in capitalization, the number of shares then subject to an option and the number of authorized shares remaining available to be sold will be increased or decreased appropriately, with other adjustments as may be deemed necessary or equitable by the Board, including adjustments to the price per share. In the event of any transaction or event described above or any unusual or nonrecurring transactions or events affecting the Company, any of our affiliates, or of changes in applicable laws, regulations or accounting principles, the committee of the Board administering the ESPP is authorized to take certain actions in order to prevent dilution or enlargement of the benefits intended to be made available under the ESPP, including: to provide that all outstanding options will terminate; to provide that all outstanding options will be exercised; to provide for either the purchase of any outstanding options outstanding for an equitable amount in cash or its replacement with other rights; to provide that options will be assumed or substituted for with appropriate adjustments; and to make adjustments in the number and type of shares of stock or in the terms and conditions of outstanding options. No adjustment or action will be authorized to the extent that such adjustment or action would cause the ESPP to fail to satisfy the requirements of Section 423 of the Code or to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3m, unless the committee administering the ESPP determines that the option is not to comply with such exemptive conditions.

Transferability.    No rights or accumulated payroll deductions of an employee under the ESPP may be pledged, assigned or transferred for any reason, and any attempt to do so will be treated as an election to withdraw from the ESPP.

Amendment and Termination of the Plan.    Each of the Board and the Board committee administering the ESPP may amend, suspend, or terminate the ESPP at any time. No amendment may be made to the ESPP without stockholder approval in order to change the number of shares that may be sold pursuant to options granted under the ESPP, alter the requirements for eligibility to participate, or in any manner that would cause the ESPP to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

United States Federal Income Tax Consequences.    The ESPP, and the right of participants to make purchases thereunder, is intended to qualify as an “employee stock purchase plan” in the United States under the provisions of Section 423 of the Code. The following summary describes only the material United States federal income tax consequences of the ESPP, but does not purport to be a complete analysis of all potential tax effects. In addition, the discussion is based on the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time, including changes which may be applied retroactively.

Under Section 423 of the Code, no income will be taxable to a U.S. participant at the time of grant of the option or purchase of shares. The Company will be entitled to a deduction for amounts taxed as ordinary income to a U.S. participant only to the extent that ordinary income must be reported upon disposition of shares by the U.S. participant before the expiration of the holding period described below. A U.S. participant may become liable for tax upon disposition of the shares acquired, as summarized below.

1.

If the shares are sold or disposed of, including by way of gift, at least two years after the date of the beginning of the offering period, the participant will recognize ordinary income in an amount equal to the lesser of (a) the excess of the value of the shares at the time of such disposition over the purchase price of the shares or (b) 15% of the value of the shares at the beginning of the offering period. Any further gain upon such disposition will be treated as long-term capital gain. If the sale price is less than the purchase price, there is no ordinary income and the participant will have a capital loss for the difference.

2.

If the shares are sold or disposed of, including by way of gift or exchange, before the expiration of the two-year period described above, the excess of the value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant. This amount will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or other disposition. A capital loss will be recognized if the sale price is lower than the value of the shares on the date of purchase, but any such loss will not affect the ordinary income recognized upon the disposition.

Required Stockholder Approval.    To be approved, Proposal 2 (ESPP Amendment) must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 17, 2012 by: (i) all those known by the Company to be beneficial owners of more than five percent of our common stock; (ii) each of our currently employed NEOs; (iii) each director of the Company; and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the address of each person listed in the table is c/o Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121.

	Beneficial Ownership(1)
	Number of Shares Owned (#)(2)		Right to Acquire (#)(3)		Total (#)	Percent of Total (%)
Five Percent Beneficial Stockholders:
Wellington Management Company, LLP(4)	4,437,924		—		4,437,924	9.81%
BlackRock, Inc.(5)	3,429,500		—		3,429,500	7.58%
Executive Officers and Directors:
Carl W. Hull	46,967		242,708		289,675	*
Herm Rosenman	25,934		181,349		207,283	*
Daniel L. Kacian, Ph.D., M.D.	77,693		190,972		268,665	*
R. William Bowen	15,020		70,066		85,086	*
Jorgine Ellerbrock	4,413		58,698		63,111	*
John W. Brown	13,373		68,750		82,123	*
Armin M. Kessler	4,878		78,750		83,628	*
John C. Martin, Ph.D.	5,594		48,750		54,344	*
Phillip M. Schneider	10,927		58,750		69,677	*
Lucy Shapiro, Ph.D.	1,078		41,250		42,328	*
Abraham D. Sofaer	30,541	(6)	68,750		99,291	*
Patrick J. Sullivan	385		13,770		14,155	*
All executive officers and directors as a group (17 individuals)	293,746	(7)	1,425,911	(8)	1,719,657	3.68%

*	Represents beneficial ownership of less than 1% of our common stock.

(1)

This table is based on information supplied by officers and directors, as well as principal stockholders via Schedules 13G (as indicated) filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 45,239,857 shares outstanding on February 17, 2012, adjusted as required by rules promulgated by the SEC.

(2)

The amounts reported for our NEOs include the following number of shares of restricted stock that are still subject to restriction as of 60 days after February 17, 2012: Mr. Hull (4,675); Mr. Rosenman (2,994); Dr. Kacian (3,683); Mr. Bowen (3,183); and Ms. Ellerbrock (2,939). The amounts reported for Mr. Hull also include 5,834 shares underlying deferred issuance restricted stock awards that are still subject to restriction as of 60 days after February 17, 2012.

(3)	Represents the number of shares issuable upon the exercise of stock options exercisable as of February 17, 2012 or within 60 days thereafter.

(4)

The business address for Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on February 14, 2012.

(5)

The business address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 13, 2012.

(6)

The amount reported includes 1,000 shares of common stock held by the Trust FBO Michael J. Sofaer, of which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Helen R. Sofaer, of which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Joseph S. Sofaer, of which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Aaron R. Sofaer, of which Mr. Sofaer is a trustee; and 1,000 shares of common stock held by the Trust FBO Raphael J. Sofaer, of which Mr. Sofaer is a trustee.

(7)

The amount reported includes an aggregate of 56,943 shares (including restricted shares) which other executive officers of the Company own as of February 17, 2012, as follows: Ms. De Walt (16,349); Dr. Gargan (16,802); Mr. Hansen (8,441); Mr. Tardif (3,362; 200 of which are owned by Mr. Tardif’s spouse); and Dr. Yang (11,989).

(8)

The amount reported includes an aggregate of 303,348 shares issuable to other executive officers of the Company pursuant to outstanding stock options exercisable as of February 17, 2012 or which become exercisable within 60 days thereafter, as follows: Ms. De Walt (140,439); Dr. Gargan (10,676); Mr. Hansen (50,690); Mr. Tardif (20,046); and Dr. Yang (81,497).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all of our officers, directors and greater than ten percent beneficial owners complied with applicable Section 16(a) filing requirements.

EXECUTIVES

Executive Officers

The following table sets forth information as to persons who serve as our executive officers as of April 1, 2012.

Name	Position	Age
Carl W. Hull	Chairman and Chief Executive Officer	54
Daniel L. Kacian, Ph.D., M.D.	Executive Vice President and Chief Scientist	65
R. William Bowen	Senior Vice President, General Counsel and Secretary	59
Diana De Walt	Senior Vice President, Human Resources	57
Jorgine Ellerbrock	Senior Vice President, Operations	50
Paul E. Gargan, Ph.D.	Senior Vice President, Business Development	55
Brian B. Hansen	Senior Vice President, Global Sales and Service	44
Herm Rosenman	Senior Vice President, Finance and Chief Financial Officer	64
Eric Tardif	Senior Vice President, Corporate Development & Marketing	43
Christina C. Yang, Ph.D.	Senior Vice President, Regulatory Affairs and Quality	55

Carl W. Hull, Chairman and Chief Executive Officer. Mr. Hull joined the Company in February 2007 as Executive Vice President and Chief Operating Officer and was appointed President in March 2008. Mr. Hull was appointed as the Company’s CEO and elected as a director in May 2009, and was unanimously elected by the Board to succeed Henry Nordhoff as the Company’s Chairman effective January 1, 2012. Prior to joining the Company, Mr. Hull served as Vice President & General Manager of the SDS/Arrays Business Unit of Applied Biosystems from January 2005 to January 2007. Prior to joining Applied Biosystems, Mr. Hull held a number of positions with Applied Imaging Corp., most recently serving as its CEO from January 2001 to December 2004 and as a member of its board of directors from 2000 to 2007. Mr. Hull currently serves as Chairman of the board of directors of the California Healthcare Institute and as a member of the board of directors of AdvaMedDx, a division of the Advanced Medical Technology Association. Mr. Hull received a B.A. in political science and international relations from Johns Hopkins University and an M.B.A. from the University of Chicago.

Daniel L. Kacian, Ph.D., M.D., Executive Vice President and Chief Scientist. Dr. Kacian joined the Company in 1985 as Director of Medical and Scientific Affairs and until 1992 was primarily responsible for directing the Company’s Research & Development and Regulatory Affairs departments. Dr. Kacian has held various management positions with the Company and, in 2002, was promoted to Executive Vice President and Chief Scientist. From 1980 to 1985, Dr. Kacian was on the faculty of the Department of Pathology and Laboratory Medicine at the University of Pennsylvania and was Director of Clinical Microbiology at the Hospital of the University of Pennsylvania. Dr. Kacian received an M.D. in 1978 from the University of Miami and did his internship and residency in laboratory medicine at Washington University and Barnes Hospital in St. Louis. Prior to attending medical school, Dr. Kacian received a B.A. in mathematics from Western Reserve University and an M.S. in microbiology and Ph.D. in molecular genetics from the University of Illinois and served on the faculty of the Department of Human Genetics and Development at Columbia University.

R. William Bowen, Senior Vice President, General Counsel and Secretary. Mr. Bowen joined the Company in 1997 as Vice President, General Counsel and Assistant Secretary and was appointed Secretary in August 2002 and Senior Vice President in May 2007. Prior to joining the Company, Mr. Bowen was a business litigation partner with the law firm of Luce, Forward, Hamilton & Scripps in San Diego, California. Mr. Bowen received a B.S. in commerce and a J.D. from the University of Virginia.

Diana De Walt, Senior Vice President, Human Resources. Ms. De Walt joined the Company in January 2005 as Vice President, Human Resources and was appointed Senior Vice President in May 2007. Prior to joining the Company, Ms. De Walt founded The HR Company in 1993 and served as its President and Principal Consultant providing professional human resources services to over 85 companies in a wide variety of industries.

From 1988 to 1993, Ms. De Walt worked at Mitek Systems, Inc. as Director, Human Resources and subsequently Vice President, Human Resources. From 1987 to 1988, Ms. De Walt was Vice President, Human Resources of Imperial Savings Real Estate Lending Group. Ms. De Walt received an A.A. in liberal arts from St. Cloud State University and holds a Senior Professional In Resource Management certification.

Jorgine Ellerbrock, Senior Vice President, Operations. Ms. Ellerbrock joined the Company in November 2007 as Senior Vice President, Operations. From August 2004 to November 2007, Ms. Ellerbrock served as Vice President, Operations of various business units of Invitrogen Corporation (now part of Life Technologies Corporation), most recently serving as Vice President, Operations of its Molecular Biology Business from February 2007 to November 2007. Prior to joining Invitrogen, Ms. Ellerbrock held a number of positions with GE Healthcare Bio-Sciences (formerly Amersham Biosciences), a medical technology and services company, most recently serving as its Vice President, Operations from November 2002 to July 2004 and its Vice President, Genomics Product Management from January 2002 to November 2002. Ms. Ellerbrock received a B.S. in microbiology and an M.B.A. from San Diego State University.

Paul E. Gargan, Ph.D., Senior Vice President, Business Development. Dr. Gargan joined the Company as Vice President, Business Development and Planning in 1997. In July 2002, Dr. Gargan was named Vice President, Business Development and in March 2009 Dr. Gargan was appointed Senior Vice President, Business Development. Prior to joining the Company, Dr. Gargan was President and Chief Scientific Officer of American Biogenetic Sciences, Inc. Dr. Gargan received a B.S. in chemistry and a Ph.D. in biochemistry from Queens University and an M.B.A. from the University of Notre Dame.

Brian B. Hansen, Senior Vice President, Global Sales and Service. Mr. Hansen joined the Company in December 2005 as Sr. Director, Domestic Sales and was appointed Vice President, North American Sales in May 2007. In August 2010, Mr. Hansen was appointed Vice President, Americas and Asia Pacific and in February 2012 was appointed Senior Vice President, Global Sales and Service. Prior to joining the Company, Mr. Hansen was with Fisher Scientific as Vice President of Sales for its Healthcare Division from June 2004 to December 2005 and its Diagnostic Division from August 2003 to June 2004. From October 2001 to August 2003, Mr. Hansen was with PSS World Medical, a distributor of physician office medical supplies, as Vice President of Sales. Mr. Hansen received a B.S.B.A. from The University of Missouri and an M.B.A. from San Diego State University.

Herm Rosenman, Senior Vice President, Finance and Chief Financial Officer. Mr. Rosenman joined the Company as Vice President, Finance and Chief Financial Officer in June 2001 and was appointed Senior Vice President, Finance and Chief Financial Officer in May 2007. Prior to joining the Company, Mr. Rosenman was President and Chief Executive Officer of Ultra Acquisition Corp., a retail chain and consumer products manufacturer, from 1997 to 2000. Mr. Rosenman served as President and Chief Executive Officer of RadNet Management, Inc., a large healthcare provider, from 1994 to 1997, and prior to that was Chief Financial Officer for Rexene Corp., a Fortune 1000 company in the petrochemicals industry. Mr. Rosenman was previously a partner at Coopers & Lybrand (now PricewaterhouseCoopers LLP) where he served numerous Fortune 1,000 clients, principally in the pharmaceuticals and telecommunications industries. Mr. Rosenman received a B.B.A. in finance and accounting from Pace University and an M.B.A. in finance from the Wharton School of the University of Pennsylvania.

Eric Tardif, Senior Vice President, Corporate Development & Marketing. Mr. Tardif joined the Company in January 2009 as Senior Vice President, Corporate Strategy, was appointed Senior Vice President, Corporate Strategy & Marketing in October 2010, and named Senior Vice President, Corporate Development & Marketing in April 2011. Prior to joining the Company, Mr. Tardif was managing director of Morgan Stanley’s healthcare investment banking group from December 2007 to November 2008 and executive director of Morgan Stanley’s healthcare investment banking group from February 2006 until December 2007. Before joining Morgan Stanley in February 2006, Mr. Tardif was a principal in Piper Jaffray’s healthcare investment banking group from January 2005 to February 2006, and a vice president in Piper Jaffray’s healthcare investment banking group from January 2003 until December 2004. Mr. Tardif received a B.A. in business from Bishop’s University in Québec, an M.B.A. from the University of British Columbia, and an M.S. in finance from the Carroll Graduate School of Management at Boston College. Mr. Tardif also holds a chartered financial analyst (CFA) designation.

Christina C. Yang, Ph.D., Senior Vice President, Regulatory Affairs and Quality. Dr. Yang joined the Company in April 2007 as Vice President, Clinical, Regulatory and Quality and was appointed Senior Vice President in May 2007. Prior to joining the Company, Dr. Yang was employed by Focus Diagnostics, Inc., a healthcare diagnostics company, most recently serving as Vice President, Quality and Regulatory Affairs from June 2003 to April 2007 and as Senior Director, Quality Systems from March 2001 until June 2003. Dr. Yang received a B.S. in biology from National Taiwan Normal University and a Ph.D. in zoology from Iowa State University. Dr. Yang is a Regulatory Affairs Certified (RAC), ISO 9000 certified lead auditor as well as a Certified Quality Auditor (CQA).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation programs are designed to align the interests of our executive officers with those of our stockholders by rewarding performance that meets or exceeds the performance goals carefully selected by our Compensation Committee. In line with our pay-for-performance philosophy, the total compensation (and cash and equity components thereof) received by our executive officers varies considerably based on the achievement of those goals, which are designed to reflect both short-term and long-term Company performance.

We believe our Compensation Committee has demonstrated its strong commitment to implement an executive compensation program designed to directly align executive compensation with our financial and stock-price performance, as reflected by the following:

•

A majority of executive compensation is performance-based.    Our executive compensation program provides a majority of the total compensation opportunities for all executive officers in the form of stock options, performance stock awards and non-equity incentive plan compensation, each of which derives its value from our stock price performance and/or varies considerably based on our financial performance.

•

We do not provide executive officers with guaranteed salary increases, equity awards or non-performance based bonuses.    None of our executive officers is provided with guaranteed equity compensation, or a guaranteed salary increase or non-performance based bonus, pursuant to our equity or bonus plans or any executive officer’s employment agreement.

•

Annual cash bonus payments are performance-based.    We have incorporated multiple annual performance goals into our cash bonus formulas in order to create incentives for management to achieve specific annual financial targets, which we believe investors use to evaluate our overall financial performance.

•

Executive officer equity awards are directly linked to the Company’s stock price performance.    In 2011, our Compensation Committee took the following three measures in an effort to directly link the value of equity awards granted to our executive officers to our long-term stock price performance: (1) the proportion of total equity award value represented by performance stock awards was increased over 2010 levels from 25% to 40%; (2) performance stock awards granted in 2011 incorporate performance conditions based on our stock price performance relative to a third party industry index, rather than independent Company performance; and (3) shares issued pursuant to 2011 performance stock awards are based on three separate performance periods of one year, two years and three years in duration, rather than the single, one-year performance period incorporated into our 2010 performance stock awards.

•

Our Compensation Committee directly retains an independent compensation consultant and regularly benchmarks executive compensation against our peer group.    Our Compensation Committee directly engages its own independent compensation consultant that does not provide any services to, nor does it report to, Company management. In addition, our Compensation Committee regularly reviews, updates and approves a carefully selected group of peer group companies that is used to establish target compensation levels as part of the Compensation Committee’s regular executive compensation determination process.

•

We have never re-priced outstanding equity awards and our equity plan prohibits equity award grants below fair market value and equity award re-pricing without stockholder approval.    We have never re-priced outstanding equity awards nor sought stockholder approval to do so. In addition, our 2003 Plan requires stockholder approval of any amendment to the plan that would enable stock options or stock appreciation rights to be granted with an exercise price below fair market value on the grant date, and any amendment to existing stock options and stock appreciation rights that would reduce the exercise price below the closing price of our common stock as of the grant date.

•

Executive officers are subject to a stock ownership policy.    We maintain a stock ownership policy for executive officers that, subject to a phase-in period, requires these individuals to maintain ownership of our stock equal to between one and three times their annual base salary, depending on position.

•

Executive officer severance benefits following a change in control are not excessive and are subject to a “double-trigger” mechanism.    Our executive employment agreements contain a “double trigger” mechanism for those individuals to be eligible for any change-in-control severance benefits. None of our executive employment agreements provides for excessive change-in-control benefits (i.e., none of the agreements provides for change-in-control benefits greater than three times base salary and bonus for any time period after such officer’s qualifying termination).

•

None of our executive employment agreements contains a tax “gross-up” provision for severance benefits payable in connection with a change in control of the Company.    In particular, in May 2009 we entered into an amended and restated employment agreement with Carl W. Hull in connection with Mr. Hull’s appointment as the Company’s CEO, which did not include the excise tax “gross-up” provision that previously existed in our former CEO’s employment agreement.

•

In February 2012, our Compensation Committee amended the terms of the 2003 Plan and its related stock option agreements to provide that stock option awards granted to employees under the 2003 Plan in February 2012 and thereafter would generally be subject to a “double-trigger” for accelerated vesting of such awards to occur in connection with a change in control of the Company.    The Board, acting on the recommendation of our Compensation Committee, has approved various amendments to our 2003 Plan and related stock option award agreements to incorporate a “double-trigger” mechanism into stock option awards granted to employees under our 2003 Plan commencing with the grants made in February 2012. In contrast, employee stock option awards have historically incorporated a “single-trigger” change-in-control mechanism. The primary difference between a “single-trigger” change in control clause and a “double-trigger” change in control clause is that a stock option subject to a “double-trigger” change in control clause requires that an employee be terminated in connection with the change-in-control transaction in order for all of the shares subject to the stock option to accelerate and become immediately exercisable.

•

We have adopted a securities trading policy that prohibits directors and executive officers from engaging in hedging and other inherently speculative transactions with respect to our stock.    The equity awards granted to our executive officers and other senior employees are designed to tie the value of these awards to long-term stockholder value. Our Compensation Committee believes that it is essential that executive officers and directors be prevented from using hedging and derivative transactions to undermine or circumvent these arrangements. As a result, we maintain a securities trading policy that prohibits these individuals from engaging in short sales, transactions in put or call options, hedging transactions, or any other inherently speculative transaction with respect to the Company’s stock. In addition, no officer or director of the Company may margin or borrow against any of the Company’s stock.

•

We annually review the risk profile of our executive compensation program.    We have instituted a formal risk management process, which includes an annual assessment by our Compensation Committee and Board of whether our compensation policies and practices encourage taking unnecessary or excessive risks.

We believe the compensation awarded to our executive officers for the 2011 performance period reflected our pay-for-performance philosophy. In particular, we believe 2011 executive compensation accurately reflected our executive team’s ability to successfully manage our business and deliver solid 2011 financial results and stockholder returns despite challenging macroeconomic conditions and downward pressures on health care utilization, as illustrated by the following:

1.

At least 70% of the total compensation opportunity for each of our named executive officers in 2011 derived its value from our stock price performance and/or varied significantly based on our financial performance.

•	Of the total compensation paid to our existing NEOs for fiscal 2011 described in the Summary Compensation Table below, approximately 70% of the total compensation for all individuals other than our CEO, and approximately 83% of the total compensation for our CEO, consisted of performance stock awards, non-equity incentive plan compensation and stock options, each of which derives its value from our stock price performance and/or varies considerably based on our financial performance.

2.	Our Compensation Committee established challenging financial performance goals to determine 2011 performance-based cash compensation.

•

Our Compensation Committee carefully selected the financial metrics used to determine 2011 performance-based cash compensation. These performance measures included financial metrics based on the Company’s 2011 total revenues, earnings per share (“EPS”) and operating cash flow, which the Compensation Committee believes are important measurements utilized by the Company and its stockholders to gauge our overall financial performance.

•

In spite of difficult economic conditions, we achieved solid annual total revenue and diluted non-GAAP EPS growth of approximately 6% and 7%, respectively. In addition, during 2011 we generated approximately $173.4 million of adjusted operating cash flow.

•	Despite these accomplishments, we achieved approximately 95% of target level performance as measured against all established performance goals under the terms of our cash bonus plans.

3.

Our Compensation Committee established performance conditions for 2011 performance stock awards based on our stock price performance relative to a peer industry index measured over multiple performance periods.

•

Our Compensation Committee granted performance stock awards in 2011 with performance conditions based on our adjusted relative stockholder return in comparison to the Standard & Poor’s Health Care Equipment Select Industry Index (the “Designated Index”) over three separate performance periods. Performance under the awards will be measured annually from January 1, 2011 for performance intervals of one year, two years and three years, with each performance interval representing one-third of the total potential award. These awards are designed to directly link the compensation actually received by our executive officers to the long-term returns delivered to our stockholders, in comparison to an objective, verifiable, third party index of organizations within the medical device industry.

4.	We generated annual stock price appreciation that equaled or exceeded our industry peers.

•

Our stock price performance during 2011 represented approximately the 55th percentile when compared to the stock price performance over the same period of our 2011 peer group for executive compensation comparison purposes described below. In addition, our stock price performance over the last three years (from 2009 through 2011) represented approximately the 60[t]h percentile when compared to the same peer group.

•

Our stock price performance during 2011 represented approximately the 55th percentile when compared to the stock price performance of other medical device and diagnostic companies with whom we regularly compare our stock price performance and which we believe our investors view as potentially competing investments in our sector.[1] In addition, our stock price performance over the last three years (from 2009 through 2011) represented approximately the 75th percentile when compared to this peer group.

•

Our stock price outperformed the Designated Index by approximately 10% on an absolute basis during the one-year performance interval under the terms of the 2011 performance stock awards granted to our executive officers and other senior employees in February 2011.

[1]

This comparison group includes Alere, Inc., Danaher Corporation, Cepheid, Genomic Health, Inc., Hologic, Inc., Illumina, Inc., Life Technologies Corporation, Luminex Corporation, Myriad Genetics, Inc. and Qiagen N.V.

5.	The total target compensation opportunity for our NEOs during 2011 was consistent with our stock price performance during the year.

•

The total 2011 target compensation opportunity for our CEO represented approximately the 60th percentile among our peer group for executive compensation purposes described below, based on the most recent data presented to our Compensation Committee by their independent compensation consultant. In addition, the total 2011 target compensation opportunity for our other NEOs represented between approximately the 55th and 65th percentile among the same peer group.[2]

6.	We have demonstrated a commitment to deploy our excess cash resources in a manner designed to deliver near-term and long-term value for our stockholders.

•	Since 2008, we have returned approximately $600 million in cash to our stockholders as part of our stock repurchase programs.

•

Between April 2009 and December 2010, we acquired Tepnel Life Sciences plc, Prodesse, Inc. and Genetic Testing Institute, Inc., which have expanded our product offerings and technology base to include transplant diagnostics products as well as products that detect influenza and other infectious organisms.

•

We have invested prudently in research and development and demonstrated consistent success in bringing our pipeline products to market. For example, during 2011 we received U.S. Food and Drug Administration (“FDA”) approval and clearance of our APTIMA HPV assay and APTIMA Trichomonas assay, respectively, driving further expansion of our women’s health franchise. In February 2012, we received FDA approval of our PROGENSA PCA3 assay. In addition, we have initiated mid-term projects designed to extend our leadership position in automation by adding polymerase chain reaction (PCR) capability to our PANTHER instrument system and by developing a new instrument to further automate molecular testing from liquid-based cytology specimens.

The Role and Membership of the Compensation Committee

Members of our Compensation Committee are independent directors who are not current or former employees of the Company or its subsidiaries. Four directors currently comprise the Compensation Committee: Mr. Kessler (Chairman); Mr. Brown; Dr. Martin; and Mr. Schneider. None of our Compensation Committee members has any material business relationships with the Company or any of its subsidiaries. All of the members of our Compensation Committee are “independent,” as that term is defined by Nasdaq Listing Rule 5605(a)(2).

The Compensation Committee operates pursuant to a written charter that outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the Compensation Committee and the Board and is available on our website at www.gen-probe.com.

The Compensation Committee meets at scheduled times during the year and holds additional meetings from time to time to review and discuss executive compensation issues. The Compensation Committee held five meetings during 2011. Executive officers are not present during discussion of their compensation.

The Compensation Committee acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate performance objectives relevant to the compensation of our executive officers and evaluation of performance in light of these stated objectives;

•

review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s CEO, other executive officers and directors; and

•	administration of the Company’s equity compensation plans, deferred compensation plan and other similar plans and programs.

[2]

The total target compensation opportunity includes base salary, the target cash bonus amount under the bonus plans in effect for 2011 described in greater detail below, the Black-Scholes value of stock options and the face value of performance stock awards granted in February 2011.

Executive Compensation Philosophy

Compensation for our NEOs and other executive officers is designed to be significantly performance-based. In establishing the Company’s compensation program for executive officers, the Compensation Committee has five principal objectives:

•	ensuring that the Company is able to attract and retain executive officers through the use of industry-competitive “base” salaries;

•	providing total compensation that is competitive in the industry and that is tied to, and varies based upon, corporate performance and, for certain individuals, individual performance;

•

incentivizing executive officers to make prudent business decisions and maximize stockholder value by providing a significant portion of total compensation opportunities in the form of direct ownership in the Company through stock options, performance stock awards and other forms of equity awards;

•	creating and sustaining a sense of urgency surrounding execution of the Company’s strategy and the achievement of key business objectives; and

•	maintaining internal pay equity among employees.

In order to address these priorities, the Compensation Committee regularly assesses compensation components that it believes will most cost-effectively attract, retain and motivate executive officers and reward them for their individual achievements and those of our Company. Since 2005, the Compensation Committee has retained Compensia, an independent consultant specializing in compensation matters, to assist the Compensation Committee in its analysis of the key elements of the Company’s compensation programs. Compensia serves at the discretion of the Compensation Committee, which has authority to terminate Compensia’s services, and Compensia reports directly to the Compensation Committee. Compensia does not perform any services for the Company other than the executive compensation consulting advice for which it has been engaged by the Compensation Committee.

The Compensation Committee has historically evaluated total cash and equity compensation for executive officers with reference to similarly situated executive officers of an identified peer group, while also considering the balance between short-term and long-term incentives that align the interests of management with stockholders. The Compensation Committee evaluates the balance between equity and cash compensation for all executive officers on an annual basis.

Based on its review of the above-mentioned objectives, the Compensation Committee has established an executive compensation program that consists of the following six components:

•	base salary;

•	an annual cash bonus that is dependent on corporate performance and, for certain executive officers, individual performance;

•	equity awards, consisting primarily of stock options and performance stock awards;

•	the opportunity to defer compensation under a nonqualified deferred compensation plan;

•	post-termination benefits that are triggered in limited circumstances; and

•	other health and welfare benefits generally offered to all employees of the Company.

To ensure that compensation reflects performance, the Company’s bonus plans and equity award programs do not guarantee any minimum compensation awards.

Compensation Determinations

The Compensation Committee is provided with the authority to determine the compensation available to all executive officers, including NEOs. In evaluating executive compensation arrangements, the Compensation Committee reviews and considers regular written reports provided by Compensia with respect to competitive practices and the amounts and nature of compensation paid to executive officers in a peer group of companies. Compensia has also provided advice to the Compensation Committee regarding, among other things, structuring the Company’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to the Company’s executive officers. Based in part upon Compensia’s recommendations, the Company’s cash and stock-based incentive awards are weighted significantly towards variable components which the Compensation Committee believes help to ensure that total compensation reflects the overall performance of the Company and motivates executive officers to meet appropriate performance measures designed to maximize total return to stockholders.

In addition, to further aid the Compensation Committee in making its determinations, our CEO provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers. Our CEO’s recommendations are informed by the results of his annual performance review of each executive officer, at which time each officer’s individual performance is assessed in light of overall corporate performance, measured against pre-established corporate goals for the relevant period. In addition, each executive officer provides input about his or her individual contributions to the Company’s success for the period being assessed.

Consideration of the Company’s 2011 Stockholder Vote on Executive Compensation

At our May 19, 2011 Annual Meeting of Stockholders, over 98% of the votes present and entitled to vote on the matter approved our fiscal 2010 executive compensation program, policies and practices. In addition, our Board recommended that our stockholders be provided with the opportunity to submit an advisory vote on the compensation of our NEOs every year, which our stockholders also strongly supported. We believe the outcome of these proposals evidence the commitment of our Compensation Committee to open dialogue with our stockholders regarding key corporate governance issues, including matters related to executive compensation, and the Compensation Committee’s efforts to formulate and implement an executive compensation program designed to align the long-term interests of our executive officers with our stockholders.

Our 2011 Annual Meeting was held after our Compensation Committee established compensation arrangements for our NEOs in 2011. However, we believe the positive voting results for proposals related to 2010 executive compensation that were submitted to our stockholders at our 2011 Annual Meeting support the compensation arrangements established by our Compensation Committee for our NEOs in 2010 as well as 2011. The Compensation Committee believes that our fiscal 2011 executive compensation program aligned pay with performance and reflected responsible corporate governance practices regarding executive compensation. The Compensation Committee will continue to consider stockholder sentiments when making future decisions regarding the structure and implementation of our executive compensation program.

Compensation Comparisons and Peer Group

An important step in structuring compensation for the Company’s newly hired executive officers, as well as gauging the competitiveness of compensation packages for existing executive officers, is the identification and evaluation of compensation packages offered to similarly situated executive officers of a peer group of companies. The Compensation Committee has directed Compensia, as part of its engagement, to develop and regularly update as appropriate a comparative peer group of companies, as well as to perform analyses of competitive performance and compensation levels for that peer group. During the term of its engagement, Compensia has also conducted individual interviews with members of senior management and the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, and the labor markets in which the Company competes. Compensia ultimately develops recommendations and metrics that are presented to the Compensation Committee for its consideration and approval.

In July 2011, the Compensation Committee approved the following set of peer group companies for 2011:

Alexion Pharmaceuticals, Inc.	IDEXX Laboratories, Inc.	Qiagen N.V.
Align Technology, Inc.	Illumina, Inc.	ResMed Inc.
American Medical Systems, Inc.	Integra LifeSciences Holdings Corporation	Techne Corporation
BioMarin Pharmaceuticals Inc.	Masimo Corporation	Thoratec Corporation
Cubist Pharmaceuticals, Inc.	Myriad Genetics, Inc.	United Thereapuetics Corporation
Haemonetics Corporation	NuVasive, Inc.	Volcano Corporation

Immucor, Inc., Martek Biosciences Corporation and Talecris Biotherapeutics Holdings Corp. were eliminated from the Company’s previously reported peer group due to their acquisitions by third parties. Affymetrix, Inc., Alkermes, Inc. and Amylin Pharmaceuticals, Inc. were eliminated from the Company’s previously reported peer group because they fell below the designated market capitalization and/or revenue ranges used by the Company to select its 2011 peer group. Valeant Pharmaceuticals International, Inc. was eliminated from the Company’s previously reported peer group because its market capitalization was above the range used by the Company to select its 2011 peer group.

Alexion Pharmaceuticals, Inc., Align Technology, Inc., American Medical Systems, Inc., BioMarin Pharmaceuticals, Inc., Cubist Pharmaceuticals, Inc., Integra LifeSciences Holdings Corporation, Masimo Corporation, NuVasive, Inc., ResMed Inc., Thoratec Corporation and Volcano Corporation were added to the Company’s 2011 peer group due to increased comparative circumstances relative to the Company.

Based on data presented to the Compensation Committee by Compensia over the years and the analysis described above, the Compensation Committee has maintained a guiding principle of generally striving to provide the Company’s executive officers (including NEOs) with target annual total cash compensation around the 60th percentile and equity incentive compensation around the 75th percentile of the Company’s peer group. In determining the level of compensation actually provided to its executive officers, the Compensation Committee may also consider the financial performance of peer group companies, Company or executive officer performance, the Company’s geographic location in San Diego where there is significant competition for employees in the diagnostic, pharmaceutical and biotechnology industries, current economic conditions and reference data (if, for example, limited data is available for comparison of an individual to similarly situated executive officers of the peer group or if certain peer group data appears to deviate from broader-based market or industry trends). The Compensation Committee also evaluates the performance of individual executive officers on an annual basis and may award merit salary increases as a result of these assessments. This approach ensures that the Company’s compensation structures will enable it to remain competitive in its markets and reward individual performance.

Based on the Company’s 2011 peer group as approved by our Compensation Committee in July 2011, our NEOs were awarded target total cash compensation, actual total cash compensation and actual equity incentive awards in 2011 approximately equal to the following percentages of the amounts representing the target 60th percentile of peer group total cash compensation, and the target 75th percentile of peer group equity compensation, respectively:

Named Executive Officer	Target 2011 Total Cash Compensation as a Percentage of Peer Group 60th Percentile Amount	Actual 2011 Total Cash Compensation as a Percentage of Peer Group 60th Percentile Amount		Actual Value of 2011 Equity Incentive Awards as a Percentage of Peer Group 75th Percentile Amount(1)
Carl W. Hull	96%	94%		59%
Herm Rosenman	81%	79%		50%
Daniel L. Kacian, Ph.D., M.D.	105%	103%		63%
R. William Bowen	85%	85%		57%
Jorgine Ellerbrock	93%	92%		72%
Eric Lai, Ph.D.	81%	63	%(2)	42%

(1)	Amounts reported are based on the Black-Scholes value of stock options and target level performance under the performance stock awards granted to such individuals in February 2011.

(2)

Dr. Lai resigned from his employment as Senior Vice President, Research and Development of the Company in November 2011. As a result, Dr. Lai was not entitled to receive a bonus award for the 2011 performance period under the terms of our cash bonus plans. The amount reported for Dr. Lai includes a payment to Dr. Lai pursuant to his separation agreement with the Company, which represented Dr. Lai’s estimated bonus payment for the 2011 performance period under the Gen-Probe 2011 Employee Bonus Plan (the “Employee Bonus Plan”) described in greater detail below, pro-rated through the date of his resignation.

The comparisons set forth above are based on the most current peer group data available to the Company as presented to the Compensation Committee by Compensia. Please see the “Summary Compensation Table” below for additional information regarding the amounts payable to our NEOs for fiscal 2011.

The equity award values granted to our NEOs in 2011 were significantly less than the Compensation Committee’s stated goal of striving to grant equity awards around the 75th percentile among the Company’s peer group. The Compensation Committee believes this was the result of peer group data being skewed by certain companies within the peer group granting significantly more equity awards than industry standard, thereby increasing the 75th percentile among the Company’s peer group above the point at which the Compensation Committee believed was appropriate. As a result of this belief and the level of equity awards recently awarded to our executive officers which our Compensation Committee believes to be appropriate, in February 2012 our Compensation Committee adjusted its guiding principle for granting future equity awards to our executive officers from a level generally equal to the 75th percentile among our peer group to approximately the 60th percentile of our peer group.

Base Salary

Each executive officer’s base salary is determined by the Compensation Committee during the first quarter of the fiscal year. Mr. Hull entered into an amended and restated employment agreement with the Company effective as of May 18, 2009, the date of Mr. Hull’s appointment as the Company’s CEO. Pursuant to the terms of Mr. Hull’s employment agreement, Mr. Hull is entitled to receive a minimum annual base salary of $635,000. The Company’s other NEOs do not have minimum salary levels established by contract. The terms of the Company’s employment agreements with its current NEOs are described below under “Employment Agreements with Named Executive Officers.”

The base salary component of the Company’s compensation program is designed to provide executive officers with a competitive base salary in the San Diego market and, when combined with targeted annual cash incentive compensation, is generally intended to provide for total targeted annual cash compensation around the 60th percentile among our peer group. In addition, each year the Compensation Committee determines base salary increases for NEOs based upon corporate performance, the Compensation Committee’s continuing review of peer group compensation, the Compensation Committee’s subjective evaluation of the performance of our executive officers as assessed by the Compensation Committee and our CEO, as well as each officer’s experience, commitment to our core values and potential for advancement. No guaranteed base salary increases are provided to our NEOs.

In February 2011, the Compensation Committee awarded Mr. Hull a base salary merit increase of approximately 10% of his 2010 annual base salary, to an annual salary of $750,000, effective January 1, 2011, and awarded base salary merit increases to each of our other NEOs of between 2.5% and 3.5%. These 2011 merit base salary increases were provided to our NEOs based on the assessment of each NEO’s individual performance during 2010 and/or as a result of direct comparisons to each NEO’s peer group data.

In February 2012, the Compensation Committee awarded Mr. Hull a base salary merit increase of approximately 4% of his 2011 annual base salary, to an annual salary of $780,000, effective January 1, 2012, and awarded base salary merit increases to each of our other NEOs of between 2.5% and 3.5%. These 2012 merit base salary increases were provided to our NEOs based on the assessment of each NEO’s individual performance during 2011 and/or as a result of direct comparisons to each NEO’s peer group data.

Annual Cash Bonus Awards

2011 Named Executive Officer Annual Cash Bonus Awards

Cash bonuses awarded to executive officers for the 2011 performance period were determined under the terms of our annual bonus plans. Cash bonuses are not guaranteed and, depending on the particular NEO, are either entirely or predominantly dependent upon the achievement of our corporate performance goals. Bonus awards for all NEOs other than Mr. Hull and Dr. Kacian were also in part based upon an assessment of individual performance. Our annual cash bonus plans are designed to reward NEOs for their contribution to the achievement of our corporate performance goals and reflect the executive officer’s overall job performance.

In February 2011, the Compensation Committee determined that bonus awards for the 2011 performance period for our CEO and Executive Vice President (“EVP”) and Chief Scientist would be made pursuant to the Gen-Probe Incorporated 2007 Executive Bonus Plan (the “Executive Plan,” and together with the Employee Bonus Plan, the “Bonus Plans”). The Compensation Committee also determined that the 2011 target bonus amounts for these officers would equal the following percentage of their respective annual base salary: CEO (100%); and EVP and Chief Scientist (40%). The Compensation Committee determined that these executive officers should participate in the Executive Plan for the 2011 performance period as a result of their specific responsibilities within the Company and certain related tax and accounting considerations. Bonuses payable under the Executive Plan are generally intended to satisfy the performance-based compensation requirements under Section 162(m) of the Code.

Fiscal 2011 bonus awards for NEOs other than Mr. Hull and Dr. Kacian were made under the Employee Bonus Plan. Under the Employee Bonus Plan, the target bonus amount for each participating NEO was 40% of such individual’s annual base salary.

The Compensation Committee increased the 2011 target bonus percentage for our CEO from 75% to 100%, and increased the target bonus percentage for each NEO from 35% to 40% (except for Dr. Kacian whose target bonus percentage remained at 40%), in order to further align target total cash compensation for these officers with the Company’s identified peer group, and ensure that the resulting increase in total annual cash compensation actually paid to such individuals would be based predominantly on corporate performance. The Compensation Committee believed these target bonus amounts represented the appropriate mix of base salary and cash incentive compensation for each NEO based on his or her position within the Company and a review of peer group data.

In addition to the target bonus amounts described above, the following two factors were used to determine bonuses payable under the Bonus Plans for the 2011 performance period: the Company Performance Factor (“CPF”); and the Individual and Team Performance Factor (“ITPF”). Bonus awards paid to Mr. Hull and Dr. Kacian under the Executive Plan were determined solely by the CPF, which was based on the achievement of our 2011 corporate performance goals described below. Bonus awards under the Employee Bonus Plan were determined using the CPF and an ITPF assigned to each participating NEO, which was based primarily on our CEO’s assessment of that NEO’s individual performance during 2011.

Bonuses paid to NEOs for the 2011 performance period were calculated under the Bonus Plans in accordance with the formulas set forth below (together, the “Bonus Formulas”):

Executive Plan	Employee Bonus Plan
Bonus = (Base Pay x Target% x CPF)	Bonus = X + Y
X = (Base Pay x Target% x CPF x 70%)
Y = (Base Pay x Target% x ITPF x 30%)

In February 2011, the Compensation Committee established three financial goals for the 2011 calendar year performance period (collectively, the “2011 Performance Goals”), which collectively comprised the CPF under both Bonus Plans and were designed to achieve a focused alignment between 2011 executive compensation and the Company’s financial performance. The Compensation Committee established the following 2011 Performance Goals: (1) the attainment of an adjusted EPS goal of $2.35 (the “EPS Goal”); (2) the attainment of an adjusted total revenue goal of $591.6 million (the “Revenue Goal”); and (3) the attainment of an operating cash flow goal of $166.7 million (the “Cash Flow Goal”).

The EPS Goal was included within our 2011 Performance Goals in recognition that EPS sets the growth expectations for our stockholders. The Compensation Committee established the Revenue Goal for 2011 in recognition that this performance goal measures the growth of the Company, both organically and through acquisitions, and provides an indication of future success. The Compensation Committee established the Cash Flow Goal for 2011 because we believe cash flow is a valuable measure of our performance and is a key metric upon which our stockholders base their investment decisions. In addition, our ability to translate earnings to cash indicates the health of our business and has allowed us to invest for the future of the business as well as return value to stockholders through acquisitions and stock repurchase programs.

The EPS Goal and the Revenue Goal were based on our 2011 diluted EPS and revenues, respectively, in each case subject to certain pre-determined adjustments designed to eliminate the effects of extraordinary or unusual events occurring during 2011, except to the extent that such events or transactions were included in our 2011 financial plan as of January 1, 2011, as well as certain acquisition and restructuring-related adjustments. The Compensation Committee believed that the 2011 Performance Goals should be evaluated in light of the facts, assumptions and expectations upon which these goals were originally based, and thus the evaluation of our 2011 financial performance for purposes of the Bonus Plans should not benefit from, or be negatively affected by, specified transactions and events occurring during the year that would be unique, within management’s control, and intended for the long-term benefit of the business.

The Compensation Committee determined that each 2011 Performance Goal should be allocated the following percentage of the CPF under the Bonus Plans as a result of its relative importance to our stockholders and the Company’s overall financial performance:

2011 Performance Goal	CPF Contribution
Revenue Goal	40%
EPS Goal	40%
Cash Flow Goal	20%
Total	100%

For the 2011 performance period, the Compensation Committee established threshold, target and “stretch” levels of performance for each of the 2011 Performance Goals. Based on actual achievement, a CPF value of between 0% and 150% could be awarded for each 2011 Performance Goal. Any achievement of less than or equal to the specified threshold performance level for any 2011 Performance Goal would result in a 0% CPF value for that goal. The precise achievement of the target performance level for any 2011 Performance Goal would result in a CPF value of 100% for that goal. Any achievement of equal to or greater than the specified “stretch” performance level for any 2011 Performance Goal would result in a 150% CPF value for that goal. Any achievement of between the designated threshold performance level and the target performance level for any 2011 Performance Goal, and achievement between the designated target performance level and the applicable “stretch” performance level for any 2011 Performance Goal, would result in a pro-rated CPF value between 0% and 100%, or between 100% and 150%, as applicable.

The threshold, target and stretch performance levels for each of the 2011 Performance Goals were as follows:

2011 Performance Goal	Threshold Performance	Target Performance	Stretch Performance
Revenue Goal	≥80% of Target Performance	$591.6 million	≥120% of Target Performance
EPS Goal	≥90% of Target Performance	$2.35	≥120% of Target Performance
Cash Flow Goal	≥80% of Target Performance	$166.7 million	≥ 120% of Target Performance

For 2011, the Company had total adjusted revenues of $576.2 million and adjusted EPS of $2.34. As a result, the Compensation Committee awarded a CPF of 87.0% for the Revenue Goal and a CPF of 95.0% for the EPS Goal. In addition, the Company had adjusted operating cash flow in 2011 of approximately $173.4 million, yielding a CPF of 109.6% for the Cash Flow Goal.

Therefore, a combined CPF of 94.7% was awarded under the Bonus Plans for the fiscal 2011 performance period, as illustrated by the following:

2011 Performance Goal	Goal CPF Value Awarded	Overall Goal Weight	Contribution to Total CPF
Revenue Goal	87.0%	40%	34.8%
EPS Goal	95.0%	40%	38.0%
Cash Flow Goal	109.6%	20%	21.9%
Total CPF		100%	94.7%

Each NEO participating in the Employee Bonus Plan, with the review, input and approval of our CEO, established between approximately five and ten individual performance goals that formed the basis upon which their respective ITPF value would be determined. These goals were designed to reflect each NEO’s area of responsibility within the Company and, to the extent possible, were generally structured to include an objectively measurable component (i.e., a numeric or other criteria capable of independent measurement or satisfaction). Each goal was then assigned a specific percentage of that officer’s overall ITPF value, with all goals totaling 100%. In 2011, no individual performance goal accounted for greater than 30% of any NEO’s total ITPF value. Set forth below are general descriptions of certain primary individual goals for each NEO that received an award under the Employee Bonus Plan for the 2011 performance period:

Named Executive Officer	Goal Description
Herm Rosenman Senior Vice President, Finance and Chief Financial Officer	• Achieve revenue and net income in accordance with 2011 operating plan • Effectively manage cash flow, gross margin and operating expenses to achieve 2011 goals

R. William Bowen Senior Vice President, General Counsel and Secretary	• Maintain 2011 legal expenditures within an identified budget • Effectively manage claims asserted against the Company

Jorgine Ellerbrock Senior Vice President, Operations	• Manage operations budget to plan; maintain appropriate inventory levels to effectively balance cash flow and product availability

• Maintain or improve global customer satisfaction levels through achievement of target quality goals

As part of the Company’s annual employee performance appraisal process, in February 2012 our CEO provided the Compensation Committee with his assessment of the individual performance of each NEO set forth above against their respective 2011 ITPF goals. Each NEO was eligible to receive an ITPF value of between 0% and 150% under the Employee Bonus Plan. After performing an assessment of fiscal 2011 individual NEO performance and taking into consideration the recommendations of our CEO, the Compensation Committee assigned NEOs participating in the Employee Bonus Plan with ITPF values of between 80% and 120%.

Actual bonus awards paid to our NEOs in the first quarter of 2012 for fiscal 2011 performance in accordance with the Bonus Formulas are set forth below in the “Summary Compensation Table.”

2012 Named Executive Officer Annual Cash Bonus Awards

In February 2012, the Board, acting on the recommendation of our Compensation Committee, approved the adoption of the 2012 Executive Plan, subject to approval by our stockholders at the Annual Meeting. The 2012 Executive Plan permits the payment of annual bonuses based upon pre-established performance criteria for each plan year. The 2012 Executive Plan is intended to permit the payment of awards that qualify as performance-based compensation under Section 162(m) of the Code. Participation in the 2012 Executive Plan is limited to our

CEO and such other employees of the Company as our Compensation Committee may determine in its discretion. A brief description of the principal features of the 2012 Executive Plan is contained in Proposal 3 (Approval of 2012 Executive Plan) below and incorporated by reference herein, however, that description is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2012 Executive Plan, a copy of which is attached as Appendix B to this proxy statement.

The Compensation Committee has determined that our CEO and EVP and Chief Scientist will participate in the 2012 Executive Plan for the 2012 calendar year performance period. The Compensation Committee established target bonus amounts for our CEO and EVP and Chief Scientist equal to 100% and 40%, respectively, of each individual’s annual base salary as of December 31, 2012. In addition, the Compensation Committee established performance goals under the 2012 Executive Plan for each participant for the 2012 performance period, which are based on the attainment of specific performance levels related to our 2012 revenues, EPS and operating cash flow (collectively, the “2012 Performance Goals”).

Under the terms of the 2012 Executive Plan, each participant will be eligible to receive a bonus for the 2012 performance period equal to (a) the individual’s target bonus amount, multiplied by (b) the CPF, which is a percentage between 0% and 150% that is applied to each participant’s target bonus amount and is based on the achievement of the 2012 Performance Goals.

In February 2012, the Compensation Committee also approved the adoption of the Gen-Probe 2012 Employee Bonus Plan (the “2012 Employee Plan”), which provides for the payment to eligible employees, including our NEOs other than our CEO and EVP and Chief Scientist, of incentive cash-based compensation for the 2012 calendar year performance period.

The Compensation Committee assigned each of our NEOs participating in the 2012 Employee Plan a target bonus amount equal to 40% or 45% of such individual’s annual base salary as of December 31, 2012. Bonuses are calculated under the 2012 Employee Plan based on the following two factors:

•

Company Performance Factor (CPF).    The CPF value for all Company employees eligible to receive a bonus under the 2012 Employee Plan (including participating NEOs) will be the same overall CPF value awarded under the 2012 Executive Plan. The CPF value will be applied to a portion of each participant’s target bonus.

•

Individual and Team Performance Factor (ITPF).    The ITPF is a percentage between 0% and 150% that is applied to a portion of each participant’s target bonus. Each participant will be assigned an ITPF percentage based on the assessment of his or her overall individual performance.

Based on this calculation, a participant may receive between 0% and 150% of his or her target bonus amount under the 2012 Employee Plan.

The Compensation Committee administers the 2012 Employee Plan for participating NEOs, and may adjust the final bonus amount for any participant as it deems appropriate. Participants must be employed by the Company on December 31, 2012 and on the date of bonus payment (expected to be within 90 days of fiscal year end) to receive a bonus under the 2012 Employee Plan.

Equity Awards

Each executive officer is eligible to receive an annual equity compensation award. The Company believes, based on its performance-based approach to compensation, that equity ownership in the Company is important to tie the ultimate level of compensation to the performance of the Company’s stock and create an incentive for sustained growth. The Company believes that this is especially true in the case of executive officers. The Compensation Committee generally does not consider the number of equity awards held by NEOs when making annual equity grants as it believes that awards should be given based on successful job performance and should not be discounted based on accumulated equity value. In addition, the Compensation Committee believes that competitors who may try to hire the Company’s executive officers would not give full credit for existing equity ownership in the Company, and, to remain competitive, similarly do not credit old awards when approving new grants.

We maintain a stock ownership policy for executive officers that, subject to a phase-in period, requires these individuals to maintain ownership of our stock equal to between one and three times their annual base salary, depending on position. The Compensation Committee believes that this ownership policy will further align executive and stockholder interests and thereby promote the objective of increasing stockholder value. Because the Company has adopted this stock ownership policy, the Compensation Committee has not established a minimum holding period for restricted stock granted to NEOs or other Company employees as the Compensation Committee does not currently believe that such a requirement is necessary to align the interests of management with those of our stockholders.

The equity awards granted to our executive officers and other senior employees are designed to tie the value of these awards to long-term stockholder value. Our Compensation Committee believes that it is essential that executive officers and directors be prevented from using hedging and derivative transactions to undermine or circumvent these arrangements. As a result, we maintain a securities trading policy that prohibits these individuals from engaging in short sales, transactions in put or call options, hedging transactions, or any other inherently speculative transaction with respect to the Company’s stock. In addition, no officer or director of the Company may margin or borrow against any of the Company’s stock.

Based in part on data presented to the Compensation Committee by Compensia over the years, the Compensation Committee has historically sought to structure our NEO compensation arrangements to provide for equity incentive compensation around the 75th percentile of the Company’s identified peer group. However, other factors, including the number of shares available for issuance under our equity incentive plans, corporate and individual performance, or the timing of award grants may alter the value of the annual awards granted on a Company-wide or individual basis in a particular year. In February 2012, our Compensation Committee adjusted its guiding principle for granting future equity awards to our executive officers from a level generally equal to around the 75th percentile among our peer group to approximately the 60th percentile of our peer group. The Compensation Committee made this adjustment primarily as a result of an analysis of the level of equity awards recently awarded to our executive officers, which our Compensation Committee believes to be appropriate.

Recent equity awards granted to our executive officers (including NEOs) have consisted of stock options and performance stock awards made in February of each year. Since 2010, our Compensation Committee has not granted restricted stock awards with time-based vesting provisions only, but has instead incorporated performance-based vesting provisions in addition to time-based vesting provisions into annual stock awards. The Compensation Committee has structured annual equity awards with reference to data presented to the Compensation Committee by Compensia, which included an analysis of various long-term equity incentive alternatives and their respective advantages and disadvantages for fostering the Company’s long-term growth, executive retention and performance goal achievement. The Compensation Committee believes this general mix of equity awards further increases the alignment between NEO equity compensation, achievement of the Company’s long-term growth and financial objectives and, ultimately, stockholder returns.

In the event of a change in control of the Company, each of the Company’s equity incentive plans has historically provided that all outstanding equity awards will automatically become fully vested, exercisable or payable, as applicable. In February 2012, our Compensation Committee amended the terms of the 2003 Plan and its related stock option agreements to provide that stock option awards granted to employees under the 2003 Plan in February 2012 and thereafter would generally be subject to a “double-trigger” for accelerated vesting of such awards to occur in connection with a change in control of the Company. The Compensation Committee made this adjustment in recognition of developing corporate practices related to equity incentive awards.

Equity Awards Granted to Named Executive Officers During 2011

In February 2011, the Compensation Committee granted equity awards to executive officers (including NEOs) and other senior employees consisting of stock options and performance stock awards. All such equity awards were issued under the 2003 Plan. The performance stock awards are intended to qualify as performance-based compensation under Section 162(m) of the Code.

The Compensation Committee specifically structured 2011 equity awards in a manner designed to align executive compensation with our long-term stock price performance in three ways. First, the Compensation

Committee increased the proportion that performance stock awards represent in comparison to total equity award value. In February 2010, performance stock awards represented approximately 25% of total equity award value and stock options represented approximately 75%. In contrast, the value of the annual equity awards granted to our executive officers in February 2011 consisted of approximately 40% performance stock awards and 60% stock options. Second, the Compensation Committee determined that it would seek to incorporate performance criteria into 2011 performance stock awards that directly link the number of shares issued to award recipients to the Company’s relative stock price performance in comparison to an independent industry index. Performance stock awards granted in 2010 incorporated performance criteria based on independent Company performance in certain financial categories (revenues, EPS and return on invested capital). In contrast, the number of shares ultimately issued to recipients of performance stock awards granted in 2011 will be based on the Company’s relative stock price performance in comparison to the Designated Index. Third, the Compensation Committee determined that performance stock awards granted in February 2011 would be based on three separate performance periods of one year, two years and three years in duration, rather than the single, one-year performance period incorporated into our 2010 performance stock awards.

Pursuant to the terms of the applicable performance stock award agreement, each recipient of performance stock awards granted during 2011 is eligible to receive between zero and up to 200% of the target number of shares of our common stock subject to the award based on the Company’s actual stock price performance relative to the Designated Index over the applicable performance periods. Performance under the awards will be measured annually from January 1, 2011 for performance intervals of one year, two years and three years, with each performance interval representing one-third of the total potential award. Shares issued following each performance interval will be immediately vested upon issuance. Award recipients will be eligible to receive shares issued pursuant to such awards as long as the award recipient is employed by the Company on each such issuance date. In the first quarter of 2012, the Compensation Committee determined the Company’s one-year stock price performance under the terms of the 2011 performance stock awards relative to the Designated Index and awarded each recipient 119% of the target number of shares allocated under such awards to the one-year performance interval.

Stock options granted under the 2003 Plan during 2011 have a four-year vesting schedule in order to provide an incentive for continued employment. All stock options granted since May 17, 2006, when the Company’s stockholders approved an amendment to the 2003 Plan, expire seven years from the grant date. This provides a reasonable time frame in which to align the executive officer with any price appreciation of the Company’s stock, while managing overhang more effectively as compared to a ten-year option term, which the Company used prior to the May 2006 amendment. The exercise price of options granted under the Company’s equity incentive plans after November 16, 2006 is equal to the closing price of the Company’s common stock on the grant date. Prior to this date, our equity incentive plans, including the 2003 Plan, provided that the exercise price of options would be equal to the closing price of the Company’s common stock on the date prior to the grant date. The exercise price for stock option grants and similar awards is equal to the last quoted price per share of the Company’s common stock on the Nasdaq Global Select Market on the grant date. The 2003 Plan prohibits equity award grants below fair market value and equity award re-pricing without stockholder approval.

Deferred Compensation Plan

The Company maintains a Deferred Compensation Plan (the “DCP”) that allows certain highly compensated management, including NEOs, key employees and directors of the Company, to defer up to 80% of annual base salary (or director fees) and annual bonus compensation. In 2011, Mr. Bowen and Ms. Ellerbrock participated in the DCP.

Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by a committee appointed by our Board to administer the DCP. The DCP also allows for discretionary contributions to be made by the Company. Participants may receive distributions upon (i) a pre-set date or schedule that is elected during an appropriate election period, (ii) the occurrence of an unforeseeable financial emergency, (iii) termination of employment (including retirement), (iv) death, (v) disability, or (vi) a change in control of the Company as defined in the DCP. Certain participants must wait six months following termination of employment to receive distributions. Amounts deferred under the DCP after 2004 are subject to Section 409A of the Code, and the DCP was amended in 2008 to satisfy the documentary compliance requirements of Section 409A.

The Company may terminate the DCP at any time with respect to participants providing services to the Company. Upon termination of the DCP, participants will be paid out in accordance with their prior distribution elections and otherwise in accordance with the DCP. Upon and for twelve months following a change in control, the Company has the right to terminate the DCP and, notwithstanding any elections made by participants, to pay out all benefits in a lump sum, subject to the provisions of the Code.

Post-Termination Benefits

Post-termination benefits for executive officers are established pursuant to the terms of individual employment agreements. As further described under “Potential Payments Upon Termination or Change-in-Control,” each NEO is entitled to certain cash consideration and other benefits in the event the NEO is terminated other than for “cause,” if the NEO terminates employment for “good reason” or if the NEO is terminated in connection with a change in control, in each case with such payments and benefits conditioned upon the execution by the NEO of a general release of all claims. As described above under the heading “Equity Awards,” the Company’s equity incentive plans have historically provided for full acceleration of vesting of equity awards held by all persons (including NEOs) upon a change in control of the Company. However, in February 2012 our Board amended the terms of our 2003 Plan and its related stock option agreements to provide that stock option awards granted to employees under the 2003 Plan in February 2012 and thereafter would generally be subject to a “double trigger” change-in-control mechanism. The employment agreements with each NEO that provide for additional severance benefits for terminations related to a change in control each reflect a “double trigger” change in control mechanism. The Compensation Committee believes that the policy of providing enhanced severance to executive officers upon a “double trigger” best aligns the interests of stockholders and management since it keeps the decision of paying severance costs with the acquiring company, not with current management. As a result, in the event an acquiring company desires to employ some or all of our management following an acquisition, the consideration that otherwise would be allocated solely to management under a “single trigger” policy (other than the acceleration of vesting of certain equity awards) can instead be shared by all stockholders.

The Compensation Committee intends that this “double trigger” severance change-in-control policy will provide fair and equitable compensation to executive officers in the event of a termination in connection with a change in control. By providing for reasonable severance for our executive officers in the event of an employment termination in connection with a change in control, the Compensation Committee intends to provide each executive officer (including our NEOs) with compensation that is sufficient to mitigate the risk of employment loss and encourage each executive to assist in undertaking the transaction. The amount of the severance is balanced against the Company’s need to be responsible to its stockholders, and also takes into account the potential negative impact such severance payments may have on the acquiring party in a change-in-control transaction.

No individual employment or other agreement between the Company and any executive officer contains a tax “gross-up” provision with respect to taxes that may be incurred under Section 280G of the Code in connection with a change in control of the Company. In particular, in May 2009 we entered into an amended and restated employment agreement with Carl W. Hull in connection with Mr. Hull’s appointment as the Company’s CEO, which did not include the excise tax “gross-up” provision that previously existed in our former CEO’s employment agreement.

The various levels of post-termination benefits for each executive officer were determined by the Compensation Committee to be appropriate for the individual based on such person’s duties and responsibilities and were the result of arms-length negotiations. The Company also believes that these benefits take into account the expected length of time and difficulty the individual may experience in trying to secure new employment.

In November 2011, Eric Lai, Ph.D. resigned from his employment as our Senior Vice President, Research and Development. In connection with Dr. Lai’s resignation, we entered into a separation agreement with Dr. Lai pursuant to which Dr. Lai will receive (a) continued compensation at his then current base salary (less applicable tax withholdings) and employer-funded costs of his life insurance coverage under our life insurance plan, in each case for one year from the date of his resignation, (b) a lump sum cash payment representing his estimated bonus payment for 2011 under the Employee Bonus Plan, pro-rated through the date of his resignation, (c) continued health care coverage for Dr. Lai and his eligible dependents under the Company’s health plan through the earlier of one year from the date of his resignation or the first date that Dr. Lai is covered under another employer’s health benefit program providing substantially the same or better benefits, and (d) outplacement services for six months. Pursuant to the terms of the separation agreement, our performance of the separation agreement will satisfy all of our obligations to Dr. Lai in connection with his employment by the Company.

Other Benefits

We provide our executive officers with the following benefits that are also available to all of our full-time employees:

Employee Stock Purchase Plan.    We maintain a tax-qualified ESPP that allows all participants to acquire our common stock at a discount price. The ESPP has a six-month look-back and allows participants to buy our stock at a 15% discount to the lower of the market price on the first or last day of the applicable six-month offering period with up to 15% of the participant’s base salary or a maximum of $25,000 annually. Please see Proposal 2 (ESPP Amendment) above for more information regarding the terms of our ESPP. The Company offers the ESPP to allow employees to profit when the value of our stock increases over time. Because of the tax advantages associated with holding stock purchased through the ESPP, we believe the ESPP aligns participants’ interests with our stockholders. During 2011, Mr. Hull, Mr. Rosenman, Dr. Kacian, Ms. Ellerbrock and Dr. Lai purchased shares of our common stock under the ESPP.

401(k) Plan.    We offer all eligible full-time employees the opportunity to participate in a 401(k) Plan. The 401(k) Plan permits our eligible employees to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. In order to incentivize prudent retirement savings and supplement retirement income, we make a matching contribution equal to 50% of a participant’s elective deferral contribution to the plan up to 6% of an employee’s salary, subject to a four-year vesting schedule. All of our NEOs participated in the 401(k) Plan in 2011 and received matching contributions from the Company in the amounts set forth in footnote 5 to the “Summary Compensation Table” below.

Health and Welfare Benefits.    Our healthcare, life and disability insurance, and other welfare and employee-benefit programs are the same for all eligible full-time employees, including NEOs and other executive officers. Because of the importance we place on the health and welfare of our employees, we subsidized most of the cost of healthcare benefits for all of our employees and their eligible dependents in 2011.

In addition to the foregoing, the Company provides the following benefits to Mr. Hull pursuant to his employment agreement: a term life insurance policy providing for payment of $1,000,000 to his designated beneficiaries upon his death; a long term disability insurance policy providing for payment at a rate of not less than $200,000 per annum; and accidental death and disability insurance for a benefit of $400,000 (airplane) and $200,000 (automobile or walking) should Mr. Hull suffer accidental death or disability during the term of his employment agreement.

Risk Considerations

Our Compensation Committee considers, in establishing and reviewing our overall executive compensation program, whether the program encourages taking unnecessary or excessive risks. During the first quarter of 2012, management, with the input of our human resources and legal departments, reviewed our compensation practices and policies to identify whether they believed these practices and policies created excessive or unnecessary risks. Their findings were presented to the Compensation Committee and the Board for consideration. After consideration of the information presented, the Compensation Committee and the Board concluded that our overall executive compensation program does not encourage taking unnecessary or excessive risks. In reaching this conclusion, the Compensation Committee and the Board considered both the cash and equity components of compensation.

With respect to cash compensation, the Compensation Committee noted that base salaries are fixed in amount and thus do not encourage risk taking. Separately, while performance-based cash bonus awards under the Bonus Plans focus on achievement of annual goals, and annual goals could encourage a focus on shorter-term performance, the Bonus Plans do not represent a majority of any individual’s total compensation opportunity. The Compensation Committee believes that the Bonus Plans appropriately balance risk and the desire to focus employees on specific annual goals important to the Company’s financial success, and that the Bonus Plans do not encourage taking unnecessary or excessive risks.

A significant portion of the compensation provided to executive officers and other senior employees of the Company is in the form of long-term equity incentive awards that are intended to help further align the interests of the recipient with those of our stockholders. The Compensation Committee believes that these awards do not encourage taking unnecessary or excessive risks because the ultimate value of the awards is tied to our stock price over a longer-term performance period.

Tax Considerations

Section 162(m) of the Code limits the Company’s tax deductibility of annual compensation in excess of $1,000,000 paid to our CEO and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our Board that establishes such goals consists only of “outside directors.” All members of our Compensation Committee qualify as outside directors.

The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes to applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, can also affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor considered by our Compensation Committee, this impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that the award is consistent with its philosophy and is in our and our stockholders’ best interests.

The Executive Plan, the 2012 Executive Plan and the 2003 Plan have been designed and implemented with the intent to allow us to pay performance-based compensation under Section 162(m) of the Code.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2011, 2010 and 2009, compensation awarded to or paid to, or earned by, our NEOs, consisting of our CEO, our Chief Financial Officer, our three other most highly compensated executive officers who were serving as of the end of 2011, and a former executive officer who resigned during 2011.

Summary Compensation Table

Name and Principal Positions	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Carl W. Hull	2011	750,000	—	1,256,550	1,980,990	690,000	48,799	4,726,339
Chairman and Chief Executive Officer	2010	680,000	—	433,852	1,332,209	504,900	52,445	3,003,406
	2009	586,700	—	874,400	743,677	465,773	18,950	2,689,500

Herm Rosenman	2011	379,433	—	359,290	443,266	137,024	9,330	1,328,343
Senior Vice President, Finance and Chief Financial Officer	2010	370,179	—	115,182	381,900	124,769	9,330	1,001,360
	2009	361,150	—	57,765	159,086	124,456	9,330	711,787

Daniel L. Kacian, Ph.D., M.D.	2011	447,849	—	393,719	485,704	169,645	11,160	1,508,077
Executive Vice President and Chief Scientist	2010	436,926	—	134,379	418,694	173,023	9,330	1,172,352
	2009	424,200	—	71,244	199,470	165,947	9,330	870,191

R. William Bowen	2011	389,328	—	403,185	497,466	159,286	8,640	1,457,905
Senior Vice President, General Counsel and Secretary	2010	377,988	—	122,861	384,437	143,276	8,640	1,037,202
	2009	363,450	—	69,318	190,903	130,973	8,640	763,284

Jorgine Ellerbrock	2011	363,875	—	344,546	425,094	140,160	8,040	1,281,715
Senior Vice President, Operations

Eric Lai, Ph.D.*	2011	339,317	—	395,562	487,993	—	476,175	1,699,047
Former Senior Vice President, Research and Development	2010	369,000	—	115,182	380,631	135,995	8,040	1,008,848
	2009	318,462	25,000	28,883	387,306	106,795	57,069	923,515

*	Dr. Lai resigned from his employment as Senior Vice President, Research and Development of the Company in November 2011.

(1)	The amount reported for Dr. Lai represents a one-time sign-on bonus paid to Dr. Lai in connection with his initial employment by the Company in February 2009.

(2)

The amounts reported in the “Stock Awards” column for 2011 and 2010 represent the aggregate grant date fair value of performance stock awards based upon the probable achievement under such awards determined as of the grant date, consistent with the estimate of the aggregate compensation cost to be recognized over the applicable service period determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, excluding the effect of estimated forfeitures. The valuation assumptions used in determining 2011 and 2010 amounts are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and December 31, 2010, respectively. The amounts reported in the “Stock Awards” column for 2009 represent the aggregate grant date fair value of restricted stock awards determined as of the grant date in accordance with FASB ASC Topic 718. The valuation assumptions used in determining 2009 amounts are described in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The grant date fair value of performance stock awards granted to each of our NEOs during 2011 assuming the maximum level of performance and assuming target level performance under the terms of such awards, are as follows:

Named Executive Officer	Grant Date Fair Value of 2011 Performance Stock Awards Assuming Maximum Performance ($)	Grant Date Fair Value of 2011 Performance Stock Awards Assuming Target Performance ($)
Carl W. Hull	1,914,000	957,000
Herm Rosenman	547,276	273,638
Daniel L. Kacian, Ph.D., M.D.	599,720	299,860
R. William Bowen	614,139	307,069
Jorgine Ellerbrock	524,819	262,409
Eric Lai, Ph.D.	602,527	301,264

(3)

The amounts reported in the “Option Awards” column represent the aggregate grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718. The valuation assumptions used in determining 2011 and 2010 amounts are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and December 31, 2010, respectively. The valuation assumptions used in determining 2009 amounts are described in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(4)

“Non-Equity Incentive Plan Compensation” is comprised entirely of cash bonuses awarded under our bonus plans with respect to performance during the 2011, 2010 and 2009 fiscal years. Please see “Annual Cash Bonus Awards” above for additional information regarding the Bonus Plans in effect for fiscal 2011. Amounts earned in 2011 were paid during fiscal year 2012, amounts earned in 2010 were paid during fiscal year 2011 and amounts earned in 2009 were paid during fiscal year 2010. All individual and financial performance goals used in calculating amounts earned under the Bonus Plans were pre-determined. In addition, to the extent possible, individual performance goals were generally structured to include an objectively measurable component. All amounts paid were at the determination of the Compensation Committee.

(5)	Amounts included in the “All Other Compensation” column are as follows:

Named Executive Officer	Year	Accrued Vacation Payment ($)	Matching 401(k) ($)	Life Insurance Benefits ($)	Relocation Benefits ($)	Travel Expenses ($)(1)	Tax Gross-Up Payments ($)(2)	Severance ($)(3)	Miscellaneous ($)		Total ($)
Carl W. Hull	2011	—	7,350	17,638	—	13,288	10,523	—	—		48,799
	2010	—	7,350	17,638	—	15,278	12,179	—	—		52,445
	2009	—	7,350	1,600	—	—	—	—	10,000	(4)	18,950

Herm Rosenman	2011	—	7,350	1,980	—	—	—	—	—		9,330
	2010	—	7,350	1,980	—	—	—	—	—		9,330
	2009	—	7,350	1,980	—	—	—	—	—		9,330

Daniel L. Kacian, Ph.D., M.D	2011	—	7,350	3,810	—	—	—	—	—		11,160
	2010	—	7,350	1,980	—	—	—	—	—		9,330
	2009	—	7,350	1,980	—	—	—	—	—		9,330

R. William Bowen	2011	—	7,350	1,290	—	—	—	—	—		8,640
	2010	—	7,350	1,290	—	—	—	—	—		8,640
	2009	—	7,350	1,290	—	—	—	—	—		8,640

Jorgine Ellerbrock	2011	—	7,350	690	—	—	—	—	—		8,040

Eric Lai, Ph.D	2011	9,746	7,350	664	—	—	—	456,915	1,500	(5)	476,175
	2010	—	7,350	690	—	—	—	—	—		8,040
	2009	—	7,350	610	23,661	—	15,324	—	10,124	(5)	57,069

(1)

The amount reported in 2011 and 2010 for Mr. Hull represents travel expenses for Mr. Hull and his wife incurred solely in connection with attendance at the Company’s “CEO Club,” an annual incentive trip for the Company’s top sales manager, sales representatives, field technical specialists, and their spouses.

(2)

The amounts reported reflect tax “gross-up” payments for Mr. Hull’s travel expenses and Dr. Lai’s relocation benefits. Consistent with Company policy, all Company employees attending the Company’s “CEO Club” trip, including Mr. Hull, are provided a corresponding tax “gross-up” benefit for their related travel expenses.

(3)

In connection with Dr. Lai’s resignation, the Company and Dr. Lai entered into a separation agreement pursuant to which Dr. Lai will receive (a) continued compensation at Dr. Lai’s then current base salary (less applicable tax withholdings) and employer-funded costs of Dr. Lai’s current life insurance coverage under the Company’s life insurance plan, in each case through November 7, 2012, (b) a lump sum cash payment representing Dr. Lai’s estimated bonus payment for 2011 under the Employee Bonus Plan, pro-rated through the date of his resignation, (c) continued health care coverage for Dr. Lai and his eligible dependents under the Company’s health plan through the earlier of November 7, 2012 or the first date that Dr. Lai is covered under another employer’s health benefit program providing substantially the same or better benefits, and (d) outplacement services for six months.

(4)

The amount reported reflects fees paid by the Company for the legal representation of Mr. Hull in connection with Mr. Hull’s amended and restated employment agreement, which was entered into in connection with Mr. Hull’s appointment as the Company’s CEO.

(5)

The amounts reported reflect payments made to Personalized Science, LLC for the participation of its Managing Director, Dr. Lai’s spouse (Myla Lai-Goldman, M.D.), on the Company’s Scientific Advisory Committee. Throughout her career, Dr. Lai-Goldman has developed significant expertise in transitioning research-based technologies into clinical medicine, including while serving as Chief Scientific Officer, Executive Vice President and Medical Director of Laboratory Corp. of America Holdings from April 1998 to December 2008.

Grants of Plan-Based Awards

The following table reports certain information regarding grants of plan-based awards to our NEOs for the fiscal year ended December 31, 2011.

Grants of Plan-Based Awards in Fiscal 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Carl W. Hull		—	750,000	1,125,000
	2/10/11				—	15,000	30,000			1,256,550
	2/10/11							112,500	63.80	1,980,990

Herm Rosenman		—	151,773	227,660
	2/10/11				—	4,289	8,578			359,290
	2/10/11							25,173	63.80	443,266

Daniel L. Kacian, Ph.D., M.D.		—	179,140	268,710
	2/10/11				—	4,700	9,400			393,719
	2/10/11							27,583	63.80	485,704

R. William Bowen		—	155,731	233,597
	2/10/11				—	4,813	9,626			403,185
	2/10/11							28,251	63.80	497,466

Jorgine Ellerbrock		—	145,550	218,325
	2/10/11				—	4,113	8,226			344,546
	2/10/11							24,141	63.80	425,094

Eric Lai, Ph.D.		—	—	—
	2/10/11				—	4,722	9,444			395,562
	2/10/11							27,713	63.80	487,993

(1)

Amounts reported represent the threshold, target and maximum cash bonus amounts that could have been earned for the 2011 performance period pursuant to the Bonus Plans. Actual amounts awarded for 2011 are included in the “Summary Compensation Table” above. For all individuals other than Mr. Hull and Dr. Kacian, cash bonuses were paid pursuant to the Employee Bonus Plan based upon attainment of the 2011 Performance Goals and each NEO’s individual performance goals. For Mr. Hull and Dr. Kacian, a cash bonus was paid for 2011 performance pursuant to the Executive Plan based solely upon the attainment of the 2011 Performance Goals. Dr. Lai was not eligible to receive a bonus award under the Employee Bonus Plan for the 2011 performance period because he was not employed by the Company on the date such bonuses were paid.

(2)

Amounts reported represent the threshold, target and maximum number of shares that could be issued pursuant to performance stock awards granted to our NEOs under the 2003 Plan in February 2011. Pursuant to the terms of the applicable awards, each recipient is eligible to receive between zero and up to 200% of the target number of shares of our common stock subject to the award based on our actual stock price performance relative to the Designated Index over three separate performance periods. Performance under the awards will be measured annually from January 1, 2011 for performance intervals of one year, two years and three years in duration, with each performance interval representing one-third of the total potential award. Shares issued following each performance interval are immediately vested upon issuance.

(3)

Amounts reported reflect stock option grants that were made pursuant to the 2003 Plan in February 2011. All stock options vest and become exercisable on a four-year vesting schedule, with 25% of the shares subject to the option vesting one year from the grant date and 1/48 of the shares subject to the option vesting each month thereafter until fully vested.

(4)

The amounts reported for stock option grants during 2011 reflect the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. Amounts reported for performance stock awards reflect the fair value of such awards based upon the probable achievement under such awards as of the grant date, consistent with the estimate of the aggregate compensation cost to be recognized over the applicable service period determined as of the grant date in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The valuation assumptions used in determining such amounts are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2011, certain information regarding outstanding equity awards at fiscal year end for our NEOs.

	Option Awards(1)					Stock Awards(2)
Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Carl W. Hull	03/01/07	75,000	—	47.42	03/01/14
	08/15/07	35,000	—	60.82	08/15/14
	08/15/08	31,250	6,250	60.15	08/15/15
	05/18/09	35,520	19,480	43.72	05/18/16
	02/10/10	48,125	56,875	42.66	02/10/17
	02/10/11	—	112,500	63.80	02/10/18
	08/15/08					2,500	147,800
	05/18/09					7,084	418,806	12,916	763,594
	02/10/10					4,348	257,054
	02/10/11							15,000	886,800
Total		224,895	195,105			13,932	823,660	27,916	1,650,394

Herm Rosenman	08/15/03	50,288	—	29.53	08/15/13
	09/13/04	25,000	—	36.59	09/13/14
	10/17/05	20,000	—	42.50	10/17/15
	08/15/06	20,000	—	49.29	08/15/13
	08/15/07	20,000	—	60.82	08/15/14
	08/15/08	12,500	2,500	60.15	08/15/15
	08/17/09	7,583	5,417	38.51	08/17/16
	02/10/10	13,795	16,305	42.66	02/10/17
	02/10/11	—	25,173	63.80	02/10/18
	08/15/08					1,667	98,553
	08/17/09					750	44,340
	02/10/10					1,154	68,224
	02/10/11							4,289	253,566
Total		169,166	49,395			3,571	211,117	4,289	253,566

Daniel L. Kacian, Ph.D., M.D.	09/13/04	50,000	—	36.59	09/13/14
	10/17/05	30,000	—	42.50	10/17/15
	08/15/06	32,000	—	49.29	08/15/13
	08/15/07	25,000	—	60.82	08/15/14
	08/15/08	15,624	3,126	60.15	08/15/15
	08/17/09	9,508	6,792	38.51	08/17/16
	02/10/10	15,125	17,875	42.66	02/10/17
	02/10/11	—	27,583	63.80	02/10/18
	08/15/08					2,084	123,206
	08/17/09					925	54,686
	02/10/10					1,347	79,635
	02/10/11							4,700	277,864
Total		177,257	55,376			4,356	257,527	4,700	277,864

R. William Bowen.	10/17/05	3,265	—	42.50	10/17/15
	08/15/06	30,000	—	49.29	08/15/13
	08/15/07	23,000	—	60.82	08/15/14
	08/15/08	12,500	2,500	60.15	08/15/15
	08/17/09	4,100	6,500	38.51	08/17/16
	02/10/10	13,887	16,413	42.66	02/10/17
	02/10/11	—	28,251	63.80	02/10/18
	08/15/08					1,667	98,553
	08/17/09					900	53,208
	02/10/10					1,231	72,777
	02/10/11							4,813	284,545
Total		86,752	53,664			3,798	224,538	4,813	284,545

Jorgine Ellerbrock	12/03/07	25,000	—	65.37	12/03/14
	08/15/08	11,666	2,334	60.15	08/15/15
	08/17/09	1,625	6,500	38.51	08/17/16
	02/10/10	8,750	13,975	42.66	02/10/17
	02/10/11	—	24,141	63.80	02/10/18
	08/15/08					1,500	88,680
	08/17/09					900	53,208
	02/10/10					1,077	63,672
	02/10/11							4,113	243,161
Total		47,041	46,950			3,477	205,560	4,113	243,161

(1)	All shares subject to outstanding stock options vest 25% one year from the grant date and 1/48 each month thereafter until fully vested.

(2)

Except for the awards granted to Mr. Hull in 2009, all awards granted in 2008 and 2009 represent restricted stock awards which vest over four years with 25% of the shares subject to each restricted stock award vesting on each anniversary of the grant date. Awards granted to Mr. Hull in 2009 reflect deferred issuance restricted stock awards that vest over four years, with 25% of the shares subject to the award vesting one year from the grant date, and the remainder of the shares subject to the award vesting 1/48 each month thereafter until fully vested and subsequently issued on the earlier of the date on which such award is fully vested or the date on which Mr. Hull is neither employed by, nor a director of, the Company. The Company has not issued deferred issuance restricted stock awards since 2009. All stock awards granted to our NEOs in 2010 represent the number of shares of stock that each NEO received pursuant to performance stock awards granted to each individual in February 2010, which vest one-third on the date of issuance (February 10, 2011), one-third on the first anniversary of the date of issuance and one-third on the second anniversary of the date of issuance, provided that the recipient is employed by or a director of the Company on each such vesting date. All stock awards reported for our NEOs in 2011 represent the target number of shares of stock that each NEO was entitled to receive pursuant to performance stock awards granted in February 2011. Pursuant to the terms of the applicable awards, each recipient is eligible to receive between zero and up to 200% of the target number of shares of our common stock subject to the award based on our actual stock price performance relative to the Designated Index over three separate performance periods. Performance under the awards will be measured annually from January 1, 2011 for performance intervals of one year, two years and three years in duration, with each performance interval representing one-third of the total potential award. Shares issued following each performance interval are immediately vested upon issuance.

(3)

The exercise price of stock options granted prior to November 16, 2006 was equal to the closing market price of our common stock on the date immediately prior to the grant date, pursuant to the then-applicable provisions of our equity incentive plans. Effective November 16, 2006, our equity incentive plans were amended to provide that the exercise price of all stock options granted after such date is equal to the closing price of our common stock on the grant date.

(4)	Based on a closing stock price of $59.12 at fiscal year end (December 30, 2011).

(5)

Amounts reported for Mr. Hull in 2009 represent the number of shares of deferred issuance restricted stock that have vested, but have not yet been issued. Amounts reported for 2011 represent the target number of shares of stock that each NEO was entitled to receive pursuant to performance stock awards granted to each individual in February 2011.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2011, certain information regarding stock option exercises and stock vested with respect to each of our NEOs.

Option Exercises and Stock Vested in Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Carl W. Hull	—	—	8,422	526,074
Herm Rosenman	—	—	4,369	267,922
Daniel L. Kacian, Ph.D., M.D.	—	—	5,718	350,430
R. William Bowen	25,000	508,100	4,732	290,131
Jorgine Ellerbrock	6,000	106,179	2,488	153,031
Eric Lai, Ph.D.	32,686	712,626	765	48,179

(1)

Amounts reported reflect the difference between the stock option exercise price and the market price of the underlying shares multiplied by the number of shares acquired upon exercise of the stock option.

(2)

Amounts reported reflect the number of shares of restricted stock for which the restrictions have lapsed, performance stock awards that vested, and, with respect to Mr. Hull only, deferred issuance restricted stock awards that vested, in each case during 2011.

(3)	Amounts reported reflect the fair market value of the underlying shares on the vesting date multiplied by the number of shares covered by the applicable award that vested on such date.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executive officers or employees. Our NEOs and all other employees are eligible to participate in our 401(k) Plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of a participant’s elective deferral contribution to the plan up to 6% of an employee’s salary, for a maximum matching contribution of $7,350 for fiscal 2011. All of our NEOs participated in the 401(k) Plan in 2011 and received the maximum matching contributions from the Company.

Nonqualified Deferred Compensation

The following table shows for the fiscal year ended December 31, 2011, certain information regarding nonqualified deferred compensation benefits for our NEOs. A description of the material terms of our DCP is included in the CD&A portion of this proxy statement.

Nonqualified Deferred Compensation for Fiscal 2011

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/11 ($)(2)
Carl W. Hull	—	—	792	—	308,232
Herm Rosenman	—	—	—	—	—
Daniel L. Kacian, Ph.D., M.D.	—	—	—	—	—
R. William Bowen	31,146	—	12,545	(55,924)	89,547
Jorgine Ellerbrock	25,471	—	(294)	—	76,939
Eric Lai, Ph.D.	—	—	—	—	—

(1)	The amounts reported for Mr. Bowen and Ms. Ellerbrock are included within their respective 2011 “Salary” column in the “Summary Compensation Table” above.

(2)

Of the aggregate balance reported for Mr. Hull, $110,445 was previously reported in Mr. Hull’s 2008 “Non-Equity Incentive Plan Compensation” in the Company’s 2009 Summary Compensation Table and $116,443 was included in Mr. Hull’s 2009 “Non-Equity Incentive Plan Compensation” column in the Company’s 2010 Summary Compensation Table. Of the aggregate balance reported for Mr. Bowen, $25,320 was included in Mr. Bowen’s 2006 “Salary” in the Company’s 2006 Summary Compensation Table, $26,839 was included in Mr. Bowen’s 2007 “Salary” in the Company’s 2007 Summary Compensation Table, $20,968 was included in Mr. Bowen’s 2008 “Salary” in the Company’s 2008 Summary Compensation Table, and $30,239 was included in Mr. Bowen’s 2010 “Salary” in the Company’s 2010 Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

Post-termination benefits for our NEOs are established pursuant to the terms of their individual employment agreements. The following table sets forth the amounts payable to each of our NEOs based on an assumed termination as of December 31, 2011: (i) without cause or a termination by the NEO for good reason, in each case which was not related to a change in control; (ii) a termination without cause or termination for good reason related to a change in control; and (iii) the acceleration of vesting of equity awards which would occur upon a change in control under the terms of our equity incentive plans.

Compensation Component	Carl W. Hull	Herm Rosenman	Daniel L. Kacian, Ph.D., M.D.	R. William Bowen	Jorgine Ellerbrock	Eric Lai, Ph.D.*
Severance not due to a Change in Control(1)
Salary	$1,500,000	$379,433	$447,849	$389,328	$363,875	$381,915
Bonus	1,514,700	—	—	—	—	75,000
Life Insurance	1,380	1,980	3,810	1,290	690	664
Outplacement Services	8,000	8,000	8,000	8,000	8,000	8,000
Medical Reimbursement	18,015	13,198	6,599	18,015	18,015	13,198

	$3,042,095	$402,611	$466,258	$416,633	$390,580	$478,777

Severance due to a Change in Control(1)
Salary	$2,250,000	$569,150	$671,774	$583,992	$545,813	$—
Bonus	2,019,600	227,660	268,710	233,597	218,325	—
Life Insurance	1,380	1,980	3,810	1,290	690	—
Outplacement Services	8,000	8,000	8,000	8,000	8,000	—
Medical Reimbursement	18,015	13,198	6,599	18,015	18,015	—

	$4,296,995	$819,988	$958,893	$844,894	$790,843	$—

Automatic Vesting due to a Change in Control(2)
Stock Options	$1,236,155	$380,025	$434,206	$404,123	$363,994	$—
Restricted Stock	823,660	211,117	257,527	224,538	205,560	—
Performance Stock Awards	527,469	150,756	165,211	169,201	144,548	—

Total due to a Change in Control (Severance and Accelerated Vesting)	$6,884,279	$1,561,886	$1,815,837	$1,642,756	$1,504,945	$—

*

Amounts reported for Dr. Lai represent amounts due pursuant to the terms of Dr. Lai’s separation agreement with the Company entered into in connection with Dr. Lai’s resignation in November 2011. Pursuant to the terms of the separation agreement, Dr. Lai will receive (a) continued compensation at Dr. Lai’s then current base salary (less applicable tax withholdings) and employer-funded costs of Dr. Lai’s current life insurance coverage under the Company’s life insurance plan, in each case through November 7, 2012, (b) a lump sum cash payment representing Dr. Lai’s estimated bonus payment for 2011 under the Employee Bonus Plan, pro-rated through the date of his resignation, (c) continued health care coverage for Dr. Lai and his eligible dependents under the Company’s health plan through the earlier of November 7, 2012 or the first date that Dr. Lai is covered under another employer’s health benefit program providing substantially the same or better benefits, and (d) outplacement services for six months.

(1)

See the discussion below under “Employment Agreements with Named Executive Officers” for a description of the severance criteria and benefits provided to our NEOs upon a qualifying termination event, including the form in which payments are made.

(2)

The value of the accelerated vesting of unvested stock options is based on the excess of $59.12 per share, the closing price of our common stock on December 30, 2011, over the option exercise price per share. The value of the accelerated vesting of unvested restricted stock or deferred issuance restricted stock, as applicable, is based on $59.12 per share. The value of unvested and unearned performance stock awards granted in February 2011 is based on $59.12 per share at a performance level of 150%, which would result in connection with a change in control of the Company as of December 31, 2011 pursuant to the terms of such awards.

Employment Agreements with Named Executive Officers

Employment Agreement with the Company’s Chief Executive Officer

On May 14, 2009, the Company entered into an amended and restated employment agreement with Carl W. Hull, in connection with Mr. Hull’s appointment as our CEO effective as of May 18, 2009. Mr. Hull’s employment agreement specifies the terms and conditions of his employment that were set through the course of arms-length negotiations. The terms and conditions contained in Mr. Hull’s agreement reflect our recognition of Mr. Hull’s increase in responsibility, as well as our assessment of what was reasonable and appropriate to ensure Mr. Hull’s continued employment and an orderly transition of chief executive officers following the retirement of the Company’s former CEO, Mr. Nordhoff.

The term of Mr. Hull’s employment agreement originally ran through May 17, 2012. In February 2012, our Compensation Committee approved an amendment to Mr. Hull’s employment agreement which extends the term of the agreement through May 18, 2015. Pursuant to the agreement, as amended, Mr. Hull’s minimum base salary will be $635,000 for the term of the agreement, which amount can be increased by the Compensation Committee. In February 2012, the Compensation Committee increased Mr. Hull’s annual base salary to $780,000, effective January 1, 2012. In addition, Mr. Hull’s annual target cash bonus will equal at least 75% of his annual base salary, with the actual bonus amount payable determined by the Compensation Committee and subject to the terms of the Company’s applicable bonus plans. In February 2012, the Compensation Committee established a 2012 target bonus for Mr. Hull under the 2012 Executive Plan equal to 100% of Mr. Hull’s annual base salary as of December 31, 2012. The agreement further provides that Mr. Hull may be awarded stock options, restricted stock or other equity awards of the Company, as determined by the Compensation Committee. The Company is required to provide Mr. Hull with a term life insurance policy providing for payment of $1,000,000 to his designated beneficiaries, a long term disability policy providing for payment at a rate of not less than $200,000 per annum and accidental death and disability insurance providing for a benefit of $400,000 (airplane) or $200,000 (automobile or walking) should Mr. Hull suffer accidental death or disability during the term of the agreement. Mr. Hull is also eligible to participate in the Company’s retirement, stock option, insurance and similar plans as in effect from time to time.

Either Mr. Hull or the Company may terminate Mr. Hull’s employment with the Company at any time, subject to the terms of the agreement. In the event Mr. Hull’s employment is terminated for reasons other than “cause,” or if Mr. Hull terminates his employment for “good reason” (each as defined below) (either such event, a “Qualifying Termination”), and such termination does not occur in connection with a “change in control” (as defined in the agreement), Mr. Hull will receive (a) 24 months’ base salary, (b) COBRA benefits for Mr. Hull and his eligible dependents until the earlier of one year following the termination date or the date Mr. Hull is covered under another employer’s health benefit program providing substantially the same or better benefits, (c) employer-funded costs of life insurance premiums under the Company’s life insurance plans for 24 months, and (d) outplacement services for six months. In such circumstances, Mr. Hull will also receive a payment equal to the greater of (a) $475,000 or (b) the highest annual bonus paid to Mr. Hull during the three-year period prior to termination (such greater amount, the “Bonus Agreement Amount”), pro-rated on a calendar year basis to the date of termination, plus payment of an amount equal to two times the Bonus Agreement Amount. If a Qualifying Termination occurs in connection with a “change in control,” Mr. Hull will receive (i) 36 months’ base salary (payable as 24 months’ of salary continuation and a lump sum payment equal to 12 months’ annual base salary if Mr. Hull’s termination occurs within six months prior to a change in control, or a lump sum payment equal to 36 months’ annual base salary if Mr. Hull’s termination occurs within 18 months after a change in control), (ii) a pro rata portion of the Bonus Agreement Amount and (iii) an amount equal to three times the

Bonus Agreement Amount. Mr. Hull’s receipt of severance payments under the agreement is, under certain circumstances, subject to delay in order to avoid prohibited distributions under Section 409A of the Code. In addition, in the event amounts payable to Mr. Hull in respect of severance under the agreement would be subject to the excise tax imposed by Section 4999 of the Code, such payments will generally be reduced to the largest payment that would not result in such tax being imposed.

For purposes of the agreement, “good reason” means any of the following events that are not consented to by Mr. Hull: (i) the removal of Mr. Hull from his position as CEO of the Company; (ii) a substantial and material diminution in Mr. Hull’s duties and responsibilities; (iii) a reduction of Mr. Hull’s base salary or target bonus percentage by 10% or greater; (iv) the location of Mr. Hull’s assignment on behalf of the Company is moved to a location more than 30 miles from its present location; (v) the failure of the Company to obtain a satisfactory agreement from any successor of the Company to assume and agree to perform the agreement; or (vi) a material breach by the Company of its obligations under the agreement after notice in writing from Mr. Hull and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach. In addition, “cause” means any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of Mr. Hull; (ii) Mr. Hull’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) Mr. Hull’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by Mr. Hull to substantially perform his duties under the agreement (other than any failure resulting from disability or from termination by Mr. Hull for good reason) as determined by a majority of the Board after written demand from the Board for substantial performance is delivered to Mr. Hull, and Mr. Hull fails to resume substantial performance of his duties on a continuous basis within 30 days of such notice; (v) Mr. Hull’s death; or (vi) Mr. Hull becoming disabled such that he is not able to perform his usual duties for the Company for a period in excess of six consecutive calendar months.

The Company has provided Mr. Hull with greater compensation and benefits (including post-employment benefits) than those provided to the Company’s other NEOs to reflect his level of responsibility and the increased risk faced by Mr. Hull as the Company’s CEO. Mr. Hull’s compensation also differs from that provided to other NEOs as a direct result of the Compensation Committee’s review of peer group compensation data, and reflects the competitive nature of compensation paid to chief executive officers within our peer group. The Compensation Committee believes that Mr. Hull’s competitive compensation package is critical in motivating and retaining him as a highly valued CEO.

Employment Agreements with Other Named Executive Officers

The Company has also entered into employment agreements with our other NEOs. Pursuant to these agreements, if the NEO is terminated for reasons other than “cause,” or if the NEO terminates his or her employment for “good reason” (each as defined in the agreement), the NEO will receive (a) severance in the form of continued compensation, at the NEO’s salary rate paid at the time of the termination plus employer-funded costs of life insurance premiums, if any, for a period of 12 months, (b) COBRA benefits for the NEO and the NEO’s eligible dependents until the earlier of one year following the termination date or the first date that the NEO is covered under another employer’s health benefit program providing substantially the same or better benefits, and (c) outplacement services for six months.

If the NEO’s termination is due to a “change in control” (as defined in the agreement), the NEO will receive severance in the form of a lump sum payment, payable on the later of five days after the change in control or 60 days after the date of the NEO’s termination of employment, in an amount equal to (a) six months’ base salary if the termination occurs within six months prior to a change in control, in addition to the 12-month salary continuation benefit described in the preceding paragraph, or (b) 18 months’ base salary if the termination occurs within 18 months after a change in control, in lieu of the 12-month salary continuation benefit described in the preceding paragraph. In addition, if the NEO’s termination is due to a change in control, the NEO will be entitled to an amount equal to 1.5 times the greater of the NEO’s target bonus amount in the year of the termination or the NEO’s highest discretionary bonus in the preceding three years. A termination is considered to be due to a change in control if the termination occurs within the period six months before or 18 months after a change in control.

As used in these agreements, “good reason” means any of the following events that are not consented to by the NEO: (i) a substantial and material diminution in the NEO’s duties and responsibilities; (ii) the location of the NEO’s assignment on behalf of the Company is moved to a location more than 30 miles from its present location; (iii) a reduction of more than 10% in the NEO’s base salary; (iv) the failure of the Company to obtain a satisfactory agreement from any successor of the Company to assume and agree to perform the agreement; or (v) a material breach by the Company of its obligations under the agreement after notice in writing from the NEO and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach. In addition, “cause” means any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of the NEO; (ii) the NEO’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) the NEO’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by the NEO to substantially perform his or her duties under the agreement (other than any failure resulting from disability or from termination by the NEO for good reason) as determined by a majority of the Board after written demand from the Board for substantial performance is delivered to the NEO, and the NEO fails to resume substantial performance of his or her duties on a continuous basis within 30 days of such notice; (v) the NEO’s death; or (vi) the NEO becoming disabled such that he or she is not able to perform his or her usual duties for the Company for a period in excess of six consecutive calendar months.

The reasons for providing these benefits to the Company’s other NEOs included, but were not limited to, avoiding any conflict between each officer’s personal financial impact and pursuing any transaction as appropriate for the Company, as well as providing a competitive package of benefits for our NEOs to ensure their continued employment through the completion of any potential transaction.

Director Compensation

The following table contains certain information with respect to the compensation of all non-employee directors of the Company during the fiscal year ended December 31, 2011.

Director Compensation for Fiscal 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Henry L. Nordhoff(4)	227,500	—	170,423	97,961	(5)	495,884
John W. Brown	145	67,376	170,423	—		237,944
Armin M. Kessler	78,943	41,818	170,423	7,500	(6)	298,684
John C. Martin, Ph.D.	151	98,488	170,423	—		269,062
Brian A. McNamee, M.B.B.S.(7)	43	22,708	—	—		22,751
Phillip M. Schneider	89,882	71,147	170,423	—		331,452
Lucy Shapiro, Ph.D.	105,144	22,865	170,423	—		298,432
Abraham D. Sofaer	51,739	41,132	170,423	—		263,294
Patrick J. Sullivan	97,314	19,766	170,423	—		287,503

(1)

The amounts reported reflect the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees and lead independent director fees. Each of the amounts payable to our directors for the 2011 fiscal year is described in greater detail below.

(2)

The amounts included in the “Stock Awards” column represent director fees that were paid in fiscal 2011 in the form of stock awards as described in greater detail below. In fiscal 2011, each director received the following number of shares of Company common stock as payment of director fees: Mr. Nordhoff (0); Mr. Brown (1,086); Mr. Kessler (674); Dr. Martin (1,552); Dr. McNamee (363); Mr. Schneider (1,198); Dr. Shapiro (389); Mr. Sofaer (663); and Mr. Sullivan (310). The aggregate number of shares of stock that have been issued to each of our directors serving as of December 31, 2011 for payment of director fees is as follows: Mr. Nordhoff (0); Mr. Brown (3,087); Mr. Kessler (5,046); Dr. Martin (5,240); Mr. Schneider (7,649); Dr. Shapiro (1,023); Mr. Sofaer (5,962); and Mr. Sullivan (310). The grant date fair value of each stock award granted to our non-employee directors during 2011 determined in accordance with FASB ASC 718 is set forth below. The valuation assumptions used in determining the amounts below are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Director	Grant Date	Stock Awards Granted During 2011 (#)	Grant Date Fair Value of Stock Awards Granted During 2011 ($)
John W. Brown	01/03/11	284	16,870
	04/01/11	255	16,845
	07/01/11	241	16,819
	10/03/11	306	16,842

Total		1,086	67,376

Armin M. Kessler	01/03/11	176	10,454
	04/01/11	158	10,437
	07/01/11	150	10,469
	10/03/11	190	10,458

Total		674	41,818

John C. Martin, Ph.D.	01/03/11	336	19,958
	04/01/11	346	22,857
	07/01/11	528	36,849
	10/03/11	342	18,824

Total		1,552	98,488

Brian A. McNamee, M.B.B.S.	01/03/11	191	11,345
	04/01/11	172	11,362

Total		363	22,707

Phillip M. Schneider	01/03/11	194	11,524
	04/01/11	175	11,561
	07/01/11	165	11,515
	10/03/11	664	36,547

Total		1,198	71,147

Lucy Shapiro, Ph.D.	01/03/11	54	3,208
	04/01/11	49	3,237
	07/01/11	46	3,210
	10/03/11	240	13,210

Total		389	22,865

Abraham D. Sofaer	01/03/11	173	10,276
	04/01/11	156	10,305
	07/01/11	147	10,259
	10/03/11	187	10,292

Total		663	41,132

Patrick J. Sullivan	01/03/11	50	2,970
	04/01/11	73	4,822
	07/01/11	114	7,956
	10/03/11	73	4,018

Total		310	19,766

(3)

The amounts included in the “Option Awards” column represent the aggregate grant date fair value of stock option awards granted to our non-employee directors during 2011 determined in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. In May 2011, each non-employee director was granted options to acquire 7,500 shares of our common stock, other than Dr. McNamee who did not stand for re-election to the Board at our 2011 Annual Meeting of Stockholders. The aggregate number of stock option awards issued to our non-employee directors that were outstanding as of December 31, 2011 is as follows: Mr. Nordhoff (181,875); Mr. Brown (70,000); Mr. Kessler (80,000); Dr. Martin (50,000); Mr. Schneider (80,000); Dr. Shapiro (42,500); Mr. Sofaer (70,000); and Mr. Sullivan (22,500). Of the stock options to acquire 181,875 shares of our common stock held by Mr. Nordhoff as of December 31, 2011, options to acquire 162,500 shares of our common stock were issued to Mr. Nordhoff in his capacity as CEO of the Company prior to his retirement from that position in May 2009.

(4)	Mr. Nordhoff retired from the Board effective December 31, 2011.

(5)

The amount reported reflects the costs of secretarial support ($63,600), office space rent ($28,300), information technology support services ($4,726) and other miscellaneous expenses ($1,335) provided for Mr. Nordhoff during 2011. The Company paid these amounts directly to the applicable vendors.

(6)

The amount reported reflects payments made to Mr. Kessler’s spouse, Ann C. Kessler, Ph.D., for her service as a member of the Company’s Scientific Advisory Board, upon which she has served since 2004. Prior to retiring in 1995, Dr. Kessler served for 25 years with Hoffman-La Roche in a number of management positions, including Director of International Project Management with responsibility for global project development decisions.

(7)	Dr. McNamee did not stand for re-election at the Company’s 2011 Annual Meeting of Stockholders.

Chairman Compensation.    During 2011, Mr. Nordhoff received a fee of $135,000 as compensation for his service as Chairman of the Board. In addition, the Compensation Committee agreed to pay on behalf of Mr. Nordhoff the reasonable cost of an office, reasonable secretarial support and other reasonable, appropriate and customary support services. The Compensation Committee determined that Mr. Nordhoff’s 2011 compensation arrangements were appropriate to ensure Mr. Nordhoff’s continued leadership of the Board through his retirement from the Board at the end of 2011.

Annual Director Retainer.    During 2011, each non-employee director of the Company other than the Chairman received an annual retainer of $60,000, payable in quarterly installments. Directors may elect to receive some or all of their annual retainer in the form of common stock of the Company, subject to share availability. This director compensation policy (as well as the director stock ownership policy described below) is designed to ensure that directors have sufficient economic incentives aligned with long-term Company performance. In 2011, non-employee directors received an aggregate of 6,235 shares of common stock in lieu of cash compensation. Shares were granted under the 2003 Plan and the number of shares is determined based on the fair market value of the Company’s common stock on the grant date. Board members are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

Board Committee Chairman and Lead Independent Director Retainers.    During 2011, the Company paid an annual retainer of $25,000 to the Chairman of the Audit Committee, $15,000 to the Chairman of the Compensation Committee, and $10,000 to the Chairman of the Nominating and Corporate Governance Committee. In May 2011, the Board re-elected Mr. Kessler to serve as the Company’s Lead Independent Director, for which he was paid an annual retainer of $25,000.

Board Committee Compensation.    During 2011, the following annual retainers were paid to committee members other than the Chairman of such committees: Audit Committee ($12,500); Compensation Committee ($7,500); and Nominating and Corporate Governance Committee ($5,000). The Board has provided the foregoing payments to committee members based on data provided to the Board by Compensia. The Board also authorized certain payments to directors serving on other temporary committees of the Board established during 2011, which were designed to provide reasonable compensation to such directors for the time and attention required of membership on such committees.

The total cash compensation paid to non-employee directors for service on the Board or committees of the Board during fiscal 2011 was $541,703. An additional $179,874 was paid in January 2012 for director services rendered during the fourth quarter of 2011, of which $109,158 was paid in cash and $70,716 was paid in the form of our common stock.

Director Stock Ownership Policy.    We introduced a stock ownership policy for our directors in 2006. Under the policy, directors are expected, within five years of the later of September 28, 2006 or a director’s election to the Board, to acquire and hold Company stock equal in value to at least three times the director’s annual retainer. The Company believes that this ownership policy further aligns director and stockholder interests and thereby promotes the objective of increasing stockholder value.

Director Stock Option Grants.    Since November 2008, each non-employee director elected to the Board has received an initial option grant consisting of the right to acquire 15,000 shares of Company common stock. Initial option grants to non-employee directors have generally vested over three years with one-third of the shares vesting one year after the grant date and the remainder of the shares vesting monthly thereafter over the following two years of service as a director. The exercise price of the options granted to non-employee directors is equal to the fair market value of the Company’s common stock on the grant date.

Since May 2009, we have granted options to purchase 7,500 shares of our common stock to each of our non-employee directors on an annual basis. In May 2011, we granted each non-employee director options to purchase 7,500 shares of our common stock, as described in footnote 3 to the Director Compensation Table above. All such options were granted under the 2003 Plan at an exercise price per share equal to the fair market value of our common stock on the grant date. The shares vest over one year at the rate of one-twelfth of the shares vesting monthly.

PROPOSAL 3

APPROVAL OF THE GEN-PROBE INCORPORATED 2012 EXECUTIVE BONUS PLAN

In this Proposal 3 (Approval of 2012 Executive Plan), we are seeking your approval of the 2012 Executive Plan. The Company and the Board believe that your approval of this proposal will enable the Company to continue to attract and retain the highest caliber of executive management personnel, to link incentive awards to Company performance, and to align the interests of eligible executive officers with those of our stockholders. In addition, we are asking as a part of this proposal for our stockholders to approve the business criteria on which performance goals may be based in order for such awards to qualify as performance-based compensation under Section 162(m) of the Code.

On February 8, 2012, the Board, acting on the recommendation of our Compensation Committee, approved the adoption of the 2012 Executive Plan, subject to approval by our stockholders at the Annual Meeting. The 2012 Executive Plan permits the payment of annual bonuses based upon pre-established performance criteria for each plan year. The 2012 Executive Plan is intended to permit the payment of awards that qualify as performance-based compensation under Section 162(m) of the Code. A brief description of the principal features of the 2012 Executive Plan follows, but the description is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2012 Executive Plan, a copy of which is attached as Appendix B to this proxy statement.

Administration of the 2012 Executive Plan.    The 2012 Executive Plan will be administered by our Compensation Committee, or such other committee as may be appointed by the Board consisting solely of two or more directors, each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Code.

Eligible Participants.    Participation in the 2012 Executive Plan is limited to our CEO and such other employees of the Company as the Compensation Committee may determine in its discretion.

Performance Objectives.    The Compensation Committee may, in its discretion, establish the specific performance objectives that must be achieved in order for a participant to become eligible to receive a bonus award payment with respect to a particular plan year. The performance objectives will be established in writing by the Compensation Committee within the earlier of (i) 90 days of the beginning of the fiscal year or (ii) the first 25% of the period of service in which the performance objectives are to be achieved. In addition, the achievement of such objectives must be substantially uncertain at the time such objectives are established in writing. For each calendar year with regard to which one or more eligible participants in the 2012 Executive Plan is selected by the Compensation Committee to receive a bonus award, the Compensation Committee will establish in writing one or more objectively determinable performance objectives for such bonus award, based upon one or more of the following business criteria, any of which may be measured in absolute terms, as compared to any incremental increase, or in relation to a pre-established target, the prior year’s results, a peer group or an index:

•	revenue;

•	sales;

•	cash flow;

•	earnings per share of the Company’s common stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation and (iv) amortization);

•	return on equity;

•	total stockholder return;

•	return on capital;

•	return on assets or net assets;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin;

•	cost reductions or savings;

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	working capital; and

•	market share.

The performance objectives may be expressed in terms of overall Company performance or the performance of a subsidiary, affiliate, division, business unit, department, function, product and/or geographic area. The Compensation Committee, in its discretion, may specify different performance objectives for each bonus award granted under the 2012 Executive Plan. Following the end of the year in which the performance objectives are to be achieved, the Compensation Committee will, within the time prescribed by Section 162(m) of the Code, determine whether and to what extent the specified performance objectives have been achieved for the applicable year.

Adjustments to Performance Objectives.    The Compensation Committee also has the authority to make appropriate adjustments to the relevant performance objectives, to the extent not inconsistent with Section 162(m) of the Code, to reflect the impact of extraordinary items not reflected in such objectives, including:

•	items that are extraordinary or unusual in nature or infrequent in occurrence;

•	items related to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by the Company during the relevant performance period;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP; and

•	any other items of significant income or expense which are determined to be appropriate adjustments.

Maximum Award.    If the performance objectives are met, a participant will receive a bonus award, which may be a specific dollar amount or a specified percentage of such participant’s year-end annualized base salary. The 2012 Executive Plan permits payments to a participant under the plan in an amount not to exceed $3,000,000 with respect to each plan year. The 2012 Executive Plan, however, is not the exclusive means by which the Compensation Committee may award incentive compensation to participants and does not limit the Compensation Committee from making additional discretionary incentive awards outside of the 2012 Executive Plan.

Form of Payment.    The bonus award may be paid, at the option of the Compensation Committee, in cash or in the Company’s common stock or the right to receive the Company’s common stock, or in any combination thereof. Bonus award payments made through the issuance of the Company’s common stock will be made in accordance with the provisions of the 2003 Plan.

Negative Discretion.    The Compensation Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to a participant. However, in no event will the Compensation Committee have the discretion to increase the bonus amount otherwise payable to a participant.

Termination of Employment.    If a participant’s employment with the Company is terminated, except as part of a change in control (as defined in the 2012 Executive Plan, a “Change in Control”), for any reason other than death or disability prior to the payment of any bonus award, all of such participant’s rights under the 2012 Executive Plan will terminate and such participant will not have any right to receive any further payments under the plan. The Compensation Committee may, in its discretion, determine what portion, if any, of the participant’s bonus award under the 2012 Executive Plan should be paid if the termination results from such participant’s death or disability.

Change in Control.    If a Change in Control occurs during any year in which a participant is eligible to receive a bonus award under the 2012 Executive Plan, such bonus award will be prorated to the effective date of the Change in Control and all performance objectives set by the Compensation Committee will be deemed to be met at the greater of 100% of the performance objective or the Company’s actual prorated year-to-date performance, provided that the recipient of the bonus award continues to be employed by the Company or its successor on the effective date of the Change in Control.

2012 Eligibility, Target Bonus and Performance Goals.    As discussed in the CD&A above, in February 2012 the Compensation Committee determined that our CEO and EVP and Chief Scientist would participate in the 2012 Executive Plan for the 2012 calendar year performance period. The Compensation Committee established target bonus amounts for our CEO and EVP and Chief Scientist equal to 100% and 40%, respectively, of each individual’s annual base salary as of December 31, 2012. In addition, the Compensation Committee established the 2012 Performance Goals under the 2012 Executive Plan for the 2012 performance period, which are based on the attainment of specific performance levels related to our 2012 revenues, EPS and operating cash flow.

Under the terms of the 2012 Executive Plan, each participant will be eligible to receive a bonus for the 2012 performance period equal to (a) such individual’s target bonus amount, multiplied by (b) the CPF, which is a percentage between 0% and 150% that is applied to each participant’s target bonus amount and is based on the achievement of the 2012 Performance Goals.

Recoupment.    Any bonus awarded under the 2012 Executive Plan will be subject to any clawback or recoupment policies of the Company as in effect from time to time, or as otherwise required by law or the rules of the NASDAQ Stock Market.

Required Stockholder Approval.    If our stockholders do not approve the 2012 Executive Plan at the Annual Meeting, no bonuses will be payable under the 2012 Executive Plan. However, the Compensation Committee may still make discretionary incentive awards outside of the 2012 Executive Plan. Separately, if the 2012 Executive Plan is approved, the Compensation Committee has the discretion to make a supplemental bonus award outside of the 2012 Executive Plan based on outstanding individual performance.

To be approved, this Proposal 3 (Approval of 2012 Executive Plan) must receive “For” votes from the holders of a majority of shares present at the Annual Meeting and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

The Board of Directors unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4

APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Consistent with our Board’s recommendation and the voting results from our 2011 Annual Meeting of Stockholders, we are providing our stockholders with an opportunity to cast an annual advisory vote to approve the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

The Board recognizes that executive compensation is a key corporate governance issue. The Company’s compensation philosophy is designed to align executive compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are critical to our long-term success. Consistent with this philosophy, a majority of the total compensation opportunity for each of our NEOs is provided in the form of performance stock awards, stock options and non-equity incentive cash compensation, each of which derives its value from our stock price performance and/or varies considerably based on our financial performance.

We strongly urge our stockholders to read the CD&A section of this proxy statement, including in particular the “Executive Summary” of that section beginning on page 31 of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our stockholders to vote on the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for its 2012 Annual Meeting of Stockholders, including as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and narrative disclosures contained therein.”

As an advisory vote, this proposal is non-binding, will not be construed as overruling a decision by the Compensation Committee, the Board or the Company, and will not create or imply any additional fiduciary duties of the Compensation Committee, the Board or the Company or imply any change to such fiduciary duties. Nevertheless, the Compensation Committee, the Board and the Company highly value the opinions of our stockholders, and intend to consider the outcome of the vote when making future executive compensation decisions.

Advisory approval of this Proposal 4 requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Our Board of Directors unanimously recommends a vote “FOR” Proposal 4.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and has further directed that management submit the selection of Ernst & Young LLP as our independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor our other governing documents or applicable law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Principal Accountant Fees and Services

The following table reflects the aggregate fees we have been billed for the fiscal years ended December 31, 2011 and 2010 by Ernst & Young LLP, our principal accountant. All fees described below have been approved by the Audit Committee. During the fiscal year ended December 31, 2011, none of the hours expended on the Company’s financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s full-time employees.

	Fiscal Year Ended
	2011	2010
	(In thousands)
Audit Fees(1)	$997	$1,229
Audit-Related Fees(2)	216	—
Tax Fees(3)	145	8
All Other Fees(4)	3	3

Total Fees(5)	$1,361	$1,240

(1)

Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements, the review of interim condensed consolidated financial statements included in our quarterly reports, services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings, and the audit of the effectiveness of our internal control over financial reporting.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” This category includes fees principally related to general accounting consultations and third party contractual compliance verification and business development support services.

(3)	Tax fees consist of fees for professional services rendered for state, federal and international tax consulting.

(4)	All other fees consist of miscellaneous service fees.

(5)

Amounts reported for 2010 have been adjusted for invoices received after the filing date of the Company’s 2011 proxy statement. In addition, certain amounts in 2010 have been reclassified to conform to the current year presentation.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Ernst & Young LLP. Pursuant to the policy, the Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services, up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the Company’s independent registered public accounting firm or on an individual, explicit case-by-case basis before the firm is engaged to provide any such service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee and ratified at its next scheduled meeting. The Audit Committee has delegated this pre-approval authority to the Chairman of the Audit Committee and the Chairman’s decision is then discussed and ratified at the next scheduled meeting of the Audit Committee. All of the fees presented in the table above were pre-approved by the Audit Committee.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining their independence.

Our Board of Directors unanimously recommends a vote “FOR” Proposal 5.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in the transaction. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. To identify related-person transactions in advance, the Company’s legal department relies on information supplied by its executive officers and directors in the form of questionnaires.

In September 2007, our Board adopted the Gen-Probe Incorporated Related-Person Transactions Policy. Under this written policy, a “Related-Person Transaction” is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any Related Person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not considered Related-Person Transactions under the policy. A “Related Person” means any of the following:

•	a person who is, or at any time since the beginning of the Company’s last fiscal year, was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	a security holder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities;

•

an “immediate family member” of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person; and

•

a firm, corporation or other entity in which any of the foregoing persons is an executive officer, partner, principal or similar control position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, any proposed transaction that has been identified as a Related-Person Transaction may be consummated or materially amended only with the prior approval of the Audit Committee in accordance with the provisions of the policy. In the event it is inappropriate for the Audit Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Committee members, then the transaction must be approved by the Board or by an independent Committee of the Board (such body, the “Committee”).

In the event the Company proposes to enter into, or materially amend, a Related-Person Transaction, management of the Company must present the transaction to the Committee for review, consideration and approval or ratification. Such presentation must include:

•	all of the parties to the transaction;

•	the interests, direct or indirect, of any Related Person in the transaction in sufficient detail so as to enable the Committee to fully assess such interests;

•	a description of the purpose of the transaction;

•

all of the material facts of the proposed Related-Person Transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, the amount of principal that would be involved;

•	the benefits to the Company of the proposed Related-Person Transaction;

•	if applicable, the availability of other sources of comparable products or services;

•

an assessment of whether the proposed Related-Person Transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and

•	management’s recommendation with respect to the proposed Related-Person Transaction.

The Committee, in approving or rejecting the proposed Related-Person Transaction, must consider all of the facts and circumstances deemed relevant by and available to the Committee, including, but not limited to:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the Related Person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

In making its determination, the Committee may approve only those Related-Person Transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

In connection with Henry L. Nordhoff’s retirement as Chairman of the Board at the end of 2011, upon the unanimous approval of all disinterested Board members, the Company and Mr. Nordhoff entered into a one-year consulting agreement effective as of January 1, 2012. Pursuant to the terms of the consulting agreement, Mr. Nordhoff will be paid a monthly fee of $18,000 for providing consulting services to the Board as mutually agreed between the Board and Mr. Nordhoff from time to time during the term of the agreement.

The Company has entered into indemnity agreements with its directors and officers that provide, among other things, that the Company will indemnify each officer and director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Amended and Restated Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders may be “householding” our proxy materials. A single Notice or proxy statement and annual report may be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or proxy statement and annual report, please notify your broker, direct your written request to Gen-Probe Incorporated, Attention: Investor Relations, 10210 Genetic Center Drive, San Diego, California 92121, or contact the Company’s Investor Relations Department at (858) 410-8000. Stockholders who currently receive multiple copies of the Notice or proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors:

Sincerely,

CARL W. HULL

Chairman and Chief Executive Officer

April 5, 2012

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is available without charge upon written request to: Investor Relations, Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121.

Appendix A

GEN-PROBE INCORPORATED

EMPLOYEE STOCK PURCHASE PLAN

(adopted by Board of Directors on May 3, 2003)

(adopted by Stockholders on May 29, 2003)

(amended by the Compensation Committee on August 2, 2004)

(amended by the Compensation Committee on November 19, 2004)

(amended by the Board of Directors on September 16, 2010)

(amended by the Board of Directors on February 8, 2012)

Gen-Probe Incorporated, a Delaware corporation (the “Company”), hereby adopts the Gen-Probe Incorporated Employee Stock Purchase Plan (the “Plan”), effective as of May 30, 2003.

The purposes of the Plan are as follows:

(1)  To assist eligible employees of the Company and its Designated Subsidiary Corporations (as defined below) in acquiring stock ownership in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan,” within the meaning of Section 423(b) of the Code (as defined below).

(2)  To encourage such employees to remain in the employment of the Company and its Subsidiary Corporations.

1.    Definitions.    Whenever any of the following terms is used in the Plan with the first letter or letters capitalized, it shall have the following meaning unless context clearly indicates to the contrary (such definitions to be equally applicable to both the singular and the plural forms of the terms defined):

(a)  “Account” shall mean the account established for an Eligible Employee under the Plan with respect to an Offering Period.

(b)  “Agent” shall mean the brokerage firm, bank or other financial institution, entity or person(s) engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

(c)  “Authorization” shall mean an Eligible Employee’s payroll deduction authorization with respect to an Offering Period provided by such Eligible Employee in accordance with Section 3(b).

(d)  “Base Compensation” shall mean the base salary payable to an Eligible Employee by the Company during such individual’s period of participation in one or more Offering Periods under the Plan. Such Base Compensation shall be calculated before deduction of (A) any income or employment tax withholdings, or (B) any pre-tax contributions made by the Company to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company. However, Base Compensation shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Eligible Employee’s behalf by the Company to any employee benefit or welfare plan now or hereafter established.

(e)  “Board” means the Board of Directors of the Company.

(f)  “Code” means the Internal Revenue Code of 1986, as amended.

(g)  “Committee” means the committee of the Board appointed to administer the Plan pursuant to Section 13.

(h)  “Company” means Gen-Probe Incorporated, a Delaware corporation.

(i)  “Date of Exercise” of any Option means the date on which such Option is exercised, which shall be the last day of the Offering Period with respect to which the Option was granted, in accordance with Section 4(a) (except as provided in Section 9).

(j)  “Date of Grant” of any Option means the date on which such Option is granted, which shall be the first day of the Offering Period with respect to which the Option was granted, in accordance with Section 3(a).

(k)  “Designated Subsidiary Corporation” means any Subsidiary Corporation designated by the Board in accordance with Section 14.

(l)  “Eligible Employee” means an Employee of the Company or any Designated Subsidiary Corporation who does not, immediately after the Option is granted, own (directly or through attribution) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of Stock or other stock of the Company, a Parent Corporation or a Subsidiary Corporation (as determined under Section 423(b)(3) of the Code). The rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. During a leave of absence meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), an individual shall be treated as an Employee of the Company or Subsidiary Corporation employing such individual immediately prior to such leave. Notwithstanding the foregoing, an Employee whose customary employment is for 20 hours or less per week or for less than 5 months in any calendar year shall not be Eligible an Employee.

(m)  “Employee” shall mean an individual who renders services to the Company or a Subsidiary Corporation in the status of an “employee” within the meaning of Code Section 3401(c). “Employee” shall not include any director of the Company or a Subsidiary Corporation who does not render services to the Company or a Subsidiary Corporation in the status of an “employee” within the meaning of Code Section 3401(c).

(n)  “Offering Period” shall mean, effective September 1, 2004, each six-month period commencing on any January 1 and July 1; provided, however, that there shall be an Offering Period under the Plan commencing on September 1, 2004 and ending on the last trading day on or before December 31, 2004. Options shall be granted on the Date of Grant and exercised on the Date of Exercise, as provided in Sections 3(a) and 4(a), respectively.

(o)  “Option” means an option to purchase shares of Stock granted under the Plan to an Eligible Employee in accordance with Section 3(a).

(p)  “Option Price” means the option price per share of Stock determined in accordance with Section 4(b).

(q)  “Parent Corporation” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(r)  “Payday” means the regular and recurring established day for payment of Base Compensation to an Employee of the Company or any Subsidiary Corporation.

(s)  “Plan” means the Gen-Probe Incorporated Employee Stock Purchase Plan.

(t)  “Stock” means the shares of the Company’s common stock, $0.0001 par value.

(u)  “Subsidiary Corporation” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.    Stock Subject to the Plan.    Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in the Stock) and Section 12 hereof (relating to amendments of the Plan), the maximum number of shares of Stock which shall be made available for sale under the Plan shall be 2,000,000 shares.

3.    Grant of Options.

(a)  Option Grants.    The Company shall grant Options under the Plan to all Eligible Employees in successive Offering Periods until the earlier of: (i) the date on which the number of shares of Stock available under the Plan have been sold or (ii) the date on which the Plan is suspended or terminates. Each Employee who is an Eligible Employee on the first day of an Offering Period shall be granted an Option with respect to such Offering Period. The Date of Grant of such an Option shall be the first day of the Offering Period with respect to which such Option was granted. Each Option shall expire on the Date of Exercise immediately after the automatic exercise of the Option in accordance with Section 4(a), unless such Option terminates earlier in accordance with Section 5, 6 or 9. The number of shares of Stock subject to an Eligible Employee’s Option shall equal the cumulative payroll deductions authorized by such Eligible Employee in accordance with subsection (b) of this Section 3 for the Option Period (if any), divided by the Option Price; provided, however, that the number of shares of Stock subject to such Option shall not exceed 200,000 shares; and, provided, further, that the number of shares of Stock subject to such Option shall not exceed the limitation set forth in subsection (c). The Company shall not grant an Option with respect to an Offering Period to any individual who is not an Eligible Employee on the first day of such Offering Period.

(b)  Election to Participate; Payroll Deduction Authorization.    Except as provided in subsection (d), an Eligible Employee shall participate in the Plan only by means of payroll deduction. Each Eligible Employee who elects to participate in the Plan with respect to an Offering Period shall deliver to the Company, not later than ten (10) days before the first day of the Offering Period, a completed and executed written payroll deduction authorization in a form prepared by the Committee (the “Authorization”). An Eligible Employee’s Authorization shall give notice of such Eligible Employee’s election to participate in the Plan for the next following Offering Period (and subsequent Offering Periods) and shall designate a contribution amount of such Eligible Employee’s Base Compensation to be withheld by the Company or the Designated Subsidiary Corporation employing such Eligible Employee on each Payday during the Offering Period. An Eligible Employee may designate a contribution amount (expressed as a whole percentage of such Eligible Employee’s Base Compensation) of not more than fifteen percent (15%) of such Eligible Employee’s Base Compensation. An Eligible Employee’s Base Compensation payable during an Offering Period shall be reduced each Payday through payroll deduction in an amount equal to the contribution amount specified in the Authorization, and such amount shall be credited to such Eligible Employee’s Account under the Plan. An Eligible Employee may reduce the contribution amount of Base Compensation designated in the Authorization no more than once each Offering Period, subject to the limits of this subsection (b), and also may suspend the Authorization, at any time during the Offering Period, provided, that any such change or suspension shall become effective not later than ten (10) days after receipt by the Company. An Eligible Employee may not increase the contribution amount of Base Compensation designated in the Authorization during an Offering Period. Any Authorization shall remain in effect for each subsequent Offering Period, unless the Eligible Employee submits a new Authorization pursuant to this subsection (b), withdraws from the Plan pursuant to Section 5, ceases to be an Eligible Employee as defined in Section 1(l) or terminates employment as provided in Section 6.

(c)  Accrual Limitations.    No Eligible Employee shall be granted an Option under the Plan which permits his or her rights to purchase shares of Stock under the Plan, together with other options to purchase shares of Stock or other stock under all other employee stock purchase plans of the Company, any Parent Corporation or any Subsidiary Corporation subject to Section 423 of the Code, to accrue at a rate which exceeds $12,500 of fair market value of such shares of Stock or other stock (determined at the time the Option or other option is granted) for each six-month Offering Period in which the Option is outstanding at any time. For example, if the stock price on the grant date is $50, then the maximum number of shares that may be purchased by each Eligible Employee is 250 ($12,500 ÷ $50) shares. This limitation shall be applied in accordance with Section 423(b)(8) of the Code and the Treasury Regulations thereunder.

(d)  Leaves of Absence.    During a leave of absence meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), an Employee may continue to participate in the Plan by making cash payments to the Company on each Payday equal to the amount of the Employee’s payroll deduction under the Plan for the Payday immediately preceding the first day of such Employee’s leave of absence.

4.    Exercise of Options; Option Price.

(a)  Option Exercise.    Each Employee automatically and without any act on such Employee’s part shall be deemed to have exercised such Employee’s Option on the Date of Exercise to the extent that the balance then in the Employee’s Account is sufficient to purchase, at the Option Price, shares of the Stock subject to the Option, not to exceed the maximum number of shares determined at the beginning of the Offering Period. No fractional shares may be purchased upon exercise of the Option. The balance of any amount credited to the Account of each Employee that has not been applied to the purchase of shares of Stock on the Date of Exercise shall be refunded to the Employee within a reasonable period of time after the end of the Offering Period in one lump sum payment in cash, without any interest thereon; provided, however, that after September 16, 2010, for each Employee who has elected to participate in the immediately-following Offering Period, the balance of any amount credited to the Account of such Employee that was not applied to the purchase of Stock on the Date of Exercise solely because it was insufficient to purchase a whole share shall be rolled over to the immediately-following Offering Period, without any interest thereon.

(b)  Option Price Defined.    The option price per share of Stock (the “Option Price”) to be paid by an Employee upon the exercise of the Employee’s Option shall be equal to 85% of the lesser of: (i) the Fair Market Value of a share of Stock on the Date of Exercise and (ii) the Fair Market Value of a share of Stock on the Date of Grant. The “Fair Market Value” of a share of Stock as of a given date shall be (a) the closing price of a share of Stock on the principal stock exchange or the Nasdaq National Market or Nasdaq SmallCap Market on which shares of Stock are then outstanding, if any (or as reported on any composite index which includes such principal stock exchange or Nasdaq Market), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the immediately preceding date on which a trade occurred, (b) if Stock is not traded on an exchange or Nasdaq but is quoted on a quotation system other than Nasdaq, the mean between the closing representative bid and asked prices for the Stock on the trading day previous to such date as reported by such quotation system, or (c) if Stock is not publicly traded on an exchange or Nasdaq and not quoted on a quotation system other than Nasdaq, the Fair Market Value of a share of Stock as established by the Committee acting in good faith.

(c)  Book Entry/Share Certificates.    As soon as reasonably practicable after the purchase of whole shares of Stock upon the exercise of an Option by an Employee, the Company shall issue the shares of Stock to such Employee and such shares shall be held in the custody of the Agent for the benefit of the Employee. The Company or the Agent shall make an entry on its books and records indicating that the shares of Stock purchased in connection with such exercise have been duly issued as of that date to such Employee. An Employee shall have the right at any time to request in writing a certificate or certificates for all or a portion of the whole shares of Stock purchased hereunder. Upon receipt of an Employee’s written request for any such certificate, the Company shall (or shall cause the Agent to), within ten (10) days or, if later, as soon as reasonably practicable after the date of such receipt, deliver any such certificate to the Employee. Nothing in this subsection (c) shall prohibit the sale or other disposition by an Employee of shares of Stock purchased hereunder. In the event the Company is required to obtain authority from any commission or agency to issue any certificate or certificates for all or a portion of the whole shares of Stock purchased hereunder, the Company shall seek to obtain such authority as soon as reasonably practicable.

(d)  Pro Rata Allocations.    If the total number of shares of Stock for which Options are to be exercised on any date exceeds the number of shares of Stock remaining unsold under the Plan (after deduction for all shares of Stock for which Options have theretofore been exercised), the Committee shall make a pro rata allocation of the available remaining shares of Stock in as nearly a uniform manner as shall be practicable and the balance of the amount credited to the Account of each Employee which has not been applied to the purchase of shares of Stock shall be paid to such Employee in one lump sum in cash within thirty (30) days after the Date of Exercise, without any interest thereon.

(e)  Information Statement.    The Company shall provide each Employee whose Option is exercised with an information statement in accordance with Section 6039(a) of the Code and the Treasury Regulations thereunder. The Company shall maintain a procedure for identifying certificates of shares of Stock sold upon the exercise of Options in accordance with Section 6039(b) of the Code.

5.    Withdrawal from the Plan.

(a)  Withdrawal Election.    An Employee may withdraw from participation under the Plan at any time, except that an Employee may not withdraw during the last ten (10) days of any Option Period. An Employee electing to withdraw from the Plan must deliver to the Company a notice of withdrawal in a form prepared by the Committee (the “Withdrawal Election”) not later than ten (10) days prior to the Date of Exercise for such Option Period. Within a reasonable amount of time after receipt of an Employee’s Withdrawal Election, the Company or Subsidiary Corporation employing the Employee shall pay to the Employee the amount credited to the Employee’s Account in one lump sum payment in cash, without any interest thereon, and subject to Section 4(c), at the Employee’s request the Company shall (or shall cause the Agent to) deliver to the Employee certificates for any whole shares of Stock previously purchased by the Employee (the value of any fractional share to be returned to such Employee by check), in either case within thirty (30) days of receipt of the Employee’s Withdrawal Election. Upon receipt of an Employee’s Withdrawal Election by the Company, the Employee shall cease to participate in the Plan and the Employee’s Option for such Option Period shall terminate.

(b)  Eligibility following Withdrawal.    An Employee who withdraws from the Plan with respect to an Option Period, and who is still an Eligible Employee, may elect to participate again in the Plan for any subsequent Offering Period by delivering to the Company an Authorization not later than ten (10) days before the first day of the Offering Period pursuant to Section 3(b).

6.    Termination of Employment.

(a)  Termination of Employment Other than by Death.    If the employment of an Employee with the Company and the Subsidiary Corporation terminates other than by death, the Employee’s participation in the Plan automatically and without any act on the Employee’s part shall terminate as of the date of the termination of the Employee’s employment. As soon as practicable after such a termination of employment, the Company or Subsidiary Corporation employing the Employee shall pay to the Employee the amount credited to the Employee’s Account in one lump sum payment in cash, without any interest thereon, and subject to Section 4(c), at the Employee’s request the Company shall (or shall cause the Agent to) deliver to the Employee certificates for any whole shares of Stock previously purchased by the Employee (the value of any fractional share to be returned to such Employee by check). Upon an Employee’s termination of employment covered by this subsection, the Employee’s Authorization and Option under the Plan shall terminate.

(b)  Termination by Death.    If the employment of an Employee is terminated by the Employee’s death, the executor of the Employee’s will or the administrator of the Employee’s estate, by written notice to the Company, may request payment of the balance in the Employee’s Account, in which event the Company or Subsidiary Corporation employing the Employee shall pay the amount credited to the Employee’s Account in one lump sum payment in cash, without any interest thereon, and subject to Section 4(c), at the request of the executor of the Employee’s will or the administrator of the Employee’s estate, the Company shall (or shall cause the Agent to) deliver to the Employee certificates for any whole shares of Stock previously purchased by the Employee (the value of any fractional share to be returned to such Employee by check) as soon as practicable after receiving such notice. Upon receipt of such notice, the Employee’s Authorization and Option under the Plan shall terminate. If the Company does not receive such notice prior to the next Date of Exercise, the Employee’s Option shall be deemed to have been exercised on such Date of Exercise.

7.    Restriction upon Assignment.    An Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and is exercisable during the Employee’s lifetime only by the Employee. Except as provided in Section 6(b) hereof, an Option may not be exercised to any extent except by the Employee. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Employee’s interest in the Plan, the Employee’s Option or any rights under the Employee’s Option.

8.    No Rights of Stockholders until Shares Issued.    With respect to shares of Stock subject to an Option, an Employee shall not be deemed to be a stockholder of the Company, and the Employee shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the Employee or his or her nominee following exercise of the Employee’s Option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

9.    Changes in the Stock and Corporate Events; Adjustment of Options.

(a)  Subject to Section 9(c), in the event that the Committee, in its sole discretion, determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:

(i)  the number and kind of shares of Stock (or other securities or property) with respect to which Options may be granted (including, but not limited to, adjustments of the limitation in Section 3(a) on the maximum number of shares of Stock which may be purchased),

(ii)  the number and kind of shares of Stock (or other securities or property) subject to outstanding Options, and

(iii)  the exercise price with respect to any Option.

(b)  Subject to Section 9(c), in the event of any transaction or event described in Section 9(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Option or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Employee’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Option under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)  To provide that all Options outstanding shall terminate without being exercised on such date as the Committee determines in its sole discretion;

(ii)  To provide that all Options outstanding shall be exercised prior to the Date of Exercise of such Options on such date as the Committee determines in its sole discretion and such Options shall terminate immediately after such exercises.

(iii)  To provide for either the purchase of any Option outstanding for an amount of cash equal to the amount that could have been obtained upon the exercise of such Option had such Option been currently exercisable, or the replacement of such Option with other rights or property selected by the Committee in its sole discretion;

(iv)  To provide that such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(v)  To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Options, or in the terms and conditions of outstanding Options, or Options which may be granted in the future.

(c)  No adjustment or action described in this Section 9 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Securities and Exchange Act of 1934, as amended, or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the Option is not to comply with such exemptive conditions. The number of shares of Stock subject to any Option shall always be rounded to the next whole number.

(d)  The existence of the Plan and the Options granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or the rights thereof of which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.    Use of Funds; No Interest Paid.    All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest will be paid to any Employee or credited to any Employee’s Account with respect to such funds.

11.    Dividends.

(a)  Cash dividends and other cash distributions received by the Agent with respect to Stock held in its custody hereunder will be credited to each Employee’s Account in accordance with such Employee’s interests in such Stock, and shall be applied, as soon as practicable after the receipt thereof by the Agent, to the purchase in the open market at prevailing market prices of the number of whole shares of Stock that may be purchased with such funds (after deductions of any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost payable in connection with the purchase of such shares of Stock and not otherwise paid by the Employer.)

(b)  All purchases of shares of Stock made pursuant to this Section 11 will be made in the name of the Agent or its nominee, and shall be transferred and credited to the Account(s) of the Employees to which such dividends or other distributions were credited. Dividends paid in the form of shares of Stock will be allocated by the Agent, as and when received, with respect to Stock held in its custody hereunder to the Account of each Employee in accordance with such Employee’s interests in such Stock. Property, other than Stock or cash, received by the Agent as a distribution on Stock held in its custody hereunder, shall be sold by the Agent for the accounts of Employees, and the Agent shall treat the proceeds of such sale in the same manner as cash dividends received by the Agent on Stock held in its custody hereunder.

12.    Amendment, Suspension or Termination of the Plan.    Each of the Board and the Committee may amend, suspend, or terminate the Plan at any time and from time to time, including with respect to the duration or frequency of Offering Periods under the Plan, provided that approval by a vote of the holders of the outstanding shares of the Company’s capital stock entitled to vote shall be required to amend the Plan to: (a) change the number of shares of Stock that may be sold pursuant to Options under the Plan, (b) alter the requirements for eligibility to participate in the Plan, or (c) in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

13.    Administration by Committee; Rules and Regulations.

(a)  Appointment of Committee.    The Committee shall consist of two or more members, and may be comprised of members of the Board or Employees. Appointment of Committee members shall be made by the Board and shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

(b)  Duties and Powers of Committee.    It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the terms of the Options, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

(c)  Majority Rule; Unanimous Written Consent.    The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

(d)  Compensation; Professional Assistance; Good Faith Actions.    Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities that members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Option holders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Options, and all members of the Committee and the Board shall be fully protected by the Company to the maximum extent permitted under applicable law and the charter documents of the Company in respect of any such action, determination or interpretation.

14.    Designation of Subsidiary Corporations.    The Board shall designate from among the Subsidiary Corporations, as determined from time to time, the Subsidiary Corporation or Subsidiary Corporations whose Employees shall be eligible to be granted Options under the Plan. The Board may designate a Subsidiary Corporation, or terminate the designation of a Subsidiary Corporation, without the approval of the stockholders of the Company.

15.    No Rights as an Employee.    Nothing in the Plan shall be construed to give any person (including any Eligible Employee) the right to remain in the employ of the Company, a Parent Corporation or a Subsidiary Corporation or to affect the right of the Company, any Parent Corporation or any Subsidiary Corporation to terminate the employment of any person (including any Eligible Employee) at any time, with or without cause.

16.    Term; Approval by Stockholders.    Subject to approval by the stockholders of the Company in accordance with this Section, the Plan shall remain in effect until terminated in accordance with Section 12. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the adoption of the Plan by the Board. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the Company’s stockholders; and, provided, further, that if such approval has not been obtained by the end of said 12-month period, all Options previously granted under the Plan shall thereupon terminate without being exercised.

17.    Effect upon Other Plans.    The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent Corporation or any Subsidiary Corporation. Nothing in this Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary Corporation to: (a) establish any other forms of incentives or compensation for employees of the Company, any Parent Corporation or any Subsidiary Corporation, or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

18.    Conditions to Issuance of Stock Certificates.    The Company shall not be required to issue or deliver any certificate or certificates for shares of Stock purchased upon the exercise of Options prior to fulfillment of all the following conditions:

(a)  The admission of such shares to listing on all stock exchanges, if any, on which is then listed;

(b)  The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c)  The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(d)  The payment to the Company of all amounts which it is required to withhold under federal, state or local law upon exercise of the Option; and

(e)  The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

19.    Notification of Disposition.    Each Employee shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock purchased upon exercise of an Option if such disposition or transfer is made: (a) within two (2) years from the Date of Grant of the Option, or (b) within one (1) year after the transfer of such shares of Stock to such Employee upon exercise of such Option. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Employee in such disposition or other transfer.

20.    Notices.    Any notice to be given under the terms of the Plan to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to any Employee shall be addressed to such Employee at such Employee’s last address as reflected in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to it, him or her. Any notice which is required to be given to an Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section. Any notice shall have been deemed duly given if enclosed in a properly sealed envelope or wrapper addressed as aforesaid at the time it is deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

21.    Headings.    Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

I hereby certify that the Gen-Probe Incorporated Employee Stock Purchase Plan was adopted by the Board of Directors of Gen-Probe Incorporated on March 3, 2003, amended by the Compensation Committee on August 2, 2004 and November 19, 2004 and amended by the Board of Directors on September 16, 2010 and February 8, 2012.

Executed on this      day of             , 2012.

R. William Bowen
Secretary

* * * * * * *

I hereby certify that the Gen-Probe Incorporated Employee Stock Purchase Plan was approved by the stockholders of Gen-Probe Incorporated on May 29, 2003 and May 17, 2012.

Executed on this      day of             , 2012.

R. William Bowen
Secretary

Appendix B

GEN-PROBE INCORPORATED

2012 EXECUTIVE BONUS PLAN

The Gen-Probe Incorporated 2012 Executive Bonus Plan (the “Plan”) is designed to motivate and reward certain executive officers of Gen-Probe Incorporated (the “Company”) to produce results that increase stockholder value and to encourage individual and team behavior that helps the Company achieve both short- and long-term corporate objectives.

The Board of Directors of the Company (the “Board”) has adopted this Plan, effective with respect to bonus awards for Plan Years beginning on or after January 1, 2012, subject to approval of the Plan by the stockholders of the Company.

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1 - Base Compensation.    “Base Compensation” of a Participant for a Plan Year shall mean the Participant’s regular base salary, excluding moving expenses, bonus pay and other payments which are not considered part of regular base salary, paid during such Plan Year.

Section 1.2 - Change in Control.    “Change in Control” shall have the meaning given to such term in the Incentive Award Plan.

Section 1.3 - Code.    “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.4 - Committee.    “Committee” shall mean the Compensation Committee of the Board, or such other committee as may be appointed by the Board consisting solely of two or more Directors, each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Code.

Section 1.5 - Common Stock.    “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

Section 1.6 - Director.    “Director” shall mean a member of the Board.

Section 1.7 - Eligible Individual.    “Eligible Individual” shall mean the Company’s Chairman and Chief Executive Officer and such other employees of the Company as the Committee may determine in its discretion.

Section 1.8 - Fair Market Value.    “Fair Market Value” shall have the meaning given to such term in the Incentive Award Plan.

Section 1.9 - Incentive Award Plan.    “Incentive Award Plan” shall mean the Gen-Probe Incorporated 2003 Incentive Award Plan, as amended and restated.

Section 1.10 - Paid Leave of Absence.    “Paid Leave of Absence” shall mean a period of time during which a Participant performs no duties due to an illness, incapacity (including disability), layoff, jury duty, military duty or a leave of absence for which the Participant is so paid or so entitled to payment by the Company, whether direct or indirect, but excluding vacation time.

Section 1.11 - Participant.    “Participant” shall mean any Eligible Individual selected by the Committee to receive a bonus award under the Plan.

Section 1.12 - Plan Year.    Each “Plan Year” shall run from January 1st through December 31st.

ARTICLE II.

BONUS AWARDS

Section 2.1 - Participants; Bonus Awards.    The Committee, in its discretion, may grant bonus awards under the Plan with regard to any given Plan Year to one or more of the Eligible Individuals. At the time a bonus award is granted pursuant to this Section 2.1, the Committee shall specify a bonus amount to be paid upon the achievement of the performance goals established in accordance Section 2.2, which bonus amount may be a specific dollar amount, or a specified percentage of the Participant’s Base Compensation for a Plan Year, subject to Section 2.4.

Section 2.2 - Performance Goals.    For each Plan Year with regard to which one or more Eligible Individuals is selected by the Committee to receive a bonus award under the Plan, the Committee shall establish in writing one or more objectively determinable performance goals for such bonus award, based upon one or more of the following business criteria, any of which may be measured either in absolute terms, as compared to any incremental increase, or in relation to a pre-established target, prior year’s results, a peer group or an index:

•	revenue;

•	sales;

•	cash flow;

•	earnings per share of Common Stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization);

•	return on equity;

•	total stockholder return;

•	return on capital;

•	return on assets or net assets;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin;

•	cost reductions or savings;

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	working capital; and

•	market share.

A performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). Depending on the performance criteria used to establish such performance goals, the performance goals may be expressed in terms of overall Company performance or the performance of a subsidiary, affiliate, division, business unit, department, function, product, and/or geographic area. The Committee, in its discretion, may specify different performance goals for each bonus award granted under the Plan. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of determining whether and to what extent the specified performance goal has been achieved for the Plan Year; provided, however, that, subject to Section 2.3, the achievement of each performance criteria shall be determined in accordance with United States generally accepted accounting principles (“GAAP”) to the extent applicable. Performance goals may include a threshold level of performance at which no payment will be made, levels of performance at which specified payments will be made and a maximum level of performance above which no additional payment will be made.

Section 2.3 - Adjustments to Performance Components.    The Committee shall have the authority to make appropriate adjustments to the relevant performance goals established under Section 2.2, to the extent not inconsistent with Section 162(m) of the Code, to reflect the impact of extraordinary items not reflected in such goals. Extraordinary items shall include:

•	items that are extraordinary or unusual in nature or infrequent in occurrence;

•	items related to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by the Company during the Plan Year;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP; and

•	any other items of significant income or expense which are determined to be appropriate adjustments.

The amount of any adjustment made pursuant to this Section 2.3 shall be determined in accordance with GAAP.

Section 2.4 - Award Limit.    The maximum aggregate amount of all bonus awards granted to a Participant under this Plan with regard to any Plan Year shall not exceed $3,000,000. For purposes of this Section 2.4, bonus award payments made in shares of Common Stock shall count against aggregate bonus award limit based upon the Fair Market Value of such shares on the date the bonus award payment is made.

Section 2.5 - Other Incentive Awards.    The Plan is not the exclusive means for the Committee to award incentive compensation to Participants and does not limit the Committee from making additional discretionary incentive awards.

ARTICLE III.

PAYMENT OF BONUS AWARD

Section 3.1 - Form of Payment.    Each Participant’s bonus award may be paid, at the option of the Committee, in cash, or in Common Stock or right to receive Common Stock (such as restricted stock or restricted stock units), or in any combination of cash and Common Stock or right to receive Common Stock (such as restricted stock or restricted stock units). Bonus award payments made in Common Stock shall be made in accordance with the provisions of the Incentive Award Plan.

Section 3.2 - Certification; Timing of Payment.    Prior to the distribution of any bonus award payment, the Committee shall certify in writing the level of performance attained by the Company (relative to the applicable performance goals determined pursuant to Section 2.2 (including any adjustments under Section 2.3)) for the Plan Year to which such bonus award relates. Bonus award payments will be made following the close of the Plan Year after the review and certification of bonus award payments by the Committee, and in no event later than the March 15th following the close of such Plan Year.

Section 3.3 - Negative Discretion.    The Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to any Participant under a bonus award. In no event shall the Committee have the discretion to increase the bonus amount otherwise payable to any Participant under a bonus award.

Section 3.4 - Terminations.    Except as provided in Section 3.5, if a Participant’s employment with the Company is terminated for any reason other than death or disability prior to payment of any bonus award payment, all of the Participant’s rights under the Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any bonus award granted under the Plan. The Committee, in its discretion, may determine what portion, if any, of the Participant’s bonus award under the Plan should be paid if the Participant’s employment has been terminated by reason of death or disability. Any bonus award payments that are payable pursuant to this Section 3.4 shall be paid in no event later than the March 15th following the year in which such termination due to death or disability occurs.

Section 3.5 - Change in Control.    If a Change in Control occurs after the close of a Plan Year, a Participant’s bonus award will be paid based on performance in relation to the specified performance goals. If a Change in Control occurs during the Plan Year, the Participant will be paid a bonus prorated to the effective date of the Change in Control and all performance goals will be deemed to be met at the greater of 100% of the performance goal or the actual prorated year-to-date performance. Notwithstanding anything to the contrary in Section 3.2, the payment of a bonus pursuant to this Section 3.5 shall be paid within 30 days of the effective date of the Change in Control. The Participant must be employed by the Company or its successor on the effective date of the Change in Control in order to receive a bonus payment pursuant to this Section 3.5.

ARTICLE IV.

SECTION 162(M) OF THE CODE

Section 4.1 - Qualified Performance Based Compensation.    The Committee, in its discretion, may determine whether a bonus award should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code and the treasury regulations thereunder and may take such actions as it may deem necessary to ensure that such bonus award will so qualify.

Section 4.2 - Performance Goals.

(a)  The Committee may, in its discretion, establish the specific performance goal or goals under Section 2.2 that must be achieved in order for a Participant to become eligible to receive a bonus award payment (including any specific adjustments to be made under Section 2.3). The performance goals (including any adjustments) shall be established in writing by the Committee; provided, however, that the achievement of such goals shall be substantially uncertain at the time such goals are established in writing.

(b)  With respect to any bonus award which the Committee determines should qualify as performance-based compensation, the applicable performance goals described in Section 2.2 (including any adjustments to be made under Section 2.3) shall be established in writing no later than the 90th day following the commencement of the period of service to which the performance goals relate; provided, however, that in no event shall the performance goals be established after 25% of the period of service (as scheduled in good faith at the time the performance goals are established) has elapsed.

ARTICLE V.

ADMINISTRATION

Section 5.1 - Committee.

(a)  The Committee shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom constitutes an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and the treasury regulations thereunder.

(b)  Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

Section 5.2 - Duties and Powers of Committee.    It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.

Section 5.3 - Determinations of the Committee or the Board.    All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the Plan or any bonus award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

Section 5.4 - Majority Rule; Unanimous Written Consent.    The Committee shall act by a majority of its members in office. The Committee may act either by majority vote at a meeting or by a memorandum or other written instrument signed by all of the members of the Committee.

ARTICLE VI.

OTHER PROVISIONS

Section 6.1 - Amendment, Suspension or Termination of the Plan.    This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, with respect to bonus awards which the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board or the Committee may modify the performance goals (or adjustments) applicable to any outstanding bonus award, to the extent such modification would cause the bonus award to fail to qualify as performance-based compensation.

Section 6.2 - Effective Date.    This Plan shall be effective upon approval by the Board (the “Plan Effective Date”), subject to stockholder approval. The Committee may grant bonus awards under the Plan at any time on or after the Plan Effective Date.

Section 6.3 - Approval of Plan by Stockholders.    This Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in 2012. In the event that this Plan is not so approved, this Plan shall cease to be effective and no payment shall be made with respect to any bonus award granted under the Plan.

Section 6.4 - Tax Withholding.

The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a bonus award granted under this Plan.

Section 6.5 - Interpretation.    The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code and Section 409A of the Code, and all provisions hereof shall be construed in a manner to so comply.

Section 6.6 - Recoupment.    Any bonus awarded under the Plan shall be subject to any clawback or recoupment policies of the Company as in effect from time to time, or as otherwise required by law or the rules of the NASDAQ Stock Market.

GEN-PROBE INCORPORATED 10210 GENETIC CENTER DRIVE SAN DIEGO, CA 92121-4362

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees
01	John W. Brown 02 John C. Martin, Ph.D.
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.								For	Against	Abstain
2.	To approve the amendment and restatement of the Gen-Probe Incorporated Employee Stock Purchase Plan.							☐	☐	☐
3.	To approve the Gen-Probe Incorporated 2012 Executive Bonus Plan.							☐	☐	☐
4.	To approve, on an advisory basis, the compensation of the named executive officers of Gen-Probe Incorporated.							☐	☐	☐
5.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Gen-Probe Incorporated for the fiscal year ending December 31, 2012.							☐	☐	☐
NOTE: *Important*
A. The Election of Directors (Proposal 1) is for a three-year term expiring at the 2015 Annual Meeting of Stockholders.
B. The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please provide full title as such. Joint owners should each sign personally. All holders must sign. If signing as a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

GEN-PROBE INCORPORATED Annual Meeting of Stockholders May 17, 2012 10:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Carl W. Hull and Herm Rosenman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Gen-Probe Incorporated that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Thursday, May 17, 2012, at the corporate headquarters of Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121, and any adjournment or postponement thereof. For participants in the Gen-Probe Incorporated Employee Stock Purchase Plan, this proxy also serves as voting instructions to the plan administrator to vote the shares of common stock beneficially owned by plan participants.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2, 3, 4 AND 5.

Continued and to be signed on reverse side